UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PARKER-HANNIFIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 26, 2016

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of Parker-Hannifin Corporation. The meeting will be held at our headquarters located at 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, on Wednesday, October 26, 2016, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.

To elect Lee C. Banks, Robert G. Bohn, Linda S. Harty, Robert J. Kohlhepp, Kevin A. Lobo, Klaus-Peter Müller, Candy M. Obourn, Joseph Scaminace, Wolfgang R. Schmitt, Åke Svensson, James R. Verrier, James L. Wainscott and Thomas L. Williams as Directors for a term expiring at the Annual Meeting of Shareholders in 2017;

2.

To consider and vote upon a management proposal to adopt an amendment to our Code of Regulations to establish procedures for advance notice of Director nominations and other business at shareholder meetings;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017;

4.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers;

5.	To approve the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan; and

6.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on August 31, 2016 are entitled to vote at the meeting. Your vote is important, so if you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return the enclosed proxy card promptly in the envelope provided or vote electronically via the internet or by telephone in accordance with the instructions on the enclosed proxy card. Please refer to the section “How to Attend the Annual Meeting of Shareholders” and to the back page of this Proxy Statement for directions to attend the annual meeting.

Thank you for your support of Parker-Hannifin Corporation.

By Order of the Board of Directors

Joseph R. Leonti
Secretary

September 26, 2016

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on October 26, 2016.

This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, is available free of charge on our investor relations website (www.phstock.com).

i

ii

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on October 26, 2016, and at all adjournments thereof. Only shareholders of record at the close of business on August 31, 2016 will be entitled to vote at the meeting. On August 31, 2016, 133,772,075 common shares were outstanding and entitled to vote at the meeting. Each share is entitled to one vote. This Proxy Statement and the form of proxy are being mailed to shareholders on or about September 26, 2016.

GOVERNANCE DOCUMENTS

Our Global Code of Business Conduct, Board of Directors Guidelines on Significant Corporate Governance Issues and Independence Standards for Directors are posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these documents, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000. The information contained on or accessible through our website is not a part of this Proxy Statement.

PROXY STATEMENT SUMMARY

This summary highlights information relating to items to be voted on at this Annual Meeting of Shareholders and compensation and corporate governance matters. Additional details are found in the discussions contained in this Proxy Statement.

General Information for 2016 Annual Meeting of Shareholders
Time and Date	October 26, 2016 at 9:00 A.M. EDT
Place	Parker-Hannifin Corporation 6035 Parkland Boulevard Cleveland, Ohio 44124-4141
Record Date	August 31, 2016

Voting Matters and Recommendations
Voting Matter	Board Recommendations
Election of Directors	FOR ALL NOMINEES
Management proposal to adopt an amendment to our Code of Regulations to establish procedures for advance notice of Director nominations and other business at shareholder meetings	FOR
Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for fiscal year ending June 30, 2017	FOR
Approve, on a non-binding, advisory basis, the compensation of our named executive officers	FOR
Approval of the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan	FOR

We are pleased to provide the following key governance and compensation highlights, which include important changes made during fiscal year 2016. We believe that these measures will better position us to continue to drive profitable growth and financial performance and otherwise compete and win as a leading worldwide diversified manufacturer of motion and control technologies and systems, utilizing key insights drawn from engagement with our shareholders and our shareholders’ votes.

Our Board of Directors is committed to sound corporate governance, promoting the long-term interests of our shareholders and holding itself and management accountable for performance. The following table summarizes some of the key elements of our corporate governance framework.

Governance Highlights
✓ Annual election of all Directors	✓ Separate Chairman of the Board and Lead Director roles
✓ Majority voting and resignation policy for uncontested Director elections	✓ Board Committees are 100% comprised of independent Directors
✓ Two women serve as members of our Board of Directors	✓ Independent Directors meet regularly and frequently (at least four times per year) without management present
✓ Our Shareholder Protection Rights Agreement, as amended, is due to expire in February 2017 and there is no current plan for renewal	✓ Our focus on Director refreshment recently led to the addition of two new independent Directors
✓ Published Governance Guidelines	✓ Annual Board and Committee evaluations
✓ Published Global Code of Business Conduct applicable to our Board of Directors	✓ Annual review of Chief Executive Officer by all independent Directors
✓ Each Committee of our Board of Directors has a published charter that is reviewed and discussed at least annually	✓ Robust stock ownership guidelines for Directors and executive officers

✓    None of our Director nominees are “overboarded” – five of our Directors do not sit on any other public company board of directors, seven of our Directors sit on just one other public company board of directors and one Director sits on two other public company boards of directors

✓ 62% of our Director nominees have a tenure of under 10 years. Director tenure of this year’s Director nominees: 0-5 years: 31% 6-10 years: 31% ≥10 years: 38%

✓    Our Sustainability Report is published annually, addressing our commitment to, and actions and oversight around, sustainability; governance, ethics and compliance; our people; the planet; and product stewardship.

The table below highlights key aspects of our executive compensation program for fiscal year 2016. The table is not a substitute for, nor does it reflect, all of the information provided in our Compensation Discussion and Analysis and in the Compensation Tables presented later in this Proxy Statement.

Compensation Highlights
✓ Tax gross-ups have been eliminated from our executive compensation plans and programs on a prospective basis	✓ All future change in control severance agreements provide for double trigger vesting acceleration (a change from the practice of a modified single trigger vesting acceleration)
✓ Annual advisory vote on executive compensation with consistent high degree of approval	✓ Anti-hedging and anti-pledging policy for Directors and executive officers
✓ Clawback policy to recover or withhold incentive-based compensation paid to executive officers	✓ Executive compensation program with pay-for-performance structure aligned with The Win StrategyTM
✓ Chief Executive Officer’s compensation package is a mix of 10% fixed and 90% at risk	✓ Average compensation mix for Named Executive Officers other than our Chief Executive Officer is a mix of 15% fixed and 85% at risk

ITEM 1 – ELECTION OF DIRECTORS

Shareholder approval is sought to elect Lee C. Banks, Robert G. Bohn, Linda S. Harty, Robert J. Kohlhepp, Kevin A. Lobo, Klaus-Peter Müller, Candy M. Obourn, Joseph Scaminace, Wolfgang R. Schmitt, Åke Svensson, James R. Verrier, James L. Wainscott and Thomas L. Williams for a term that will expire at the Annual Meeting of Shareholders in 2017. Each candidate for Director is elected only if the votes “for” the candidate exceed the votes “against” the candidate. Abstentions and broker non-votes shall not be counted as votes “for” or “against” a candidate. If the number of candidates exceeds the number of Directors to be elected, then in that election the candidates receiving the greatest number of votes shall be elected.

Our Board of Directors has concluded that the nominees presented in this “Item 1 — Election of Directors” collectively represent a highly-qualified and diverse group of individuals that will effectively serve our Board of Directors, our business, our employees and our shareholders. Our Board of Directors believes that each nominee should serve on our Board of Directors for the coming year based on his or her record of effective past service on our Board of Directors and the specific experiences, qualifications, attributes and skills described in his or her biographical information presented in this “Item 1 — Election of Directors” section.

Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of another person as our Board of Directors may recommend. However, our Board of Directors has no reason to believe that this circumstance will occur.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2017

Director since 2015

LEE C. BANKS

Age: 53

Committees:  None

Mr. Banks has been our President and Chief Operating Officer since February 2015. He was our Executive Vice President from August 2008 to February 2015 and our Operating Officer from November 2006 to February 2015. Mr. Banks is also a Director of Nordson Corporation.

Our Board of Directors believes that Mr. Banks will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as President and Chief Operating Officer and Executive Vice President and Operating Officer and in various operational leadership positions during his 24-year career with us;

•     intimate,working knowledge of our day-to-day business, plans, strategies and initiatives;

•     present service on another public company board;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors, our business, our employees and our shareholders, and a high level of integrity, honesty, judgment and professionalism.

Director since 2010

ROBERT G. BOHN

Age: 63

Committees:  Audit Committee

Human Resources and Compensation Committee

Now retired, Mr. Bohn was Chairman of the Board of Oshkosh Corporation (specialty vehicles and vehicle bodies manufacturing) from January 2000 to February 2011 and Chief Executive Officer of Oshkosh from November 1997 to December 2010. Mr. Bohn is also a Director of Carlisle Companies, Inc. and The Manitowoc Company, Inc.

Our Board of Directors believes that Mr. Bohn will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer and Chairman of the Board of Oshkosh Corporation, a successful global industrial company of significant size;

•     past and present service on other public company boards;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2007

LINDA S. HARTY

Age: 56

Committees:  Audit Committee (Chair)

Finance Committee

Ms. Harty has been Treasurer of Medtronic plc. (medical technology) since February 2010. Ms. Harty is also a Director of Wabtec Corporation.

Our Board of Directors believes that Ms. Harty will effectively serve our Board of Directors, our business, our employees and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service in senior finance and accounting leadership positions at both Cardinal Health, Inc. and Medtronic, Inc., successful global healthcare and medical technology companies of significant size;

•     present service on another public company board;

•     qualification as an audit committee financial expert as defined in the federal securities laws;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2002

ROBERT J. KOHLHEPP

Age: 72

Committees:  Corporate Governance and Nominating Committee

(Chair and Lead Director)

Human Resources and Compensation Committee

Mr. Kohlhepp has been Chairman of the Board of Cintas Corporation (uniform rental) since October 2009 and has been a Director of Cintas since 1979.

Our Board of Directors believes that Mr. Kohlhepp will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•      extensive service as Chief Executive Officer, Chairman, Vice Chairman and a Director of Cintas Corporation, a successful global industrial company of significant size;

•      independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•      proven ability to effectively serve as our Lead Director and to otherwise work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•      high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2013

KEVIN A. LOBO

Age: 51

Committees:  Audit Committee

Finance Committee

Mr. Lobo has been Chairman of the Board of Stryker Corporation (medical technology) since July 2014 and has been Chief Executive Officer, President and a Director since October 2012. He was President of Orthopaedics Group of Stryker from June 2011 to October 2012; and President of Neurotechnology and Spine Group of Stryker from April 2011 to June 2011.

Our Board of Directors believes that Mr. Lobo will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service in senior leadership positions at both Stryker Corporation and Johnson & Johnson, successful global medical technology and home and health care products companies of significant size;

•     qualification as an audit committee financial expert as defined in the federal securities laws;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 1998

KLAUS-PETER MÜLLER

Age: 71

Committees:  Corporate Governance and Nominating Committee

Finance Committee

Mr. Müller has been Chairman of the Supervisory Board of Commerzbank AG (international banking) in Frankfurt, Germany since May 2008.

Our Board of Directors believes that Mr. Müller will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service in senior leadership positions with Commerzbank AG, a significant financial institution in Europe;

•     strong finance background and extensive knowledge of European businesses and related issues and trends;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2002

CANDY M. OBOURN

Age: 66

Committees:  Human Resources and Compensation Committee (Chair)

Corporate Governance and Nominating Committee

Ms. Obourn has been Chairman of Isoflux Incorporated (coating technologies) since April 2012. She was previously Chief Executive Officer and President of Isoflux Incorporated from August 2010 to April 2012; and Chief Executive Officer and President of ActivEase Healthcare, Inc. (women’s health care products) from February 2006 to August 2010.

Our Board of Directors believes that Ms. Obourn will effectively serve our Board of Directors, our business, our employees and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     service as Chief Executive Officer and President of a coating technologies company, Chief Executive Officer and President of a health care products company and in senior leadership positions at other global companies of significant size;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2004

JOSEPH SCAMINACE

Age: 63

Committees:  Corporate Governance and Nominating Committee

Human Resources and Compensation Committee

Mr. Scaminace was a Director and Chief Executive Officer of OM Group, Inc. (metal-based specialty chemicals) from June 2005 to October 2015; Chairman of the Board of OM Group from August 2005 to October 2015; and President of OM Group from June 2005 to April 2013. Mr. Scaminace is also a Director of The Cleveland Clinic Foundation and Cintas Corporation.

Our Board of Directors believes that Mr. Scaminace will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer and Chairman of the Board of OM Group, Inc., and prior leadership positions at other global industrial companies of significant size;

•     past and present service on other public company boards;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 1992

WOLFGANG R. SCHMITT

Age: 72

Committees:  Audit Committee

Corporate Governance and Nominating Committee

Now retired, Mr. Schmitt was the Chief Executive Officer of Trends 2 Innovation (strategic growth consultants) from May 2000 to April 2015.

Our Board of Directors believes that Mr. Schmitt will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer of a strategic growth consulting company and prior leadership positions at other global industrial companies of significant size;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2010

ÅKE SVENSSON

Age: 64

Committees:  Audit Committee

Finance Committee

Mr. Svensson has been a member of the Advisory Board for the Swedish Government’s Public Procurement Authority since January 2016; and Chairman of Swedavia AB (transport infrastructure) since April 2016. He was previously Director General of the Association of Swedish Engineering Industries from September 2010 to August 2016; and the Chief Executive Officer and President of Saab AB (aerospace, defense and security industry) from July 2003 to September 2010. Mr. Svensson was formerly a Director of Saab AB.

Our Board of Directors believes that Mr. Svensson will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer and President of Saab AB, a successful European aerospace, defense and security company of significant size;

•     extensive knowledge of European aerospace, defense and security businesses and related issues and trends;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2016

JAMES R. VERRIER

Age: 53

Committees:  None

Mr. Verrier has been Chief Executive Officer and Director of BorgWarner, Inc. (powertrain solutions) since January 2013; and President of BorgWarner since March 2012. He was previously Chief Operating Officer of BorgWarner from March 2012 to January 2013; and Vice President of BorgWarner and President and General Manager of BorgWarner Morse TEC Inc. from January 2010 to March 2012.

Our Board of Directors believes that Mr. Verrier will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     service as Chief Executive Officer and President of BorgWarner, Inc., a successful global automotive industry components and parts supplier of significant size;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     ability to work efficiently and effectively with our other Directors; and

•     high level of commitment, integrity, honesty, judgment and professionalism.

Director since 2009

JAMES L. WAINSCOTT

Age: 59

Committees:  Finance Committee (Chair)

Human Resources and Compensation Committee

Now retired, Mr. Wainscott was Chairman of the Board of AK Steel Holding Corporation (steel producer) from January 2006 to May 2016; and President, Chief Executive Officer and a Director of AK Steel Holding from October 2003 to January 2016.

Our Board of Directors believes that Mr. Wainscott will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as President, Chief Executive Officer and Chairman of the Board of AK Steel Holding Corporation, a successful global industrial company of significant size;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2015

THOMAS L. WILLIAMS

Age: 57

Committees:  None

Mr. Williams has been our Chairman of the Board since January 2016; and our Chief Executive Officer since February 2015. He was our Executive Vice President from August 2008 to February 2015 and our Operating Officer from November 2006 to February 2015. Mr. Williams is also a Director of Chart Industries, Inc.

Our Board of Directors believes that Mr. Williams will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer and Executive Vice President and Operating Officer and in various operational leadership positions during his 13-year career with us;

•     intimate, working knowledge of our day-to-day business, plans, strategies and initiatives;

•     present service on another public company board;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors, our business, our employees and our shareholders, and a high level of integrity, honesty, judgment and professionalism.

ANNUAL ELECTIONS; MAJORITY VOTING.

Our Code of Regulations provides for the annual election of our entire Board of Directors. Accordingly, each Director elected at this Annual Meeting of Shareholders will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected.

In 2016, we amended our Articles of Incorporation to implement a majority voting standard in the annual election of our Directors. Initially proposed by a shareholder, we engaged with our shareholders to develop a majority vote standard that dovetailed with our previously-adopted director resignation policy and which allows for a plurality standard in the case of a contested election. Our shareholders voted on the amendment to our Articles of Incorporation to adopt majority voting in October 2015. The amendment, along with a contingent proposal to eliminate cumulative voting, passed with the support of a supermajority of all our outstanding shares. Consequently, at each Annual Meeting of Shareholders, each candidate for Director is elected only if the votes “for” the candidate exceed the votes “against” the candidate, unless the number of candidates exceeds the number of Directors to be elected, and shareholders are not able to cumulate votes in the election of Directors. Abstentions and broker non-votes shall not be counted as votes “for” or “against” a candidate. If the number of candidates exceeds the number of Directors to be elected, then in that election the candidates receiving the greatest number of votes shall be elected.

ELECTIONS AND RETIREMENTS.

In December 2015, William E. Kassling retired from our Board of Directors. Immediately prior to his retirement, Mr. Kassling served on both the Human Resources and Compensation Committee and the Audit Committee.

James R. Verrier was identified as a potential Director candidate by a third-party search firm and was evaluated by management and our Corporate Governance and Nominating Committee. Upon our Corporate Governance and Nominating Committee’s recommendation and as permitted under our Code of Regulations, our Board of Directors elected James R. Verrier to our Board of Directors in April 2016 for a term expiring at this Annual Meeting of Shareholders. Mr. Verrier filled the vacancy created by Mr. Kassling’s retirement.

RECOMMENDATION REGARDING PROPOSAL 1:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS

MEETINGS AND ATTENDANCE; EXECUTIVE SESSIONS.

During fiscal year 2016, there were seven meetings of our Board of Directors. Each Director attended at least 75% of the meetings held by our Board of Directors and the Committees of our Board of Directors on which he or she served.

We hold a regularly scheduled meeting of our Board of Directors in conjunction with our Annual Meeting of Shareholders. Directors are expected to attend the Annual Meeting of Shareholders absent an appropriate reason. All of the members of our Board of Directors at the time of our 2015 Annual Meeting of Shareholders attended that meeting.

In accordance with the listing standards of the New York Stock Exchange, our non-management Directors are scheduled to meet regularly in executive sessions without management and, if required, our independent Directors will meet at least once annually. Additional meetings of our non-management Directors may be scheduled from time to time when our non-management Directors determine that such meetings are desirable. Our non-management Directors met four times during fiscal year 2016.

NUMBER; CURRENT TERM; RELATIONSHIPS.

Our Board of Directors presently consists of 14 members. The current term of each member of our Board of Directors expires at our 2016 Annual Meeting of Shareholders. Assuming the election of all of the Director Nominees, we expect our Board of Directors to consist of 13 members after the 2016 Annual Meeting of Shareholders. None of our Directors are related to each other and no arrangements or understandings exist pursuant to which any Director was selected as a Director or Director nominee.

DIRECTOR INDEPENDENCE.

Our Board of Directors Guidelines on Significant Corporate Governance Issues require at least a majority of our Directors to be “independent” as defined in the listing standards established by the New York Stock Exchange. Our Board of Directors has also adopted standards for director independence, which are set forth in our Independence Standards for Directors.

We strongly favor a governance structure that includes an independent Board of Directors. Of the 14 current members of our Board of Directors, 11 are independent based on our Board of Directors’ consideration of the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. In addition, each of the Audit Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Human Resources and Compensation Committee of our Board of Directors is composed entirely of independent directors. As a result, our independent Directors directly oversee critical matters such as our executive compensation program for executive officers, our corporate governance guidelines, policies and practices, our corporate finance strategies and initiatives, the integrity of our financial statements and our internal controls over financial reporting.

Our Board of Directors has affirmatively determined that the following 11 individuals who currently serve as Directors are independent: Robert G. Bohn, Linda S. Harty, Robert J. Kohlhepp, Kevin A. Lobo, Klaus-Peter Müller, Candy M. Obourn, Joseph Scaminace, Wolfgang R. Schmitt, Åke Svensson, James R. Verrier and James L. Wainscott.

Among other things, our Board of Directors does not consider a Director to be independent unless it affirmatively determines that the Director has no material relationship with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our Board of Directors annually reviews and determines which of its members are independent based on the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. During the course of such review, our

Board of Directors broadly considers all facts and circumstances which it deems relevant, including any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between us and any of our Directors. In fiscal year 2016, after considering the facts and circumstances applicable to each Director, our Board of Directors determined that the following relationships required further analysis to confirm that the following Directors were independent:

1.

Each of Ms. Harty and Messrs. Kohlhepp, Lobo and Verrier serves as an employee, officer and/or director of a company that has an existing customer or supplier relationship with us. Our Board of Directors further analyzed these relationships and found that none of these Directors receive any direct or indirect personal benefits as a result of these relationships, and that the amounts paid to or by us under such relationships fell significantly below the thresholds for independence provided in the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. Based on such further analyses, our Board of Directors affirmatively concluded that each of these Directors is independent.

2.

Mr. Müller serves as Chairman of the Supervisory Board of Commerzbank AG, with which we have a commercial banking relationship. Our Board of Directors further analyzed this relationship and found that Mr. Müller does not receive any direct or indirect personal benefits as a result of such relationship, and that the amount of our indebtedness to Commerzbank AG is insignificant when compared to the purchase and sale thresholds for independence provided in the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. We also do not have an exclusive banking relationship with Commerzbank AG in Germany or elsewhere. Based on such further analysis, our Board of Directors affirmatively concluded that Mr. Müller is independent.

CURRENT LEADERSHIP STRUCTURE.

Our Board of Directors currently employs a “dual leadership” structure in which our Chief Executive Officer serves as Chairman of the Board and, pursuant to our Board of Directors Guidelines on Significant Corporate Governance Issues, the Chair of the Corporate Governance and Nominating Committee of our Board of Directors, an independent Director, serves as Lead Director. Our Lead Director is elected solely by the independent members of our Board of Directors and holds a position separate and independent from our Chairman of the Board. The Charter of the Corporate Governance and Nominating Committee and our Board of Directors Guidelines on Significant Corporate Governance Issues provide that the Chair of the Corporate Governance and Nominating Committee is elected or re-elected every five years.

The specific authorities, duties and responsibilities of our Lead Director are described in our Board of Directors Guidelines on Significant Corporate Governance Issues. Among other things, our Lead Director presides over and supervises the conduct of all meetings of our independent Directors, calls meetings of our non-management, independent Directors, and prepares and approves all agendas and schedules for meetings of our Board of Directors.

Our Board of Directors has had a Lead Director since April 2004. Our Board of Directors believes that having a Lead Director who is elected by our independent Directors ensures that our Board of Directors will at all times have an independent Director in a leadership position. At the same time, our Board of Directors believes that it is important to maintain flexibility in its leadership structure to allow for a member of management to serve in a leadership position alongside the Lead Director if our Board of Directors determines that such a leadership structure best meets the then current needs of our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors has determined that this leadership structure is currently more efficient and effective than a structure which employs a single, independent Chairman of the Board. Our Board of Directors views this structure as one that ensures both independence in leadership and a balance of knowledge, power and authority. For example, our leadership structure employs both a Chairman of the Board who possesses an intimate, working knowledge of our day-to-day business, plans, strategies and initiatives, and a Lead Director who has a strong working relationship with our non-management, independent Directors. These two individuals combine and utilize their unique knowledge bases and perspectives to ensure that management and our independent Directors work together as effectively as possible. Among other things, our Chairman of the Board ensures that our Board of Directors addresses strategic issues that management considers critical, while our Lead Director ensures that our Board of Directors addresses strategic issues that our independent Directors consider critical.

Our Board of Directors recognizes, however, that no single leadership model may always be appropriate. Accordingly, our Board of Directors regularly reviews its leadership structure to ensure that it continues to represent the most efficient and effective structure for our Board of Directors, our business, our employees and our shareholders.

SELECTION AND NOMINATION OF DIRECTORS.

The Corporate Governance and Nominating Committee of our Board of Directors is responsible for identifying, evaluating and recommending potential Director candidates. The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating candidates. The Corporate Governance and Nominating Committee regularly reviews whether the size of our Board of Directors is appropriate and whether any vacancies on our Board of Directors are expected due to retirements or otherwise. In the event that any vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will consider various potential candidates.

In evaluating proposed Director nominees, the Corporate Governance and Nominating Committee will consider a variety of factors such as those described below under the caption “Director Qualifications; Board Diversity.” The Corporate Governance and Nominating Committee will consider the entirety of each proposed candidate’s credentials and will consider all available information that may be relevant to the candidate’s nomination. Following such consideration, the Corporate Governance and Nominating Committee may seek additional information regarding, and may request interviews with, any candidate it wishes to further pursue. Based upon all information reviewed and interviews conducted, the Corporate Governance and Nominating Committee will collectively determine whether to recommend the candidate to our entire Board of Directors.

During fiscal year 2016, the Corporate Governance and Nominating Committee retained a third-party search firm to assist in identifying, evaluating and recommending potential Director candidates. Candidates may also be recommended by other third-party search firms and current members of our Board of Directors. In addition, the Corporate Governance and Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors, provided that such recommendations comply with the procedures set forth under the caption “Shareholder Recommendations for Director Nominees” on page 92 of this Proxy Statement. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders on the same basis as candidates from other sources. The Corporate Governance and Nominating Committee generally will not, however, consider recommendations for Director nominees submitted by individuals who are not affiliated with us.

DIRECTOR QUALIFICATIONS; BOARD DIVERSITY.

We believe that oversight from a highly-qualified and diverse Board of Directors is essential for the short-term and long-term success of our business. The size and scope of our global operations, markets, product offerings and employee base raise a wide range of issues. Consequently, we strive to attract and retain Directors who represent a broad range of backgrounds, educations, experiences, skills and viewpoints that will enable them to individually and collectively address the issues affecting our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors, through its Corporate Governance and Nominating Committee, diligently evaluates each Director and Director nominee and our Board of Directors as a whole to ensure that our Board of Directors has a complementary mix of qualified and diverse individuals designed to optimize the functioning and the decision-making and oversight roles of our Board of Directors and its Committees. Our Board of Directors does not have any formal policies with respect to Director qualifications or diversity. As a general matter, however, the Corporate Governance and Nominating Committee considers a broad range of factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new Director candidates, and the candidate’s ability to effectively monitor and oversee the risks facing our business. More specifically, our Board of Directors seeks to identify nominees who have one or more of the following attributes:

•	current or recent service as a Chief Executive Officer or in other senior executive positions;

•	current or recent service in senior leadership positions in successful global companies of significant size;

•	significant experience in operations, finance, accounting, information technologies and other key areas;

•	ability to effectively monitor and oversee the most critical current risks facing our business; and/or

•	other relevant skills and experiences, including international experience or leadership positions in companies involved in certain technologies and industries.

Our Board of Directors Guidelines on Significant Corporate Governance Issues also require each of our Directors to comply with our Global Code of Business Conduct and otherwise act with the commitment, integrity, honesty, judgment and professionalism necessary to serve the long-term interests of our Board of Directors, our business, our employees and our shareholders.

RISK MANAGEMENT.

Management and our Board of Directors and its Committees are collectively engaged in identifying, overseeing, evaluating and managing the material risks facing our business and ensuring that our strategies and objectives work to minimize such risks. Our Board of Directors has the ultimate responsibility to monitor the risks facing our business.

Various members of our management are responsible for our day-to-day risk management activities, including members of our Human Resources, Internal Audit and Compliance, Legal, Tax, Risk Management, Treasury and Finance departments. Those individuals are charged with identifying, overseeing, evaluating and managing risks in their functional areas and for ensuring that any significant risks are addressed with the appropriate Committee of our Board of Directors. The Committees of our Board of Directors are each responsible for the various areas of risk oversight as described in the “Committees of the Board of Directors” of this Proxy Statement. Management and the Chair of the applicable Committee ensure that any significant risks are reported to and addressed with the entire Board of Directors. Our Lead Director and the other Committee Chairs ensure that risk management is a recurring agenda item for meetings of our Board of Directors and its Committees.

Management and our Board of Directors and its Committees also engage outside advisors where appropriate to assist in the identification, oversight, evaluation and management of the risks facing our business. These outside advisors include our independent registered public accounting firm, external legal counsel and insurance providers, and the independent executive compensation consultant retained by the Human Resources and Compensation Committee of our Board of Directors.

Our Board of Directors believes that its current level of independence, leadership structure and qualifications and diversity of its members facilitate the effective identification, oversight, evaluation and management of risk. Our Lead Director meets regularly with our other independent Directors without management to discuss current and potential risks and the means of mitigating those risks, and has the authority to direct and evaluate our risk management efforts.

Management and our Board of Directors and its Committees view the risk management role of our Board of Directors and its Committees, and their relationship with management in the identification, oversight, evaluation and management of risk, as paramount to the short-term and long-term viability of our business. The ability to effectively monitor and oversee the most critical current risks facing our business is a key consideration for our Board of Directors and its Committees in identifying potential Director nominees and evaluating current Directors and Committee assignments.

COMMITTEES OF OUR BOARD OF DIRECTORS

BOARD COMMITTEES; COMMITTEE CHARTERS.

Our Board of Directors has established and delegated certain authorities and responsibilities to its four standing Committees: Human Resources and Compensation Committee, Finance Committee, Corporate Governance and Nominating Committee and Audit Committee. Our Board of Directors has adopted a written charter for each of these Committees, which charters are posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these charters, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

All members of each Committee are independent under the listing standards of the New York Stock Exchange as well as our Independence Standards for Directors. Each Committee provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

Information about the respective Committee purposes, memberships and number of meetings are reflected in the following chart:

Standing Committee	Purpose	Members in FY2016	Meetings in FY2016
Human Resources & Compensation Committee	Oversight of our processes, plans and programs for executive compensation, employee benefit and incentive compensation plans, and succession planning and talent management.	C. Obourn* R. Bohn R. Kohlhepp J. Scaminace J. Wainscott	5
Finance Committee	Oversight of our capital structure and financial strategies.	J. Wainscott* L. Harty K. Lobo K.P. Müller Å. Svensson	2
Corporate Governance & Nominating Committee	Oversight of our corporate governance matters, including identifying director candidates and establishing and maintaining corporate governance principles and practices.	R. Kohlhepp* K.P. Müller C. Obourn J. Scaminace W. Schmitt	3
Audit Committee	Oversight of our audit and compliance matters, including financial integrity and reporting, accounting practices, legal and regulatory compliance, internal audit functions and processes, and outside auditor independence, qualifications and performance.	L. Harty* (ACFE) R. Bohn K. Lobo (ACFE) W. Schmitt Å. Svensson	6

* Committee chair

Prior to his retirement, Mr. Kassling served on both the Human Resources and Compensation Committee and the Audit Committee.

Our Board of Directors has determined that each of Linda S. Harty, the Chair of the Audit Committee, and Kevin A. Lobo, a member of the Audit Committee, is an audit committee financial expert (designated in the above chart as ACFE) as defined in the federal securities laws.

Each of our Committees works with the applicable members of our Human Resources, Internal Audit and Compliance, Legal, Tax, Risk Management, Treasury and Finance departments and other management personnel to oversee and evaluate risks of concerns to each committee.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE.

As described on page 26 of this Proxy Statement, the Human Resources and Compensation Committee has various duties and responsibilities with respect to the administration, oversight and determination of our executive compensation program. In addition, the Human Resources and Compensation Committee works with its independent executive compensation consultant and our Human Resources, Legal and other management personnel to oversee and evaluate risks arising from and relating to; our compensation policies and practices for all employees; our succession planning and talent development strategies and initiatives; and other human resources issues facing our business.

In particular, the Human Resources and Compensation Committee monitors any significant existing or potential risks arising from our compensation policies and practices for all employees through its oversight of an annual compensation risk review conducted by management and the Human Resources and Compensation Committee’s independent executive compensation consultant. The results of this review are evaluated and discussed among management, the Human Resources and Compensation Committee and its independent executive compensation consultant and, if any significant risks are identified, the full Board of Directors. Based on the review conducted during fiscal year 2016, we do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our business.

The annual compensation risk review begins with a global assessment of any plans or programs that could potentially encourage excessive risk-taking or otherwise present significant risks to our business. The review also surveys our individual business units to determine whether any of them carries a significant portion of our risk profile, structures compensation significantly different than others or is significantly more profitable than others. The review then evaluates whether the applicable plans and programs are likely to encourage excessive risk-taking or detrimental behavior, vary significantly from our risk-reward structure, or otherwise present significant risks to our business.

During our fiscal year 2016 compensation risk review, we also identified and evaluated various mechanisms that we currently have in place that may serve to mitigate any existing or potential risks arising from our compensation policies and practices, including the following:

•

our executive officers and other management-level employees are compensated with a mix of annual and long-term incentives, fixed and at-risk compensation, cash and equity compensation, and multiple forms of equity compensation;

•	compensation packages gradually become more focused on long-term, at-risk and equity compensation as our employees ascend to and through management-level positions;

•	our global compensation plans and programs generally utilize the same or substantially similar performance measures;

•

we use multiple performance measures to determine payout levels under certain elements of incentive compensation and different performance measures for our annual incentives as compared to our long-term incentives;

•	the performance of our employees is not evaluated or measured based solely on changes in our stock price;

•

our incentive compensation programs generally limit payouts to a specified maximum, while those that do not are mitigated by other factors (e.g., stock appreciation rights are mitigated by long-term vesting periods and stock ownership guidelines);

•	we do not offer “guaranteed” bonuses and all of our incentive compensation elements carry downside risk for participants;

•

our executive officers are subject to specific stock ownership guidelines, a “claw-back” policy and provisions requiring forfeiture of certain elements of incentive compensation upon termination for cause;

•	our compensation packages, including severance packages and supplemental pensions, are within market ranges;

•

the Human Resources and Compensation Committee has the discretion to assess the quality of our results in our various performance measures and the risks taken to attain those results in approving final incentive payouts;

•	our de-centralized organizational structure lessens the impact of any excessive risks taken by individual business units or operating groups; and

•

our employees are evaluated, measured and assessed based on their compliance with our Global Code of Business Conduct and other internal policies and controls, and the extent to which they act in the best interests of our business and our shareholders.

During the annual compensation risk review, we also consider whether any changes to our compensation plans and programs may be necessary to further mitigate risk. The Human Resources and Compensation Committee did not make any such changes based on the results of our fiscal year 2016 review.

THE FINANCE COMMITTEE.

Among other things, the Finance Committee is responsible for reviewing our capital structure and tax and risk management strategies and for reviewing and approving our debt and equity offerings, share repurchase programs and the financial aspects of our qualified and non-qualified employee benefit plans. In addition, the Finance Committee works with our Legal, Tax, Risk Management, Treasury, Finance and other management personnel to oversee and evaluate risks arising from:

•	balance sheet and other financial statement issues;

•	structure and amount of our debt and equity;

•	our retirement and other benefit plans (including funding and investment risks);

•	our insurance coverage and costs;

•	tax, credit and liquidity issues; and

•	other strategies for our financial risk management (including any use of hedges and derivative instruments).

THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE.

Among other things, the Corporate Governance and Nominating Committee is responsible for evaluating and recommending to our Board of Directors qualified nominees for election as Directors and qualified Directors for Committee membership, establishing evaluation procedures and completing an annual evaluation of the performance of our Board of Directors, developing corporate governance principles, recommending those principles to our Board of Directors and considering other matters pertaining to the size and composition of our Board of Directors. In addition, the Corporate Governance and Nominating Committee works with our Legal and other management personnel to oversee and evaluate risks arising from:

•	Director independence, qualifications and diversity issues;

•	Board of Directors and Committee leadership, composition, function and effectiveness;

•	alignment of the interests of our shareholders with the performance of our Board of Directors;

•	compliance with applicable corporate governance rules and standards; and

•	other corporate governance issues and trends.

THE AUDIT COMMITTEE.

The Audit Committee of our Board of Directors is our standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each Director who is a member of our Audit Committee is independent, as defined in our Independence Standards for Directors and in compliance with the independence standard applicable to audit committee members in the listing standards of the New York Stock Exchange and under the federal securities laws.

Among other things, the Audit Committee is responsible for appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm and evaluating its independence, approving all non-audit engagements with our independent registered public accounting firm and reviewing with our financial management and our independent registered public accounting firm annual and quarterly financial statements, the proposed internal audit plan for each calendar year, the proposed independent audit plan for each fiscal year, the results of the audits and the adequacy of our internal control structure.

In addition, the Audit Committee works with our independent registered public accounting firm and our Internal Audit and Compliance, Legal and other management personnel to oversee and evaluate risks arising from:

•	internal controls over financial reporting;

•	Form 10-K, Form 10-Q, earnings releases and other public filings and disclosures;

•	compliance with our Global Code of Business Conduct and other policies; and

•	litigation and claims.

In this risk management role, the Audit Committee also oversees the operation of our global compliance and internal audit programs. These programs are designed to identify, oversee, evaluate and manage the primary risks associated with our business and our particular business units and functional areas. Our Vice President—Internal Audit and Compliance supervises these programs and discusses issues related to these programs directly with the Audit Committee. The Audit Committee also meets privately at each of its meetings with representatives from our independent registered public accounting firm and our Vice President—Internal Audit and Compliance.

OTHER GOVERNANCE MATTERS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS.

The Charter of the Corporate Governance and Nominating Committee provides that the Corporate Governance and Nominating Committee is responsible for considering questions of possible conflicts of interest of Directors and management and for making recommendations to prevent, minimize or eliminate such conflicts of interest. Our Global Code of Business Conduct provides that our Directors, officers, employees and their spouses and other close family members must avoid interests or activities that create any actual or potential conflict of interest. These restrictions cover, among other things, interests or activities that result in receipt of improper personal benefits by any person as a result of his or her position as our Director, officer, employee or as a spouse or other close family member of any of our Directors, officers or employees. Our Global Code of Business Conduct also requires our Directors, officers and employees to promptly disclose any potential conflicts of interest to our General Counsel. We also require that each of our executive officers and Directors complete a detailed annual questionnaire that requires, among other things, disclosure of any transactions with a related person meeting the minimum threshold for disclosure under the relevant Securities and Exchange Commission, or SEC, rules. All responses to the annual questionnaires are reviewed and analyzed by our legal counsel and, if necessary or appropriate, presented to the Corporate Governance and Nominating Committee for analysis, consideration and, if appropriate, approval.

The Corporate Governance and Nominating Committee will consider the following in determining if any transaction presented should be approved, ratified or rejected:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment or the exercise of the fiduciary obligations of any Director or executive officer;

•	the possible alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available to third parties; and

•	the potential for an actual or apparent conflict of interest.

During fiscal year 2016, we reviewed the annual questionnaires and determined that no potential related-party transactions exist. This review included a detailed evaluation of the transactions reviewed and analyzed by our Board of Directors in determining Director independence as described in the “Director Independence” section beginning on page 11. Based on management’s review and analysis, no potential related-party transactions were presented to the Corporate Governance and Nominating Committee for analysis, consideration or approval.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, Directors and beneficial owners of more than 10% of our Common Shares to file initial stock ownership reports and reports of changes in ownership with the SEC. SEC regulations require that we are furnished with copies of these reports. Based solely on a review of these reports and written representations from our executive officers and Directors, we believe that there was compliance with all such filing requirements for fiscal year 2016.

COMPANY PROPOSAL RELATING TO CORPORATE GOVERNANCE MATTERS

ITEM 2 — ADOPTION OF AN AMENDMENT TO OUR CODE OF REGULATIONS TO ESTABLISH PROCEDURES FOR ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND OTHER BUSINESS AT SHAREHOLDER MEETINGS

Under this Item 2, we are asking our shareholders to approve an amendment to our Code of Regulations to provide advance notice procedures for Director nominations and other business conducted at meetings of our shareholders. Currently, our Code of Regulations contains no provisions that set forth procedural requirements regarding a shareholder’s ability to propose business at shareholder meetings or nominate candidates for election to our Board of Directors. While SEC rules require a shareholder to notify a public company within a specified period of time prior to a meeting of shareholders if the shareholder seeks to include a proposal in the company’s proxy statement, SEC rules do not prohibit a shareholder from bringing unexpected business before the meeting in person.

Sensible rules of order for the conduct of shareholder meetings are prudent because they promote transparency and protect companies from special interest groups that may seek to leverage surprise tactics to the disadvantage of companies and their shareholders. Our Board of Directors believes that this amendment would provide for an orderly process without diminishing shareholder rights in any meaningful way. Our shareholders would enjoy rights to bring business and nominate Director candidates at our shareholder meetings as long as they simply notify us beforehand. Our Board of Directors further believes that this amendment would secure a reasonable amount of time for us and our shareholders to provide full and thoughtful responses to all proposed business and nominations, and that it would protect us and our shareholders from factions seeking to impose policies, strategies or limitations that they believe would be rejected if given full, fair and open consideration.

The proposed amendment provides that a shareholder that desires to propose business at an annual meeting of shareholders must deliver a notice to the Secretary of the Company not less than 30 days nor more than 60 days prior to the first anniversary of the previous year’s annual meeting of shareholders. If, however, the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of shareholders, shareholders would instead be required to deliver such notice not later than the later of the 30th day prior to the meeting and the tenth day following the day on which we first publicly disclose the date of the meeting. The proposed amendment would also require the notice to be in a certain form that includes information about the item of business to be brought by the shareholder before the meeting and specific information about the shareholder and its interests, which the shareholder must update as necessary. The proposed amendment would also prohibit shareholders from proposing business, other than, in some cases, the nomination of persons for election as Director, at special meetings of shareholders if they, themselves, did not call the special meeting pursuant to our Code of Regulations.

The proposed amendment also provides that shareholder nominations of persons for election as Director may be made only at annual meetings of shareholders or special meetings of shareholders called for the purpose of electing Directors. The proposed amendment further provides that a shareholder that desires to nominate a candidate for election as Director (a) at an annual meeting of shareholders must deliver a notice to the Secretary of the Company within the same time frames as required with respect to other business to be conducted at an annual meeting of shareholders, as described in the paragraph above, and (b) at a special meeting of shareholders must deliver notice to the Secretary of the Company promptly after the date such meeting is publicly disclosed, but in no event later than five business days after the date of such disclosure. The notice delivered to the Company must include specific information about the nominating shareholder, as well as about the proposed nominee, which the nominating shareholder must update as necessary.

The proposed amendment does not affect any rights of shareholders to request inclusion of proposals in our annual proxy statement pursuant to Rule 14a-8 under the Exchange Act.

The actual text of the proposed amendment to our Code of Regulations is attached to this Proxy Statement as Annex A. The amendment will become effective upon shareholder approval of Item 2.

Shareholder Approval

The affirmative vote of the holders of shares of our common stock entitling them to exercise a majority of the voting power of such shares is necessary to amend the Company’s Code of Regulations to include the proposed amendment, as described in this Item 2. Abstentions and broker non-votes will have the same effect as votes cast against this Item 2.

RECOMMENDATION REGARDING PROPOSAL 2:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR CODE OF REGULATIONS

TO ESTABLISH PROCEDURES FOR ADVANCE NOTICE OF DIRECTOR NOMINATIONS

AND OTHER BUSINESS AT SHAREHOLDER MEETINGS.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY—FISCAL YEAR 2016.

Objectives and Philosophies of the Executive Compensation Program.

The Win StrategyTM has been the foundation of our business and has represented the unified vision of our employees worldwide since it was first introduced in fiscal year 2001. In September 2015 we introduced a refreshed Win Strategy to our employees and our shareholders. The Win Strategy defines the key goals, operational priorities and metrics used to profitably grow our business. We are confident that a worldwide focus on the Win Strategy will maximize the long-term value of our shareholders’ investments by helping us to realize top-quartile performance among our competitors and peers and steady appreciation of our stock price.

The Win Strategy also provides the means by which we can measure and reward success. In fact, the objective of our executive compensation program is to encourage and reward performance that implements the strategies and advances the goals of the Win Strategy. The program is designed to:

•

align the financial interests of our executive officers and our shareholders by encouraging and rewarding our executive officers for performance that achieves or exceeds significant financial and operational performance goals and by holding them accountable for results;

•

encourage and reward our executive officers for experience, expertise, level of responsibility, continuity of leadership, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and to the success of our business;

•

attract, retain and motivate highly-talented and ethical individuals at all levels who are focused on the long-term success of our business and who are equipped, motivated and poised to lead and manage our business presently and in the future;

•	offer compensation that keeps us competitive with companies that compete with us for talented employees and shareholder investment;

•

promote accountability by providing executive officers an optimal mix of cash and equity compensation, allocating a greater proportion of the compensation for executive officers, as compared to other employees, to elements that are dependent on the performance of our business; and

•	maintain a level of flexibility sufficient to adjust for trends and changes in the continuously evolving global business and regulatory environment.

Categories and Elements of Executive Compensation.

Our executive compensation program covers all compensation paid to our executive officers. Our executive officers include, among others, the Chief Executive Officer, Chief Financial Officer and the four other most highly compensated executive officers identified in the Summary Compensation Table for Fiscal Year 2016 on page 52, which we refer to as the Named Executive Officers.

Our executive compensation program offers the categories and elements of compensation identified in the following table. Each element of compensation is more specifically defined and described in the “Elements of Executive Compensation” section of this Compensation Discussion and Analysis beginning on the page indicated in the table.

Category of Compensation	Element(s) of Compensation	Defined/Described Beginning on:
Base Salaries	Base Salaries	Page 33
Annual Cash Incentive Compensation	Target Incentive Bonuses General RONA Bonuses Converted RONA Bonuses PGI Plan	Page 35 Page 36 Page 36 Page 39
Long-Term Incentive Compensation	LTIP Awards Stock Incentives	Page 40 Page 42
Employee Benefits	Various	Page 43
Executive Perquisites	Various	Page 49

“Pay-for-Performance”—Structure, Key Financial Metrics and Impact on Compensation Payouts.

Our executive compensation program is structured to ensure that a significant portion of the compensation for executive officers is dependent upon the performance of our business. This “pay-for-performance” structure drives the program to achieve its objective to encourage and reward performance that implements the strategies and advances the goals of the Win Strategy. Our program is also structured to ensure that the compensation for our executive officers is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers. The “Allocation of Executive Compensation” section beginning on page 30 describes our policies and practices for allocating executive compensation among the various categories and elements.

To illustrate, the chart below shows the mix of fixed and at-risk, annual and long-term and cash and equity compensation represented by base salaries and the elements of annual cash incentive compensation and long-term incentive compensation for the Named Executive Officers. The percentages of total compensation reflected in this chart were calculated using each Named Executive Officer’s fiscal year 2016 base salary, target annual cash incentive compensation and target long-term incentive compensation.

Emphasis on Sustained Performance

The “Elements of Executive Compensation” section beginning on page 33 provides detailed discussion and analysis as to how each element of compensation encourages and rewards performance that implements the strategies and advances the goals of the Win Strategy. Our compensation structure includes both fixed and at-risk compensation as noted above, the various cash and equity elements of which may be depicted generally as follows:

We provide base salaries, employee benefits and executive perquisites primarily to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals needed to implement and advance our strategies and goals. In addition, as illustrated in the following table, we provide each element of annual cash incentive compensation and each element of long-term incentive compensation primarily to encourage and reward performance that implements and advances The Win Strategy™, in particular our strategies and goals relating to financial performance and profitable growth, aligning such elements with our performance in certain key financial metrics that we use to measure the overall performance of our business. The following table shows the behaviors, key financial metrics and fiscal year 2016 results driven by each element of at-risk compensation provided to the Named Executive Officers.

Element of Compensation	Encourages executive officers to maximize...	By focusing on various key business strategies, such as...	Fiscal year 2016 results...
RONA Bonuses (General and Converted)	return on net assets	strategic pricing and procurement, innovative products, system solutions and strong distribution	Our return on consolidated net assets was above target
Target Incentive Bonuses	free cash flow

continuous improvement in net income, lean initiatives, inventory controls, collection of receivables, control of payables and capital expenditures, and the ability to finance dividends, acquisitions and product innovations

Our operating cash flows were $1.2 billion or 10.5% of sales, resulting in a free cash flow margin of 10.74%*
Profitable Growth Incentive Plan**	sales growth (organic and through acquisitions)	profitable and sustainable sales growth	The Profitable Growth Incentive Plan multiplier was applied to Mr. Weeks’ General RONA Bonus with the effect of lowering his General RONA Bonus payout by approximately 9%
LTIP Awards	long-term revenue growth, earnings per share growth, and growth in average return on invested capital	product innovation, on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing and profitable growth	We achieved top quartile performance for average return on invested capital, but were below median on revenue growth and EPS, resulting in a payout at 85% of target
Stock Incentives	our stock price	sustained profitable growth and financial and operational performance that contribute to appreciation of our stock price	Our average daily closing per share stock price was $105.68 in fiscal year 2016, as compared to $120.64 in fiscal year 2015

* Free cash flow margin is calculated as disclosed on page 36.

** Our Profitable Growth Incentive Plan is applicable only to our operating group presidents; as such, Mr. Weeks (Vice President and President - Hydraulics Group) is the only Named Executive Officer who was subject to the Profitable Growth Inventive Plan in fiscal year 2016.

Highlights and Significant Changes to Executive Compensation Program during Fiscal Year 2016.

We continue to maintain several long-standing compensation practices that we believe contribute to good corporate governance, including our “claw-back policy” described beginning on page 32, our stock ownership guidelines described on page 33, our hedging, pledging and other stock ownership restrictions described on page 33, and our annual compensation risk review described beginning on page 16. In fiscal year 2016 we also instituted the following compensation practices:

•

Elimination of Tax Gross-Ups: After conducting internal reviews and external discussions with shareholders, we have eliminated tax gross-ups from our executive compensation plans and programs (i.e., our executive officer change in control severance agreements, executive deferral plan, and private club initiation fee policy) on a prospective basis.

•

Elimination of Modified Single Trigger: In the process of reviewing and prospectively eliminating tax gross-ups from our executive officer change in control severance agreements, we also considered other market compensation practices and trends. As a result, we decided to further amend our executive officer change in control severance agreement on a prospective basis to provide for a “double trigger” vesting acceleration rather than continuing under a “modified single trigger” vesting acceleration.

ADMINISTRATION, OVERSIGHT AND DETERMINATION OF EXECUTIVE COMPENSATION.

Human Resources and Compensation Committee.

The Human Resources and Compensation Committee, which we refer to in this Compensation Discussion & Analysis as the Committee, consists solely of our independent directors and has various duties and responsibilities with respect to the administration, oversight and determination of executive compensation. As described in the Committee’s Charter, which is posted and available on the Corporate Governance page of our investor relations website at www.phstock.com, these duties and responsibilities include:

•	establishing our executive compensation program and overseeing its development and implementation;

•	reviewing and approving the relevant performance goals of our Chief Executive Officer and determining whether or not they have been achieved;

•	setting and reviewing the compensation of our Chief Executive Officer, and reviewing and approving the compensation programs for our other executive officers;

•	reviewing and evaluating the performance of our Chief Executive Officer, and reviewing performance evaluations of our other executive officers; and

•	performing other duties and responsibilities assigned by our Board of Directors.

The Committee also retains the discretion to authorize periodic compensation adjustments due to promotions or increases in the responsibilities of our executive officers.

In fulfilling its duties and responsibilities, the Committee seeks periodic input, advice and recommendations from various sources, including our Board of Directors, our executive officers and the Committee’s independent executive compensation consultant. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors.

Our Board of Directors approves all incentive compensation plans and equity-based plans reviewed and recommended by the Committee and all other plans and programs which, by their terms, require approval of our

Board of Directors. Our Board of Directors does not authorize or approve any other specific executive compensation matters. Our Board of Directors oversees the Committee’s activities and performance, including the identification, evaluation and monitoring of risks arising from our compensation policies and practices, and reviews all material information relating to executive compensation matters approved by the Committee. This oversight ensures that the Committee fulfills its duties and responsibilities and that the executive compensation program is reasonable and appropriate, meets its objectives and effectively serves the interests of our business and our shareholders.

Executive Officers.

Our executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for his or her direct reports, which may include other executive officers. The performance goals are designed to promote individual performance consistent with the strategies and goals of the Win Strategy. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, each executive officer conducts a final performance review for each of his or her direct reports. Based on those reviews, our executive officers, other than our Chief Executive Officer, recommend any annual compensation adjustments and awards for their executive officer direct reports to our Chief Executive Officer.

Our Chief Executive Officer similarly reviews and evaluates his direct reports, which include each of the other Named Executive Officers except for Messrs. Washkewicz and Weeks. Mr. Weeks is reviewed and evaluated by Mr. Banks. When Mr. Washkewicz was in an executive officer position during fiscal year 2016, his review and evaluation was conducted by our Board of Directors. Our Chief Executive Officer also reviews and evaluates the recommendations made with respect to all of our other executive officers and makes any modifications that he deems appropriate. Our Chief Executive Officer then recommends to the Committee annual compensation adjustments and awards for all of our executive officers other than himself.

Our Chief Executive Officer, our Chief Operating Officer, our Executive Vice President—Human Resources & External Affairs and our Secretary attend all meetings of the Committee other than appropriate executive sessions, and neither our Chief Executive Officer nor our Chief Operating Officer attends any meetings relating to his performance or compensation. Our executive officers prepare and provide to the Committee tally sheets for certain executive officers, which are used by the Committee to understand and measure the performance and effectiveness of our annual cash incentive compensation and long-term incentive compensation. Our executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and addressing other appropriate executive compensation matters.

COMPENSATION CONSULTANTS AND BENCHMARKING.

The Committee regularly monitors, reviews and evaluates our executive compensation program to ensure that it provides reasonable compensation ranges at appropriate levels and remains competitive and effective. The Committee engages Mercer Human Resource Consulting, an independent human resources and compensation consulting firm, which we refer to as Mercer, to assist the Committee in its monitoring, review and evaluation and to otherwise provide assistance and guidance to the Committee on executive officer and director compensation matters. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. The Committee first engaged Mercer in fiscal year 2009 following a robust procurement process involving multiple consulting firms. Mercer emerged from that process as the Committee’s provider of choice based on its level of expertise and financial and strategic fit. Mercer reports directly to the Committee and attends all meetings of the Committee. The Committee has sole authority for the appointment, removal, replacement, compensation and oversight of Mercer and its affiliates for executive officer and director compensation matters.

Mercer provides a wide range of executive officer and director compensation consulting services for the Committee. Mercer prepares and provides to the Committee a comprehensive annual review of base salaries, target annual cash incentive compensation, target long-term incentive compensation and target total cash and direct compensation for all of our executive officers. Mercer uses this annual review to advise the Committee with respect to the effectiveness and competitiveness of our executive compensation program. The Committee considers this annual review when establishing compensation levels and otherwise to ensure that our executive compensation program remains competitive and effective.

Mercer prepares the annual review by using proxy statement data and surveys published by leading human resources and compensation consultants to conduct market analyses of base salaries, target annual bonuses, target long-term incentive compensation and target total cash and direct compensation offered to executives of other diversified industrial companies with revenues and market values comparable to ours, which we refer to as the Peer Group. Mercer also uses broader market data on companies outside of the Peer Group to the extent that it is available and appropriate.

The Committee regularly reviews and, when necessary or advisable, updates the Peer Group to make sure that it consists of companies which directly compete with us for talented employees and shareholder investment and that it otherwise represents a meaningful group of peers. In evaluating the Peer Group companies, the Committee looks for companies in the Diversified Industrials industry/sector with similar characteristics and business strategies to ours. The Peer Group for fiscal year 2016, which was the same as the Peer Group for fiscal year 2015, consisted of the following companies:

• Caterpillar Inc.	• Emerson Electric Co.	• Johnson Controls, Inc.
• Cummins Inc.	• Flowserve Corporation	• Pall Corporation
• Danaher Corporation	• Honeywell International, Inc.	• Rockwell Automation, Inc.
• Deere & Company	• Illinois Tool Works Inc.	• SPX Corporation
• Dover Corporation	• Ingersoll-Rand plc	• Textron, Inc.
• Eaton Corporation plc	• ITT Corporation

Other executive officer and director compensation consulting services provided for the Committee by Mercer during fiscal year 2016 included:

•	preparing for and participating in the Committee’s meetings and conference calls, including advance and subsequent meetings with the chair of the Committee and senior management;

•	gathering and analyzing market compensation data for our executive compensation program relative to our Peer Group and other applicable survey data;

•	conducting pay-for-performance review to evaluate the level of alignment between our executive compensation program and performance levels relative to our Peer Group;

•	preparing and providing to the Committee a comprehensive review of compensation provided to our non-management Directors;

•	assessing our free-cash flow performance versus peers over a one, three and five-year period;

•	working with management to conduct the annual compensation risk review described beginning on page 16 of this Proxy Statement; and

•

periodically assisting management in calculating incentive compensation payouts and addressing other appropriate executive and director compensation matters, including review and consultation relating to change-in-control and tax gross-up payment practices.

For fiscal year 2016, we paid $272,405 in fees, administrative charges, out-of-pocket expenses and other costs to Mercer for executive officer and director compensation consulting services provided for the Committee.

Management directly engages Marsh & McLennan Companies, Inc. and its affiliates (including Mercer) in the ordinary course, without the approval of our Board of Directors or the Committee, to provide services in areas other than executive officer and director compensation. These additional services include:

•	consulting services regarding life insurance, prescription drug and other benefits programs for our employees generally;

•	consulting services regarding investment options available under our benefit plans for our employees generally;

•	providing benchmarking surveys for information on compensation and benefits for our employees generally; and

•	providing services as an insurance broker.

For fiscal year 2016, we paid $2,098,806 in fees, administrative charges, commissions, out-of-pocket expenses and other costs to Marsh & McLennan Companies, Inc. and its affiliates (including Mercer) for these additional services. The majority of these fees were not paid pursuant to engagements of Marsh & McLennan Companies, Inc. by management, but were rather either paid by our third-party administrators to Marsh & McLennan Companies, Inc. relating to risk insurance and for our insurance and prescription drug services provided under our employee health and welfare plans, or were direct engagements with Marsh & McLennan Companies, Inc. made by various divisions all over the world for market surveys related to those particular divisions. The consolidated revenues of Marsh & McLennan Companies, Inc. were $12.893 billion as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Mercer. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Mercer. The Committee also periodically reviews the relationship with Mercer to determine whether there are sufficient internal safeguards in place to ensure that Mercer provides services to the Committee independent of any influence from management. The Committee identified the following safeguards:

•	Mercer reports directly to the Committee and not to management on executive officer and director compensation matters;

•	at each meeting of the Committee, Mercer and the Committee meet in executive session without members of management present;

•	all non-executive compensation services are provided by Mercer consultants who are not involved in providing executive officer and director compensation consulting services for the Committee;

•	the Committee has exclusive authority to retain and set the compensation for Mercer’s executive officer and director compensation consulting services;

•	the Mercer consultants to the Committee do not provide any services to us other than those provided for the Committee;

•

the Mercer consultants to the Committee do not participate in any client development activities that are not directly related to executive officer or director compensation services for the Committee; and

•	the amounts paid to the Mercer consultants by the Committee are not directly impacted by any growth in the fees we pay to Marsh & McLennan Companies, Inc. and its affiliates (including Mercer).

GENERAL POLICIES AND PRACTICES RELATING TO EXECUTIVE COMPENSATION.

Allocation of Executive Compensation.

The Committee seeks to provide a package of compensation, employee benefits and executive perquisites which is adequate to keep us competitive in attracting, retaining and motivating present and future executive officers. Annually, base salaries, target annual cash incentive compensation and long-term incentive compensation for each executive officer is compared to the median of companies included in Mercer’s annual review with the objective that, in the aggregate, our compensation generally remains at the median of the Peer Group.

When deciding whether to materially increase or decrease the amount of any element of compensation, the Committee considers Mercer’s annual review, the annual performance reviews of the executive officers and the performance of our business as a whole. The Committee does not consider amounts realized from prior compensation in determining the levels of compensation paid to executive officers.

To ensure that our executive compensation program meets its objectives to drive and support the Win Strategy, the Committee allocates the majority of compensation for executive officers to annual cash incentive compensation and long-term incentive compensation. Each of the at-risk elements of compensation within those categories is directly tied to appreciation of our stock price and/or to significant financial and operational performance goals. More than one-half of the targeted total compensation for the executive officers is, therefore, “at risk” and may significantly fluctuate from year to year based on our financial, operational and stock performance. In addition, the Committee makes sure that executive officers, as compared to other employees, have a greater proportion of their total compensation allocated to these at-risk elements. The Committee structures the program in this manner to better align the financial interests of our executive officers with the financial interests of our shareholders, to better ensure a “pay-for-performance” result and to promote internal equity by recognizing that our executive officers, as compared to other employees, have greater responsibility and influence over the performance of our business.

Our executive compensation program is also structured to offer a reasonable balance of annual and long-term, as well as cash and equity, elements of compensation. The program provides a mix of those elements specifically designed to encourage and reward performance that contributes to the advancement of the Win Strategy and is in consideration of the best interest of our shareholders. The Committee does not have any formal policies or guidelines with respect to the allocation of executive compensation between annual and long-term elements, cash and equity elements or different forms of equity elements. In practice, however, the Committee has taken the following approaches.

•

Allocation between annual and long-term elements. The Committee considers Mercer’s annual review as it sets the total of each executive officer’s base salary and annual cash incentive compensation to ensure that it is reasonable in the context of the midpoint value of his or her comparable position within the companies included in the annual review. The Committee also considers Mercer’s annual review as it sets the total target value of each executive officer’s long-term incentive compensation as a multiple of the midpoint of the base salary range of his or her comparable position within the companies included in the annual review.

•

Allocation between cash and equity elements. Base salaries and annual cash incentive compensation are paid in cash. Long-term incentive compensation is generally paid in equity because of the long-term nature of equity awards and our desire to encourage performance that drives long-term shareholder value.

•

Allocation between different forms of equity elements. The Committee generally allocates 50% of the total target value of each executive officer’s long-term incentive compensation to LTIP Awards and 50% to Stock Incentives. The Committee takes this approach to balance the allocation between elements based on long-term financial, operational and strategic metrics and those based on long-term performance of our common stock. The Committee also uses a balanced approach to avoid any appearance that the executive compensation program is a positive or negative indicator of current stock value or anticipated stock price performance.

The Committee generally makes all elements of executive compensation available to all executive officers and makes executive compensation decisions on a consistent and equitable basis. The Committee generally does not offer any element to an executive officer that is not available to other executive officers. As described on page 39, however, the PG RONA Multiplier is applied only to operating group presidents, and, therefore, not to any of our Named Executive Officers other than Mr. Weeks.

Accounting and Tax Considerations.

Our executive compensation program is structured to achieve flexibility, maximize benefits and minimize detriments to our business and our executive officers from a tax and accounting perspective. As a result, we continuously review and evaluate the impact of changes in tax laws and accounting practices and interpretations and similar factors affecting our executive compensation program. For example, Financial Accounting Standards Board ASC Topic 718, which results in recognition of compensation expense for Stock Incentives, and Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, are considered as we evaluate structure and implement changes to the program.

In addition, we try to structure the program and each element of compensation in a way that allows us to deduct compensation payments for tax purposes. The Committee takes into account whether particular elements are “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer. Compensation that qualifies as “performance-based” compensation under Section 162(m) does not count toward the $1,000,000 limit. Base salary does not qualify as “performance-based” compensation under Section 162(m). The Committee, therefore, generally tries to make sure that annual cash incentive compensation and long-term incentive compensation qualify as fully deductible “performance-based” compensation under Section 162(m).

The 2015 Performance Bonus Plan, approved by our shareholders at the 2015 Annual Meeting of Shareholders, is designed to allow annual cash incentive compensation and long-term incentive compensation awarded under the plan to potentially qualify as “performance-based” compensation exempt from the $1,000,000 deduction limit under Section 162(m). The Committee reserves the right to award compensation outside of the Performance Bonus Plan, even if the awards cannot be deducted by the Company, if the Committee determines that the awards are reasonable and appropriate. The Committee grants LTIP Awards under the Performance Bonus Plan due to the unpredictability over a long-term period of which executive officers will be covered by Section 162(m) and whether or not annual compensation to those executive officers in future years will exceed $1,000,000. The Committee also grants Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to executive officers who may potentially be subject to Section 162(m), and then only to the extent that the Committee deems necessary to ensure their deductibility under Section 162(m).

In fiscal year 2016, the Committee awarded Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to each of the Named Executive Officers other than Messrs. Leonti and Weeks. Because the Committee did not award any Converted RONA Bonuses under the Performance Bonus Plan in fiscal year 2016, or under any other Section 162(m) qualified plan, these elements of compensation do not qualify as “performance-based” compensation under Section 162(m).

Committee Discretion.

The Committee does not change the pre-determined performance goals or increase the amount of any at-risk compensation following the grant date except as permitted by applicable laws and regulations. The Committee may increase the amount of any award of annual cash incentive compensation made outside of the Performance Bonus Plan if appropriate to account for corporate policy changes, executive compensation program changes and major corporate programs, and to account for the negative impact of acquisitions on goodwill and amortization expense, losses on dispositions of real property during plant moves or shutdowns and other unexpected occurrences that negatively impact awards. The Committee has historically exercised this discretion only with respect to General RONA Bonuses (to encourage our employees to engage in activities and initiatives that drive and support the Win Strategy but have an adverse impact on General RONA Bonuses), except that, as previously disclosed, such discretion was also exercised with respect to Target Incentive Bonuses in 2015.

The Committee may reduce the amount of any award of annual cash incentive compensation or long-term incentive compensation made outside of the Performance Bonus Plan other than Stock Incentives. The Committee also may reduce the amount of any award made under the Performance Bonus Plan as long as the award would continue to qualify as “performance-based” compensation under Section 162(m). The Committee retains this downward discretion for the following purposes:

•

to ensure greater control over final performance-based compensation amounts based on its assessment of the quality of our results in our various performance measures, the risks taken to attain those results and our overall financial performance;

•	to ensure that performance-based compensation continues to effectively serve the interests of our business and our shareholders; and

•	to avoid inappropriately rewarding executive officers based on events or circumstances that were not expected at the beginning of the performance period.

The Committee has historically exercised this downward discretion with respect to General RONA Bonuses awarded under the Performance Bonus Plan to the Chief Executive Officer, the Chief Financial Officer and certain other executive officers. At the beginning of the year, the Committee determines for each of these executive officers a General RONA Bonus award opportunity that is large enough to ensure that we meet our objectives for annual cash incentive compensation and, at the same time, preserve the ability of the Committee to exercise its discretion to reduce the amount of the award payout to an appropriate level as compared to the final payouts made to executive officers who receive annual cash incentive compensation outside the Performance Bonus Plan and after taking into account individual performance and contributions to the success of our business. In addition, as described beginning on page 40, our calculation methodology for LTIP Award payouts will also allow the Committee to exercise this discretion with respect to LTIP Award payouts.

“CLAW-BACK” POLICY.

Our Board of Directors adopted a “claw-back policy” which allows us to recover or withhold any Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses or LTIP Awards which are paid or payable to an executive officer if:

•	payment, grant or vesting was based on the achievement of financial results that were subsequently the subject of a restatement of any of our financial statements filed with the SEC;

•	our Board of Directors determines in its sole discretion that the fraud or misconduct of the executive officer caused or contributed to the need for the restatement;

•	the amount that would have been paid or payable to the executive officer would have been less if the financial results had been properly reported; and

•

our Board of Directors determines in its sole discretion that it is in our best interests and in the best interests of our shareholders to require the executive officer to repay or forfeit all or any portion of the amount paid or payable.

STOCK OWNERSHIP GUIDELINES.

The Committee recommended, and in 2015 our Board of Directors approved, amended stock ownership guidelines to further align the financial interests of our executive officers, directors and shareholders by encouraging the accumulation and retention of our common stock by our directors and executive officers. These current guidelines for our directors and executive officers are as follows:

Participants	Guidelines
Chairman of the Board and Chief Executive Officer	Five times annual base salary
President and Chief Operating Officer	Four times annual base salary
Executive or Senior Vice Presidents	Three times annual base salary
Other executive officers	Two times annual base salary
Non-management directors	Five times annual retainer

The recommended time period for achieving compliance with the guidelines is five years from election or appointment to the position that is subject to the guidelines. The Committee reviews share ownership information with the Chief Executive Officer in August of each year to ensure compliance with the guidelines. As of June 30, 2016, all executive officers and directors in their positions for at least five years were in compliance with the guidelines.

STOCK OWNERSHIP RESTRICTIONS.

We maintain an insider trading policy which, among other things, restricts our executive officers from hedging or pledging their stock ownership positions or engaging in other speculative transactions that could lead to inadvertent violations of insider trading laws.

ELEMENTS OF EXECUTIVE COMPENSATION.

Our executive compensation program provides the Named Executive Officers with the elements of compensation described below. All of these elements are designed to work together to contribute to our continuing effort to achieve top-quartile performance among our peers and increase our stock price by pursuing the strategies and goals of the Win Strategy.

Base Salaries.

Each of the Named Executive Officers receives an annual base salary, paid monthly, as compensation for services rendered during the fiscal year. We provide base salaries to:

•	encourage and reward attainment of individual performance goals established during the annual performance review process;

•

recognize experience, expertise, level of responsibility, continuity of leadership, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and the success of our business; and

•	ensure that the executive compensation program remains competitive to attract, retain and motivate the highly-talented and ethical individuals necessary to advance the goals of the Win Strategy.

The Committee establishes a base salary range for each Named Executive Officer by using Mercer’s annual review to analyze base salaries of persons holding comparable positions within the companies included in the annual review. The Committee determines the base salary for each Named Executive Officer for the next fiscal year based on the Named Executive Officer’s annual performance review, and compares the amount to the applicable market range to make sure that it is reasonable. The Committee may increase base salaries, where appropriate, periodically throughout the fiscal year based on the results of interim performance reviews. The Committee generally tries to target base salary amounts at approximately the median of the companies included in Mercer’s annual review. However, at the August 12, 2015 meeting of the Committee, in combination with other ongoing cost reduction and restructuring actions taken by the Company to adjust for weak macro-economic and end-market conditions, the Committee decided not to make any increase in the base salaries for any of the Named Executive Officers in fiscal year 2016 other than for Mr. Weeks. Mr. Weeks received an increase in his base salary due to his promotion to Vice President and President—Hydraulics Group effective September 1, 2015. During fiscal year 2016, the Named Executive Officers received the base salaries included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2015 on page 52.

Annual Cash Incentive Compensation.

Our executive officers are eligible to receive annual cash incentive compensation based on pre-determined financial and growth objectives that are dependent on free cash flow margin, return on net assets and revenue growth. This category of compensation consists of three specific elements, which we refer to as Target Incentive Bonuses, General RONA Bonuses, and Converted RONA Bonuses. All of the Named Executive Officers are eligible to receive Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses. As described on page 39, Mr. Weeks is the only Named Executive Officer whose General RONA Bonus is subject to the application of our Profitable Growth Incentive Plan, which we refer to as the PGI Plan.

The Committee allocates a significant portion of the total compensation for executive officers to annual cash incentive compensation, which is wholly dependent on achieving pre-determined financial and operational goals. At the beginning of fiscal year 2016, for example, target values of Target Incentive Bonuses and General and Converted RONA Bonuses represented 146% of base salary for our former Chairman of the Board, 132% of base salary for our Chief Executive Officer, 88% of base salary for our Chief Financial Officer, 101% of base salary for our President and Chief Operating Officer and 62%-77% of base salary for all other executive officers. Except as otherwise noted, the following table reflects the target percentage of base salary represented by Target Incentive Bonuses and General and Converted RONA Bonuses for each Named Executive Officer at the beginning of fiscal year 2016:

Named Executive Officer	Target Percentage of Base Salary— Target Incentive Bonuses and General and Converted RONA Bonuses
Thomas L. Williams	132%
Jon P. Marten	88%
Lee C. Banks	101%
Joseph R. Leonti	77%
Andrew M. Weeks*	72%
Donald E. Washkewicz**	146%

*

For Mr. Weeks, the target percentage of base salary represented by his Target Incentive Bonus and General and Converted RONA Bonuses are as of September 1, 2015 when he began participating in our executive compensation programs due to his promotion to Vice President and President—Hydraulics Group.

**	Mr. Washkewicz did not receive a Converted RONA Bonus. Accordingly, his amount reflects the target percentage of base salary represented by Target Incentive Bonuses and General RONA Bonuses only.

The Committee pre-determines the performance measures applicable to each element by analyzing our annual goals and objectives for each performance measure and, for Target Incentive Bonuses, Mercer’s annual review. The Committee directly and materially links annual cash incentive compensation to performance that drives and supports the Win Strategy.

Target Incentive Bonuses.

During fiscal year 2016, the Named Executive Officers received annual cash incentive compensation based on our free cash flow margin, which we refer to as Target Incentive Bonuses. Free cash flow margin is calculated as the percentage of sales represented by actual operating cash flow less capital expenditures, excluding discretionary pension contributions made during the fiscal year.

The Committee identified free cash flow margin as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. Maximizing free cash flow allows us to continue to pay annual dividends, strategically acquire our outstanding shares, and reinvest in our business by funding innovation and financing growth through acquisitions of businesses and technologies. Target Incentive Bonuses encourage executive officers to maximize free cash flow by increasing net income, implementing lean initiatives, controlling inventory, collecting receivables, controlling accounts payable and limiting capital expenditures. We have also identified a strong correlation between increases in free cash flow and increases in operating earnings.

Target Incentive Bonuses are designed to directly reward executive officers for free cash flow margin performance against our annual plan and the performance of the Peer Group. Specifically, the Committee determines the target awards for each of the executive officers and establishes the levels of performance for threshold target and maximum payouts after evaluating our annual plan for free cash flow margin and the one-year, three-year and five-year average free cash flow margin within the Peer Group. Based on this data, the Committee estimated that 6%, 8% and 10% free cash flow margins would represent bottom-quartile, median and top-quartile free cash flow margin results, respectively, within the Peer Group during fiscal year 2016, and developed the following table to illustrate how final fiscal year 2016 Target Incentive Bonus amounts would be calculated:

FY16 Free Cash Flow Margin:	Less than 6%	6%	8%	Greater than or equal to 10%
Payout %	0%	50%	100%	200%

This table illustrates that each recipient of a Target Incentive Bonus would receive a year-end payout of 100% of his or her target award if our free cash flow margin for fiscal year 2016 was 8% and a maximum payout of 200% of his or her target award if our free cash flow margin was greater than or equal to 10%, representing top quartile free cash flow margin. This table also illustrates that no Target Incentive Bonuses would be paid if our free cash flow margin for fiscal year 2016 was less than 6%. The payout percentage that is applied is interpolated on a linear basis between the points in the above table.

In addition, the Committee approved the following target awards for each of the Named Executive Officers:

Named Executive Officer	Target Awards—Target Incentive Bonuses
Thomas L. Williams	$500,000
Jon P. Marten	$230,000
Lee C. Banks	$320,000
Joseph R. Leonti	$125,000
Andrew M. Weeks*	$ 82,000
Donald E. Washkewicz	$520,000

*

Mr. Weeks received his target award effective September 1, 2015 due to his promotion to Vice President and President—Hydraulics Group. This target amount was pro-rated at payout based on the 10 months during fiscal year 2016 he served as an executive officer.

Our actual free cash flow margin for fiscal year 2016 was 10.74% (calculated by taking the difference of cash flow from operating activities for fiscal year 2016 of $1,169,843,000 less capital expenditures for fiscal year 2016 of $149,407,000 plus $200,000,000 of discretionary pension contributions for fiscal year 2016 and dividing it by net sales for fiscal year 2016 of $11,360,753,000). As a result, each of the Named Executive Officers received 200% of his target award. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2016 on page 52.

Target Incentive Bonuses are paid in one lump sum in August for each executive officer whose Target Incentive Bonus is awarded under the Performance Bonus Plan, and are paid in three installments in March, June and August for all other executive officers. The March and June payments are estimated based on year-to-date results, and the August payment represents the balance of the Target Incentive Bonus payable based on the actual results for the entire fiscal year. We generally hold back 25% of the year-to-date estimate from each March and June payment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that the August payment may, at the election of the recipient, be deferred as a credit to the recipient’s account under the Executive Deferral Plan, which we describe on page 45.

General RONA Bonuses and Converted RONA Bonuses.

During fiscal year 2016, each of the Named Executive Officers received annual cash incentive compensation, which we refer to as General RONA Bonuses and Converted RONA Bonuses. The Committee awards General RONA Bonuses to our executive officers to encourage and reward performance which maximizes our returns on net assets. The Committee awards Converted RONA Bonuses to our executive officers in place of certain executive perquisites. The performance measure used to determine the amount of the payouts on Converted RONA Bonuses is the return on average net assets for all of our divisions. The performance measures used to determine the amount of the payouts on General RONA Bonuses are as follows:

•

for the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Executive Vice Presidents, and other executive officers who receive General RONA Bonuses under the Performance Bonus Plan, return on consolidated net assets;

•

for each operating group president who does not receive his or her General RONA Bonus under the Performance Bonus Plan or who is not an Executive Vice President, the return on average division net assets for the divisions in his or her operating group; and

•	for all other executive officers, return on average net assets for all divisions.

Return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each applicable quarter-end to date).

The Committee identified return on net assets as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. The Committee uses General RONA Bonuses and Converted RONA Bonuses to encourage executive officers and other employees to increase segment operating income and control net average assets by reducing investments in assets and increasing efficiency in managing those investments. In addition, General RONA Bonuses and Converted RONA Bonuses encourage executive officers and other employees to increase sales and to reduce materials handling and other costs associated with excess inventory levels by taking profit margins, asset turnover and outside leveraging into account in measuring overall performance. The Committee also believes that offering Converted RONA Bonuses in lieu of certain eliminated executive perquisites is appropriate to keep us competitive in attracting, retaining and motivating present and future executive officers and to hold our executive officers accountable for results.

General RONA Bonuses awarded under the Performance Bonus Plan are paid in one lump sum in August. General RONA Bonuses awarded outside the Performance Bonus Plan and Converted RONA Bonuses, which are not awarded under the Performance Bonus Plan, are paid in four installments in October, January, April and August. Each installment is based on actual year-to-date results. We generally hold back 25% of the year-end estimate from each October, January and April installment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that General RONA Bonus payments made in August may, at the election of the recipient, be deferred as a credit to the recipient’s Executive Deferral Plan account.

Converted RONA Bonus payments are not eligible for deferral under the Executive Deferral Plan, the Retirement Savings Plan described on page 44 or the Savings Restoration Plan described beginning on page 44. Converted RONA Bonuses are also not considered in calculating benefits under the Pension Plan described beginning on page 43, the Pension Restoration Plan described on page 46, the Supplemental Retirement Program described beginning on page 46, the Defined Contribution Supplemental Retirement Program described on page 47, the Executive Long-Term Disability Plan described on page 48 and the Change in Control Agreements described on page 48. The Committee determined that it would not be appropriate to allow Converted RONA Bonuses to be deferred under those plans or considered in those calculations because they are awarded in place of executive perquisites which, historically, were not used or taken into account for those purposes.

The Committee calculates General RONA Bonuses and Converted RONA Bonuses at each payment date as follows:

•	The applicable target payout amount awarded to the recipient at the beginning of the fiscal year is converted into a number of “RONA shares” based on our annual goals for return on net assets.

•

The applicable return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each applicable quarter-end to date).

•	The multiple is calculated as follows:

•	For that portion of the applicable return on net assets which is less than or equal to 35%, the multiple is 1% for every 5.6% of return on net assets.

•	For that portion of return on net assets in excess of 35%, the multiple is 1% for every 11.2% of the excess.

•

For General RONA Bonuses, the amount of the payout is calculated by multiplying the number of General RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the recipient’s base salary for the fiscal year.

•

For Converted RONA Bonuses, the amount of the payout is calculated by multiplying the number of Converted RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the midpoint of the base salary range applicable to the recipient’s position.

During the first quarter of fiscal year 2016, the Committee reviewed Mercer’s annual review to ensure the target General RONA Bonuses and Converted RONA Bonuses are reasonable in relation to the median of similar compensation offered within the companies included in Mercer’s annual review. The Committee then established for each of the Named Executive Officers the following General RONA Bonus target payout amounts:

Named Executive Officer	General RONA Bonus Target Payout Amount
Thomas L. Williams	$750,000
Jon P. Marten	$295,875
Lee C. Banks	$467,500
Joseph R. Leonti	$143,640
Andrew M. Weeks*	$160,382
Donald E. Washkewicz	$722,500

*

Mr. Weeks received a General RONA Bonus target payout amount of $142,294 at the beginning of fiscal year 2016, with an adjusted target payout amount of $164,000 effective September 1, 2015 due to his promotion to Vice President and President—Hydraulics Group. This amount reflects the applicable pro-rated target payout amount.

During fiscal year 2016, the Committee also established for each of the Named Executive Officers the following Converted RONA Bonus target payout amounts:

Named Executive Officer	Converted RONA Bonus Target Payout Amount
Thomas L. Williams	$72,000
Jon P. Marten	$49,543
Lee C. Banks	$71,825
Joseph R. Leonti	$49,383
Andrew M. Weeks*	$49,383
Donald E. Washkewicz	$ 0

*

Mr. Weeks received his Converted RONA Bonus target payout amount effective September 1, 2015 due to his promotion to Vice President and President—Hydraulics Group. This target payout amount was pro-rated at payout based on the 10 months during fiscal year 2016 he served as an executive officer.

Each of the Named Executive Officers received the General RONA Bonuses and Converted RONA Bonuses included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2016 on page 52. In arriving at these amounts, the Committee compared the original target award opportunities for executive officers receiving General RONA Bonuses under the Performance Bonus Plan (including the Named Executive Officers other than Messrs. Leonti and Weeks) with the final payout amounts of annual cash incentive compensation for the other executive officers including Messrs. Leonti and Weeks, and evaluated the individual performance and contributions to the success of our business of the executive officers receiving General RONA Bonuses under the Performance Bonus Plan (including the Named Executive Officers other than Mr. Leonti and Weeks). Based on that comparison and evaluation, the Committee determined that it would be appropriate to exercise downward discretion and reduce the final General RONA Bonus payout amounts for General RONA Bonuses awarded to the Named Executive Officers under the Performance Bonus Plan between 47% and 51%, with an average reduction of approximately 50%. The amounts reported in the table represent the final amounts paid to the Named Executive Officers (other than Messrs. Leonti and Weeks) following that exercise of discretion. Messrs. Leonti’s and Weeks’ General RONA Bonus were awarded outside of the Performance Bonus Plan and, therefore, they received a payout calculated in the manner described beginning on page 37.

Profitable Growth Incentive Plan: Our PGI Plan is designed to implement the strategies and advance the goals of the Win Strategy by encouraging and rewarding participants for sales growth, organically and through acquisitions. The Committee identified sales growth, organically and through acquisitions, as a performance measure critical to advance the financial performance and profitable growth goals of the Win Strategy. Under the PGI Plan, the General RONA Bonuses for participants may be adjusted after each fiscal year on the basis of a multiplier, which we refer to as the PG RONA Multiplier, that is determined by the three-year compound annual growth rate of external customer sales for the applicable operating group or division, which we refer to as 3-year CAGR. The following table sets forth examples of the PG RONA Multiplier that may be applied to, and which may adjust, the General RONA Bonuses under the PGI Plan after each fiscal year:

3-year CAGR:	Less than or equal to -5%	3%-5%	8%	Greater than or equal to 15%
PG RONA Multiplier:	90%	100%	105%	130%

The PG RONA Multipliers that may be applied are interpolated on a linear basis between the points in the above table. Only our operating group presidents are subject to the PGI Plan, and, therefore, the PGI Plan applies to Mr. Weeks but not to any of our other Named Executive Officers. During fiscal year 2016, a PG RONA Multiplier was applied to Mr. Weeks’ final RONA Bonus, resulting in a reduced payout equal to 91.04% of the General RONA Bonus he would have otherwise received.

Long-Term Incentive Compensation.

The Named Executive Officers receive long-term incentive compensation consisting of long-term incentive performance awards, which we refer to as LTIP Awards, and stock appreciation rights, which we refer to as Stock Incentives. Stock Incentives granted from fiscal years 2005 to 2010 which are currently outstanding consisted of stock options with tandem stock appreciation rights. The target amounts of LTIP Awards and the number of Stock Incentives awarded to the Named Executive Officers are based on similar compensation awarded to persons holding comparable positions within the companies included in Mercer’s annual review.

LTIP Awards and Stock Incentives encourage long-term focus on shareholder value and are directly and materially linked to performance that advances both the financial performance and profitable growth goals of the Win Strategy over the long-term. LTIP Award payouts are based on a comparison of our performance against the Peer Group in certain key financial metrics over a three-year performance period. The holders of Stock Incentives realize a payout only if our stock price increases above the applicable grant price over a long-term vesting period. LTIP Awards and Stock Incentives work together to align the long-term financial interests of our executive officers and shareholders.

LTIP Awards are granted to eligible employees on an annual basis at the January meeting of the Committee. This meeting is typically scheduled at least one year in advance. The only exceptions to this practice are that pro-rated LTIP Awards are granted to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during a performance period.

Stock Incentives are granted to eligible employees on an annual basis at the August meeting of the Committee. This meeting is typically scheduled at least one year in advance. During fiscal year 2015, however, the Committee granted additional Stock Incentives to Messrs. Williams and Banks effective February 1, 2015, in connection with their promotions to Chief Executive Officer and President and Chief Operating Officer, respectively.

The Committee does not grant LTIP Awards or Stock Incentives to executive officers in anticipation of the release of significant positive earnings announcements or other material non-public information likely to result in changes to the price of our common stock. Similarly, the Committee does not time the release of material non-public information based on Stock Incentive grant dates.

LTIP Awards.

During the third quarter of fiscal year 2011, the Committee adopted a Long-Term Incentive Performance Plan Under the Performance Bonus Plan, which we refer to as the Officer LTIP Plan. The Officer LTIP Plan establishes the terms and conditions for LTIP Awards granted to our executive officers during and after fiscal year 2011.

During the third quarter of fiscal year 2016, the Committee granted to each of the Named Executive Officers, under our Officer LTIP Plan and our 2009 Omnibus Stock Incentive Plan, the following target LTIP Awards based on the following target LTIP Award values:

Named Executive Officer	Target LTIP Award Shares	Target LTIP Award Values
Thomas L. Williams*	31,010	$3,500,000
Jon P. Marten	7,750	$ 875,000
Lee C. Banks	17,720	$2,000,000
Joseph R. Leonti	4,870	$ 550,000
Andrew M. Weeks**	4,870	$ 550,000
Donald E. Washkewicz	0	$ 0

*

Mr. Williams received additional LTIP Awards for the calendar year 2014-15-16 and calendar year 2015-16-17 performance periods in the amounts of 1,640 and 2,747 target shares, respectively, effective January 1, 2016 due to his election as Chairman of the Board.

**

Mr. Weeks received additional LTIP Awards for the calendar year 2013-14-15, calendar year 2014-15-16 and calendar year 2015-16-17 performance periods in the amounts of 499, 1,637 and 2,468 target shares, respectively, effective September 1, 2015 due to his promotion to Vice President and President—Hydraulics Group.

The target LTIP Award shares shown in this table are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards—Target” column of the Grants of Plan-Based Awards for Fiscal Year 2016 table beginning on page 54. The “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2016 on page 52 includes the aggregate grant date fair value of these awards in fiscal year 2016.

Under the Officer LTIP Plan, the actual payouts for these LTIP Awards will be calculated following the three-year performance period ending December 31, 2018 as follows:

•	The Committee will first determine if, during the performance period, we achieved an average return on average equity of 4% or an average free cash flow margin of 4%.

•	If at least one of these threshold performance measures are not achieved, participants will not receive a payout.

•

If at least one of these threshold performance measures are achieved, participants will become eligible to receive the maximum payout of 200% of the applicable target LTIP Award value. The Committee will then, if appropriate, apply its discretion to reduce the final payouts based on any performance measures that the Committee determines to be appropriate. The Committee determined that this calculation methodology would provide the Committee with more flexibility to ensure that payout levels are as accurately reflective of the Company’s performance against the Peer Group as possible and are otherwise in the best interests of our business and our shareholders.

To provide the Committee with guidelines for exercising its discretion, the Officer LTIP Plan provides that the Committee may, among other things, following the calendar year 2016-17-18 performance period compare our revenue growth, growth in fully diluted earnings per share from continuing operations and average return on invested capital from continuing operations against the corresponding results for all members of the Peer Group during their three most recent fiscal years. The Committee has identified long-term revenue growth, earnings per share growth and return on invested capital as performance measures critical to the financial performance and profitable growth goals of the Win Strategy because, among other things, they encourage our executive officers to provide on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution.

Specifically, the Officer LTIP Plan provides for using weights of 20% for revenue growth, 40% for growth in fully diluted earnings per share from continuing operations, and 40% for average return on invested capital from continuing operations for the applicable performance periods, and the following table to calculate final LTIP Award payouts:

Peer Group Percentile Rank:	Less than 35th	35th	50th	75th or higher
Payout %	0%	50%	100%	200%

At the end of calendar year 2018, if we achieve an average return on average equity or an average free cash flow margin of 4% or greater, the Committee may exercise discretion in determining the appropriate payout by determining our percentile rank as compared to the Peer Group for each of the three performance measures. Using this table, the Committee will calculate the portion of the target LTIP Award value earned with respect to each performance measure. The Committee will multiply each portion by its applicable weight and add up the total to determine the total LTIP Award payout for the calendar year 2016-17-18 performance period. This table illustrates that recipients of LTIP Awards granted during calendar year 2016 will receive the maximum payout of 200% of the applicable target LTIP Award value if we rank at or above the 75th percentile among the Peer Group in the aggregate based on all three performance measures, and will receive no payout if we rank at or below the 35th percentile in the aggregate based on all three performance measures. The payout percentage that is applied is interpolated on a linear basis between the points in the above table.

LTIP Award payouts for the calendar year 2016-17-18 performance period may only be paid after the end of the applicable three-year performance period in unrestricted shares of our common stock.

The Committee designed these LTIP Awards to reward executive officers directly in relation to our long-term performance against the Peer Group. The Committee determined that requiring performance in excess of the 50th percentile for a payout in excess of 100% would encourage executive officers to achieve performance above median Peer Group performance. The Committee also determined that requiring performance at the 75th percentile for a maximum payout, and awarding no payout for performance at or below the 35th percentile, would further encourage executive officers to achieve top-quartile performance within the Peer Group.

In addition, each of the Named Executive Officers received a payout under LTIP Awards granted during the third quarter of fiscal year 2013 for the three-year performance period ending December 31, 2015. We exceeded our threshold performance measures with an average return on average equity for the three-year performance period of 18.5% and average free cash flow margin for the three-year performance period of 10%. The

Committee decided to exercise discretion to determine the appropriate payout and determined that we achieved the following percentile rankings among the Peer Group with respect to the LTIP Award performance measures for the calendar year 2013-14-15 performance period:

Performance Measure	Result	Percentile Rank	Weighted Payout Percentage
Revenue growth	(9.20%)	38th	11.67%
Growth in fully diluted EPS	(10.22%)	38th	23.33%
Average return on invested capital	17.77%	56th	50.00%

As a result, each of the Named Executive Officers received the LTIP Award payout during fiscal year 2016 included in the “Number of Shares Acquired on Vesting” column of the Option Exercises and Stock Vested for Fiscal Year 2016 table on page 59. Each payment represents a total payout of 85% of the target LTIP Award values for the three-year performance period ended December 31, 2015.

Stock Incentives.

Each of the Named Executive Officers received Stock Incentives under our 2009 Omnibus Stock Incentive Plan during the first quarter of fiscal year 2016. The Committee grants Stock Incentives to executive officers to encourage and reward efforts and accomplishments that advance the goals of the Win Strategy and make other contributions to maximize our stock price.

The number of Stock Incentives granted by the Committee is determined by utilizing the Black-Scholes valuation model to convert a target dollar value into the number of Stock Incentives to be granted. The Committee uses Mercer’s annual review to ensure the target dollar values are reasonable in relation to the median of similar compensation offered within the companies included in Mercer’s annual review. The following table shows the Target Value and the number of Stock Incentives granted to each of the Named Executive Officers in the first quarter of fiscal year 2016:

Named Executive Officer	Target Value	Stock Incentive Grants (# of Underlying Shares)
Thomas L. Williams	$3,000,000	67,200
Jon P. Marten	$ 875,000	19,600
Lee C. Banks	$2,000,000	44,800
Joseph R. Leonti	$ 550,000	12,320
Andrew M. Weeks	$ 550,000	12,320
Donald E. Washkewicz	$1,500,000	33,600

The fiscal year 2016 Stock Incentive grants shown above are also included in the “All Other Option Awards: Number of Securities Underlying Options” column of the Grants of Plan-Based Awards for Fiscal Year 2016 table beginning on page 54 and the “Option Awards—Number of Securities Underlying Unexercised Options—Unexercisable” column of the Outstanding Equity Awards at June 30, 2016 table beginning on page 56. The “Option Awards” column of the Summary Compensation Table for Fiscal Year 2016 on page 52 includes the aggregate grant date fair value of these awards in fiscal year 2016.

As required by the terms of our 2009 Omnibus Stock Incentive Plan, all fiscal year 2016 Stock Incentives have an exercise price equal to the closing price of our common stock on the date of grant. The plan does not permit the re-pricing of Stock Incentives. The Committee analyzed the terms of our 2009 Omnibus Stock

Incentive Plan and Mercer’s annual review to establish all other terms of these Stock Incentives. All fiscal year 2016 Stock Incentives have a ten-year term and vest in one-third increments over three years following the grant date. When vested, each Stock Incentive will entitle the holder to receive the increase in value of one common share from the grant date to the date of exercise.

Upon exercise of fiscal year 2016 Stock Incentives, common shares will be issued directly to the holder. The appreciation in these Stock Incentives will be calculated by subtracting the grant price from the fair market value of the common shares at exercise, and multiplying the result by the number of Stock Incentives exercised. The number of common shares to be issued is determined by dividing that appreciation by the market price of the common shares at exercise.

During fiscal year 2016, the Named Executive Officers exercised Stock Incentives previously granted under our 2009 Omnibus Stock Incentive Plan and 2003 Stock Incentive Plan, which are included in the “Option Awards—Number of Shares Acquired on Exercise” column of the Option Exercises and Stock Vested for Fiscal Year 2016 table on page 59.

Employee Benefits.

The Named Executive Officers are eligible to participate in various employee benefit plans and programs. These plans and programs reward experience, expertise, level of responsibility, continuity of leadership and advancement. We use these plans to ensure that our executive compensation program remains sufficiently competitive to attract, retain and motivate the executive officers and other employees necessary to advance the goals of the Win Strategy.

Qualified Benefit Plans.

During fiscal year 2016, the Named Executive Officers participated in the following tax-qualified benefit plans and programs:

•	The Parker-Hannifin Consolidated Pension Plan, which we refer to as the Pension Plan, except for Messrs. Leonti and Weeks who are not eligible to participate in the Pension Plan; and

•	The Parker Retirement Savings Plan, which we refer to as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which most full-time non-union U.S. salaried employees hired prior to April 1, 2004 participate. The Pension Plan offers normal retirement, early retirement and death benefits. The monthly normal retirement benefit is the greater of a minimum benefit and an amount based on final average pay. The minimum benefit and final average pay amounts are calculated as follows:

Minimum Benefit:	$21.00 multiplied by years of service, up to a maximum of 40 years.
Final Average Pay Amount:

•     0.75% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses up to the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•     1.36% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses in excess of the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•     0.50% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses, multiplied by years of service in excess of 35 up to a maximum of five years.

The amount of the benefit is reduced by 6% per year for each year prior to age 65 if retirement occurs and payments commence before age 65 and after age 55. We elected to freeze new participation in the Pension Plan in 2004. All participants as of April 1, 2004 were given the option to either remain in the Pension Plan or terminate in favor of maintaining a retirement income account under the Retirement Savings Plan. Employees hired after April 1, 2004, such as Messrs. Leonti and Weeks, were not eligible to participate in the Pension Plan and instead maintain a retirement income account under the Retirement Savings Plan. Each of the Named Executive Officers who are in the Pension Plan elected to remain in and continue to accrue benefits under the Pension Plan. All benefits accrued by employees who elected to terminate participation in the Pension Plan were frozen as of June 30, 2004. Those employees initiated their retirement income accounts on July 1, 2004.

The Retirement Savings Plan is a qualified defined contribution pension plan under Section 401(k) of the Internal Revenue Code. Most full-time U.S. employees are eligible to participate in the Retirement Savings Plan. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Converted RONA Bonuses are not eligible for deferral under the Retirement Savings Plan. We provide to each participant a matching contribution of 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed on a pre-tax basis or Roth basis. As described above, certain participants also maintain a retirement income account within the Retirement Savings Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation up to the Internal Revenue Service statutory limit (currently $265,000 per year), based on age and length of service. These contributions range from 0.5% to 6% of the participant’s compensation which does not exceed that limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. The contributions made by us under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2016 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2016 on page 52.

Non-Qualified Benefit Plans.

During fiscal year 2016, the Named Executive Officers participated in the following non-qualified benefit plans and programs:

•	The Parker-Hannifin Corporation Savings Restoration Plan, which we refer to as the Savings Restoration Plan;

•	The Parker-Hannifin Corporation Executive Deferral Plan, which we refer to as the Executive Deferral Plan, except for Mr. Weeks who does not participate in the Executive Deferral Plan;

•

The Parker-Hannifin Corporation Pension Restoration Plan, which we refer to as the Pension Restoration Plan, except for Messrs. Leonti and Weeks who are not eligible to participate in the Pension Restoration Plan as they are not participants in the Pension Plan;

•

The Parker-Hannifin Corporation Supplemental Executive Retirement Benefits Program, which we refer to as the Supplemental Retirement Program, except for Messrs. Leonti and Weeks who are not eligible to participate in the Supplemental Retirement Program; and

•

The Parker-Hannifin Corporation Defined Contribution Supplemental Executive Retirement Program, which we refer to as the Defined Contribution Supplemental Retirement Program (only Messrs. Leonti and Weeks participated in the Defined Contribution Supplemental Retirement Program).

The Savings Restoration Plan is available to employees who earn base salaries equal to or in excess of $150,000 per year and who are otherwise eligible to participate in the plan. The Savings Restoration Plan was established to restore deferral opportunities and matching contributions lost because of statutory limits in the Retirement Savings Plan. Specifically, the Savings Restoration Plan allows executive officers to defer a portion of their pre-tax compensation and receive matching contributions from us that would have been available under the Retirement Savings Plan if the Internal Revenue Service statutory limit did not exist. Converted RONA Bonuses are not eligible for deferral under the Savings Restoration Plan. Each Named Executive Officer may annually defer to his Savings Restoration Plan account any portion of the compensation that he cannot defer under the Retirement Savings Plan due to the statutory limit, other than Converted RONA Bonuses, up to the greater of 20% of base pay or $25,000. We provide to each participant a matching contribution of common stock equal to 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed, reduced by the maximum matching contribution available to the participant under the Retirement Savings Plan. We also take into account the matching contributions made under the Retirement Savings Plan to ensure that the maximum match under both plans does not exceed $17,000. In addition, all participants who maintain a retirement income account within the Retirement Savings Plan also maintain a separate retirement income account within the Savings Restoration Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation in excess of the Internal Revenue Service statutory limit determined based on age and length of service. These contributions range from 0.5% to 6% of the amount of the participant’s compensation in excess of that limit. All deferrals and contributions are made under the Savings Restoration Plan by accounting entry rather than any physical exchange of cash or common stock. Participants also accrue earnings, on an accounting-entry basis, on deferrals based on the performance of various investment fund choices and on contributions based on the performance of our common stock. Participants are our unsecured creditors for their respective account balances. Account balances in the Savings Restoration Plan are paid as indicated in the chart below.

Our matching contributions made under the Savings Restoration Plan for the Named Executive Officers during fiscal year 2016 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2016 on page 52. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan during fiscal year 2016 are included in the Nonqualified Deferred Compensation for Fiscal Year 2016 table on page 61.

The Executive Deferral Plan is available to executive officers and certain other key employees. The Executive Deferral Plan provides executive officers with an opportunity to defer a portion of their compensation (in addition to that deferred under the Retirement Savings Plan and the Savings Restoration Plan) on a pre-tax basis, including Target Incentive Bonuses and General RONA Bonuses, and to accumulate tax-deferred earnings on the deferrals. LTIP Award payouts and Converted RONA Bonuses are not eligible for deferral under the Executive Deferral Plan. Each executive may defer to his or her account up to 80% of base salary and 80% of General RONA Bonuses paid in August and Target Incentive Bonuses paid in August. Similar to the Savings Restoration Plan, all deferrals are made under the Executive Deferral Plan by accounting entry rather than any physical exchange of cash. Participants also accrue earnings on an accounting-entry basis based on the performance of various investment fund choices. Participants are our unsecured creditors for their respective account balances. Account balances in the Executive Deferral Plan are paid as indicated in the chart below. For those who were participants in the Executive Deferral Plan prior to January 1, 2016, prior to distribution, the balances are increased to reflect any “gross-up” amount necessary to offset federal excise taxes and any after-tax value the participant would have received if the account had remained in place and been paid as elected by the participant. Any balances on distribution to a participant in the Executive Deferral Plan who becomes a participant on or after January 1, 2016, are no longer increased to reflect any “gross-up” amount to offset federal excise taxes and any after-tax value the participant would have received if the account had remained in place and been paid as elected by the participant. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Executive Deferral Plan during fiscal year 2016 are included in the Nonqualified Deferred Compensation for Fiscal Year 2016 table on page 61.

Savings Restoration Plan and Executive Deferral Plan account balances are paid out upon any of the following events as follows:

Retirement:

Balances are distributed to the participant in either a lump sum or in periodic installments, based on a prior election by the participant. The participant can delay the commencement of payments up to five years following retirement. Balances continue to accumulate earnings under the various investment funds at all times during the payout period.

Termination Before Retirement:

Balances accruing on or prior to December 31, 2004 are, at our election, distributed to the participant in either a lump sum upon termination or in periodic installments. Account balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum upon termination.

Disability:	If we determine that a participant is totally disabled, the participant’s account balance will be paid upon termination in the same manner as if he or she retired.
Withdrawals During Employment:

Balances can be withdrawn without penalty during employment only if we determine that the participant suffered severe financial hardship. Balances accruing on or prior to December 31, 2004 can also be withdrawn voluntarily during employment, subject to a 10% forfeiture penalty.

Death:	Balances are distributed to the participant’s beneficiary in a lump sum or, if elected by the participant, in installments.
Change in Control:

Under the Savings Restoration Plan, balances accruing on or prior to December 31, 2004 are distributed to the participant in a lump sum without penalty if the participant expressly elected a lump sum. If the participant did not expressly elect a lump sum, distributions are treated as unscheduled withdrawals and are subject to a forfeiture penalty of 5% if they are withdrawn within 30 days or 10% if they are withdrawn beyond the 30-day period. Balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum. Under the Executive Deferral Plan, balances are distributed to the participant in a lump sum.

The Pension Restoration Plan is available to all individuals who participate in the Pension Plan and who are otherwise eligible to participate in the Pension Restoration Plan. The Pension Restoration Plan was established to restore benefits lost because of statutory limits on the Pension Plan. Specifically, the benefits available under the Pension Restoration Plan equal the amount that would be payable to the participant under the Pension Plan in excess of the Internal Revenue Service statutory limit if that limit did not exist and the participant had not elected to defer any compensation under the Savings Restoration Plan and the Executive Deferral Plan. Similar to the Pension Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Pension Restoration Plan.

The Supplemental Retirement Program was established to provide executive officers with retirement benefits supplemental to the benefits under the Pension Plan. The benefit provided under the Supplemental Retirement Program is intended, at age 65, to provide to participants with at least 15 years of service 55% of the average of the three highest years of base salary plus annual cash incentive compensation. Similar to the Pension Plan and the Pension Restoration Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Supplemental Retirement Program. LTIP Awards and Stock Incentives are also not considered in calculating the benefits available under the Supplemental Retirement Program. The benefit is subject to reduction for early retirement, less than 15 years of service, benefits under the Pension Plan, the Pension Restoration Plan and any of our non-U.S. pension plans, 50% of primary social security benefits and 100% of any similar non-U.S. state-provided retirement benefits, and contributions to the participant’s retirement income accounts under the Retirement Savings Plan and the Savings Restoration Plan. Participants vest at age 60, or at age 55 with the consent of the Committee, and with five years of participation in the Supplemental Retirement Program, or a lesser period established by the Committee at the time they become participants. To receive a benefit under the Supplemental Retirement Program, however, a vested participant must have at least five years of service. In January 2015, the Committee closed the Supplemental Retirement Program to new participants as of July 1, 2014.

The Defined Contribution Supplemental Retirement Program was established to provide executive officers and certain other key management employees with retirement benefits supplemental to the benefits under the Retirement Savings Plan and the Savings Restoration Plan. The Defined Contribution Supplemental Retirement Program was established to replace the Supplemental Retirement Program for executive officers who are designated as participants on or after July 1, 2014. Depending on a participant’s salary grade on December 31 of each year, we provide an annual non-discretionary employer contribution of 8%, 10% or 12% of a participant’s base salary, Target Incentive Bonus and General RONA Bonus that was paid during the calendar year. The Committee may determine to make an additional annual discretionary contribution to a designated participant’s account. Participants vest at age 60, or at age 55 with the consent of the Committee, and with five years of participation in the Defined Contribution Supplemental Retirement Program, or a lesser period established by the Committee at the time they become participants. To receive a benefit under the Defined Contribution Supplemental Retirement Program, however, a vested participant must have at least five years of service. Messrs. Leonti and Weeks are our only Named Executive Officers who participate in the Defined Contribution Supplemental Retirement Program.

Our contributions made under the Defined Contribution Supplemental Retirement Program for Messrs. Leonti and Weeks during fiscal year 2016 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2016 on page 52. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Defined Contribution Supplemental Retirement Program during fiscal year 2016 are included in the Nonqualified Deferred Compensation for Fiscal Year 2016 table on page 61.

Health and Welfare Benefits.

The Named Executive Officers participated in various health and welfare programs generally available to all employees during fiscal year 2016. The Named Executive Officers also participated in our Officer Life Insurance Plan and our Executive Long-Term Disability Plan, except that Mr. Washkewicz surrendered his Officer Life Insurance Plan in 2015.

Under the Officer Life Insurance Plan, we pay all required premiums for life insurance on executive officers who were participants prior to January 1, 2008 (which includes Named Executive Officers Messrs. Williams and Banks) for the longer of 10 years or until the executive officer reaches age 65. For those executive officers who were participants after January 1, 2008 (which includes Named Executive Officers Messrs. Marten, Leonti and Weeks) we pay all required premiums for life insurance until retirement up to age 65. The premiums are designed to maintain death benefits equal to:

•	five times base salary during employment and two times final base salary after retirement at age 65 for our Chief Executive Officer;

•	four times base salary during employment and two times final base salary after retirement at age 65 for our Chief Financial Officer and our President and Chief Operating Officer; and

•	three times base salary during employment and two times final base salary after retirement at age 65 for all other Named Executive Officers and other participants.

If the participant retires between ages 55 and 65, the post-retirement death benefit is reduced by 10% of base salary for each year prior to age 65 that the participant retires. The amount of the death benefit is adjusted each year on January 1st based on the participant’s base salary as of the preceding December 1st. The policies underlying the plan are cash value life insurance policies owned by the participants. The premiums we paid on behalf of the Named Executive Officers during fiscal year 2016 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2016 on page 52.

The Executive Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of two-thirds of base salary plus Target Incentive Bonuses and General RONA Bonuses (after applying the PG RONA Multiplier if applicable) paid during the calendar year ending December 31 of the year prior to the disability, up to a maximum monthly benefit, in the case of Messrs. Williams, Marten and Banks, of $33,000, or, in the case of Messrs. Leonti and Weeks, of $35,000. Our executive officers are not eligible to receive the long-term disability benefit generally available to other employees.

Change in Control Agreements.

We are not a party to any written employment agreements with our executive officers. We have, however, entered into separate Change in Control Severance Agreements with our executive officers, which we refer to as the Change in Control Agreements. We are not obligated to pay severance to executive officers under any agreement other than the Change in Control Agreements. The executive officers are, however, eligible to receive severance upon termination for reasons other than a change in control in accordance with our general severance policy for salaried employees. The Change in Control Agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests in the event of a change in control. The Committee determined that the amounts payable under the Change in Control Agreements are reasonable and necessary to achieve those objectives. The Potential Payments upon Termination or Change of Control at June 30, 2016 tables and the related narrative descriptions beginning on page 62 provide additional information on the Change in Control Agreements, including a brief discussion of the material provisions of the Change in Control Agreements beginning on pages 65 and 67 under the captions “Payments upon a Change in Control” and “Payments upon a Qualifying Termination in Connection with a Change in Control.”

Indemnification Agreements.

We enter into separate Indemnification Agreements with each of our executive officers. Each agreement remains in effect during and after employment with respect to any action taken while the individual serves as an executive officer. The agreements are designed to attract, retain and motivate executive officers by encouraging reasonable and measured risk-taking in the interests of our business and our shareholders, and protecting against liabilities incurred in the performance of their duties to the maximum extent permitted by Ohio law.

The agreements provide for indemnification for all expenses, including attorney fees, judgments, fines and settlement amounts, that the executive officer incurs by reason of his or her service:

•

in a civil action or proceeding by another party (unless it is proven that the officer’s act or failure to act was taken with deliberate intent to cause injury to our business or in reckless disregard for the best interest of our business); or

•	in a criminal action or proceeding (unless the officer had reasonable cause to believe his or her conduct was unlawful).

Executive Perquisites.

During fiscal year 2016, we made various executive perquisites available to each of the Named Executive Officers. These perquisites are offered to promote the business objectives for each perquisite as described below and to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals necessary to advance the goals of the Win Strategy. The costs of these perquisites for the Named Executive Officers reportable for fiscal year 2016 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2016 on page 52. The Summary Compensation Table further reflects and describes payments to Mr. Weeks for reimbursement of perquisites that are not available to executive officers he received prior to becoming an executive officer.

Private Clubs. We pay or reimburse initiation fees for one private club for each executive officer. Historically we also provided a gross up payment to account for taxes assessed against the executive officers with respect to those fees. In fiscal year 2016 we implemented a policy to no longer provide gross up payments on those club initiation fees and in 2016 no such gross up payments were made to any of our Named Executive Officers. We offer these perquisites to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations. Historically we have paid or reimbursed the initiation fees and provided gross up payments on those fees for additional clubs for the Chief Executive Officer, the Chief Financial Officer, the President and Chief Operating Officer and at the Executive and Senior Vice President levels on a business-needs basis and only with appropriate advance approval. In fiscal year 2016 we implemented a policy to no longer provide gross up payments on those fees for additional clubs and in 2016 no such gross up payments were made to any of our Named Executive Officers.

Spousal Travel. In limited circumstances and only with appropriate advance approval, we reimburse our executive officers for transportation, lodging, meals, entertainment and other travel expenses for their spouses or other family members who accompany them on out-of-town business. We offer these perquisites to encourage executive officers to spend an appropriate amount of time with their direct reports in locations away from corporate headquarters, to allow executive officers and their spouses to develop a more personal relationship with the executive officers’ subordinates and their families, and to encourage spouses to attend retirement parties, funerals, business dinners and other corporate functions at locations away from their homes.

Executive Physicals. We pay for annual physicals and any necessary travel vaccinations for each of our executive officers and certain other key employees. We offer this benefit as part of our overall preventive medicine program to promptly identify and address medical issues and to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Leased Vehicles. We lease an automobile for each of our executive officers and for certain other key employees. We offer this perquisite to provide executive officers with use of a company car for business travel needs, recognizing that the vehicles can also be used for personal purposes. We pay or reimburse each executive officer for lease payments on one automobile, typically for a three-year term. Each executive officer has a maximum allowance of $1,570 per month. We also reimburse each executive officer for the cost of tires and maintenance and provide insurance on each vehicle during the lease term. We require each executive officer to take title to his or her vehicle at the end of the lease term because we amortize the entire cost of the vehicle over the lease term. We pay or reimburse each executive officer for sales taxes on his or her vehicle at the time of title transfer, but the executive officer is responsible for the payment of all income taxes assessed on payments and reimbursements made during the lease term and at the time of title transfer, including those assessed on the fair market value of the vehicle at the time of title transfer.

Matching Gifts Program. We match any amount in excess of $20 contributed to any accredited educational institution by an active, full-time employee, retiree, or member of our Board of Directors. Our matching contributions are capped at $5,000 per fiscal year for any individual’s contribution to any single institution, and $10,000 per fiscal year for any individual’s aggregate contributions to all institutions.

Company Apartments. We maintain apartments in Cleveland, Ohio, Newport Beach, California and London, England to provide accommodations to employees working off-site at or relocating to our primary facilities. The apartments are also available to the executive officers for personal use with appropriate advance approval if the apartments are not otherwise being used for business purposes.

Entertainment Venues. We maintain loges, boxes and tickets at various entertainment venues to provide civic support to arts, entertainment and other cultural activities at certain significant business locations and to provide a favorable setting for our employees to entertain customers and other business associates. The loges, boxes and tickets are, however, available to executive officers for personal use if they are not otherwise being used for business purposes. We pay all costs of admission, but all costs of food are paid by the executive officer using the venue only for personal use.

Corporate Aircraft. In limited circumstances, we provide our executive officers with use of corporate aircraft for non-business purposes at no cost. Otherwise, the executive officers may use corporate aircraft for non-business travel only if the flight was previously authorized for business purposes, there are available seats that are not being used for those business purposes and the officer’s use does not involve a deviation or extension of the planned business-travel itinerary.

CONSIDERATION OF 2015 SAY-ON-PAY VOTING RESULTS.

At our 2015 Annual Meeting of Shareholders, we received approval, based on the total votes cast, for our advisory “say-on-pay” vote to approve the compensation of our Named Executive Officers. The Committee and Mercer specifically considered the voting results when exploring potential changes to our executive compensation program in 2016. The Committee believes the voting results demonstrate strong, consistent support for our executive compensation program. Based on the Committee’s own independent analysis and taking into consideration the continued shareholder support, the Committee made changes to the existing program as described under the “Highlights and Significant Changes to Executive Compensation Program” section on page 26. The Committee will continue to explore with Mercer potential improvements to our executive compensation program to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market.

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation’s management and, based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Human Resources and Compensation Committee:

Candy M. Obourn, Chair

Robert G. Bohn

Robert J. Kohlhepp

Joseph Scaminace

James L. Wainscott

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2016

The following table sets forth compensation information for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Thomas L. Williams, Chief Executive Officer and Chairman of the Board	2016	1,000,000(1)	3,062,194(3)	1,871,520(5)	1,887,760(6)	2,837,394(7)	127,460(8)	10,786,328
	2015	857,667	4,718,462	1,745,870	1,242,322	769,731	162,870	9,496,922
	2014	720,000	1,260,840	2,030,626	823,952	1,228,950	98,041	6,162,409
Jon P. Marten, Chief Financial Officer and Executive Vice President – Finance & Administration	2016	657,500(1)	670,453(3)	545,860(5)	833,051(6)	1,565,581(7)	121,909(8)	4,394,354
	2015	657,500	880,413	839,395	762,497	1,240,790	126,894	4,507,489
	2014	611,310	1,456,299	907,037	699,724	1,580,094	114,556	5,369,020

Lee C. Banks, President and Chief Operating Officer	2016	850,000(1)	1,532,957(3)	1,247,680(5)	1,222,471(6)	2,093,986(7)	102,660(8)	7,049,754
	2015	795,167	2,818,417	1,900,379	987,524	442,954	144,090	7,088,531
	2014	720,000	1,260,840	1,539,161	823,952	1,101,243	96,292	5,541,488
Joseph R. Leonti (9), Vice President, General Counsel and Secretary	2016	410,400(1)	421,304(3)	343,112(5)	458,465(6)	--(7)	479,043(8)	2,112,324
Andrew M. Weeks (9), Vice President and President – Hydraulics Group	2016	400,956(1)	907,854(3)	325,618(5)	333,449(6)	--(7)	464,793(8)	2,432,670
Donald E. Washkewicz (10)	2016	485,000(1)(2)	83,655(4)	935,760(5)	910,150(6)	0(7)	35,359(8)	2,449,924
	2015	1,141,667	4,428,930	3,163,057	2,281,899	3,506,318	168,290	14,690,161
	2014	1,300,000	4,484,760	4,302,234	2,617,755	2,164,537	136,434	15,005,720

(1)	Includes the following amounts deferred under the Savings Restoration Plan and the Executive Deferral Plan for fiscal year 2016:
Savings Restoration Plan: Mr. Williams—$26,017; Mr. Marten—$25,000; Mr. Banks—$25,392; Mr. Leonti—$18,844; Mr. Weeks—$20,048; and Mr. Washkewicz—$4,250.
Executive Deferral Plan: Mr. Marten—$25,000; and Mr. Leonti—$25,000.
These amounts are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation for Fiscal Year 2016 table on page 61.
(2)

Includes $425,000 that Mr. Washkewicz earned as an executive officer from July 1, 2015 through December 31, 2015 and $60,000 that he earned as a non-employee Director from January 1, 2016 through June 30, 2016.

(3)

Amount consists of the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of LTIP Awards granted during fiscal year 2016 to each of the Named Executive Officers. The amount does not reflect whether a Named Executive Officer has actually realized a financial benefit from the LTIP awards. The amount was calculated by multiplying the closing price on the date of grant by the number of LTIP Awards received and assuming a payout of 100%. As described beginning on page 40, however, LTIP Award payouts will be calculated following the applicable three-year performance period and could range from a minimum of 0% to a maximum of 200%. The grant date fair value of the LTIP Awards granted during fiscal year 2016 at the maximum payout of 200% are: Mr. Williams—$6,124,388; Mr. Marten—$1,340,906; Mr. Banks—$3,065,914; Mr. Leonti—$842,608; Mr. Weeks—$1,815,708 and Mr. Washkewicz—$0. Dividends are not accrued or paid on the LTIP Awards until after the performance period ends and the shares are issued.

(4)

Amount consists of the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of RSUs granted during fiscal year 2016 to Mr. Washkewicz in his position as a non-employee Director. The amount does not reflect whether Mr. Washkewicz has actually realized a financial benefit from the RSUs. The amount was calculated by multiplying the closing price on the date of grant by the number of RSUs received. As described on page 75, the RSUs are subject to a one year vesting period. Dividend equivalent units are paid on our dividend pay dates as additional RSUs. The value of these additional RSUs is reported under the All Other Compensation column.

(5)

Amount reflects the aggregate grant date fair value for fiscal year 2016 computed in accordance with FASB ASC Topic 718 of Stock Incentive grants. The amount does not reflect whether a Named Executive Officer has actually realized a financial benefit from the award. The amount was calculated using the Black-Scholes option pricing model with the following weighted-average assumptions:

Fiscal Year of Grant	Participant	Grant Date	Type of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2016	Named Executive Officers, other than Mr. Weeks	8/12/2015	annual grant	1.88%	5.83 years	1.86%	29.0%
2016	Andrew M. Weeks	8/12/2015	annual grant	1.88%	5.26 years	1.86%	28.6%

During fiscal year 2016, no Stock Incentive awards were forfeited by any of the Named Executive Officers.

(6)

Amount consists of the following Target Incentive Bonuses, General RONA Bonuses with PGI Multiplier if applicable and Converted RONA Bonuses for fiscal year 2016, which were paid in one or more installments with the final payment in August 2016:

Target Incentive Bonus for fiscal year 2016: Mr. Williams—$1,000,000; Mr. Marten—$460,000; Mr. Banks—$640,000; Mr. Leonti—$250,000; Mr. Weeks—$136,667; and Mr. Washkewicz—$520,000.

General RONA Bonus for fiscal year 2016: Mr. Williams—$810,000; Mr. Marten—$319,545; Mr. Banks—$504,900; Mr. Leonti—$155,131; Mr. Weeks—$152,337; and Mr. Washkewicz—$390,150.

Converted RONA Bonus for fiscal year 2016: Mr. Williams—$77,760; Mr. Marten—$53,506; Mr. Banks—$77,571; Mr. Leonti—$53,334; Mr. Weeks—$44,445; and Mr. Washkewicz—$0.

(7)

Amount consists of the change in annual actuarial present value of pension benefits for Messrs. Williams, Marten and Banks, as also reported in the Pension Benefits for Fiscal Year 2016 table on page 60. Messrs. Leonti and Weeks do not have a benefit under our defined benefit pension plans. Mr. Washkewicz’s change in annual actuarial present value of pension benefits was ($3,648,421). None of the Named Executive Officers received above-market or preferential earnings on deferred compensation.

(8)	The following table describes each component of the All Other Compensation column:

Name	Company Contributions to Defined Contribution Plans (a)	Life Insurance Premiums Paid	Tax Gross- Ups	Dividend Equivalents / Dividend Equivalent Units on RSUs	Perquisites (c)	Total “All Other Compensation”
Thomas L. Williams	$17,260	$ 84,885	$0	$0	$25,315	$127,460
Jon P. Marten	17,000	79,417	0	0	25,492	121,909
Lee C. Banks	17,038	58,079	0	0	27,543	102,660
Joseph R. Leonti	424,561	30,842	0	0	23,640	479,043
Andrew M. Weeks	384,920	36,745	5,753 (b)	8,505 (d)	28,870	464,793
Donald E. Washkewicz	2,807	0	0	1,112 (d)	31,440	35,359

(a)	Amount consists of the following company contributions to our Defined Contribution Plans:

Savings Retirement Plan: Mr. Williams—$10,600; Mr. Marten—$10,600; Mr. Banks—$10,538; Mr. Leonti—$18,207; Mr. Weeks—$19,233; and Mr. Washkewicz—$792.

Savings Restoration Plan: Mr. Williams—$6,660; Mr. Marten—$6,400; Mr. Banks—$6,500; Mr. Leonti—$19,259; Mr. Weeks—$15,886; and Mr. Washkewicz—$2,015.

Defined Contribution Supplemental Retirement Program: Mr. Leonti—$387,095; and Mr. Weeks—$349,801.

(b)

Represents the amounts we reimbursed Mr. Weeks prior to his becoming an executive officer for the payment of taxes with respect to: (i) private club dues; and (ii) an application fee for an executive master’s degree program.

(c)

Reported in this column are amounts reimbursed or incurred by us with respect to (i) executive long term disability insurance premiums; (ii) one or more of the following executive perquisites: (A) leased vehicle, including state sales tax if applicable; (B) spousal travel; (C) executive physicals; and (D) matching gifts program; and (iii) private club dues and an application fee for an executive master’s degree program for Mr. Weeks prior to his becoming an executive officer. The Named Executive Officers also use our loge, box seats or tickets to various entertainment venues. However, there is no incremental cost to us for their use of these loges, box seats and tickets. No Named Executive Officer received an executive perquisite in an amount that exceeds the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer.

(d)

Reported in this column are (i) cash dividends that Mr. Weeks received as dividend equivalents on RSUs that he held; and (ii) the value of additional RSUs Mr. Washkewicz earned as dividend equivalent units on RSUs that he held.

(9)	Messrs. Leonti and Weeks were not Named Executive Officers for fiscal years 2014 and 2015.
(10)	Mr. Washkewicz retired as an executive officer on December 31, 2015 but still qualifies as a Named Executive Officer based on his fiscal year 2016 compensation as an executive officer.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2016

The following table sets forth information with respect to non-equity and equity incentive plan awards granted to the Named Executive Officers during fiscal year 2016. The LTIP Awards, RSUs and Stock Incentives listed below have been granted under the 2009 Omnibus Stock Incentive Plan.

Name	Grant Date	Compensation Committee Action Date (If Different than Grant Date)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Williams
Target Incentive Bonus	8/12/2015	—	0	500,000	1,000,000	—	—	—	—	—	—
General RONA Bonus	8/12/2015	—	0	750,000	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/12/2015	—	0	72,000	(1)	—	—	—	—	—	—
LTIP Award (CY16-17-18)	1/20/2016	—	—	—	—	0	31,010	62,020	—	—	2,682,675(2)
LTIP Award (CY14-15-16)(3)	1/20/2016	—	—	—	—	0	1,640	3,280	—	—	141,876(2)
LTIP Award (CY15-16-17)(3)	1/20/2016	—	—	—	—	0	2,747	5,494	—	—	237,643(2)
Stock Incentives	8/12/2015	—	—	—	—	—	—	—	67,200	113.23	1,871,520
Jon P. Marten
Target Incentive Bonus	8/12/2015	—	0	230,000	460,000	—	—	—	—	—	—
General RONA Bonus	8/12/2015	—	0	295,875	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/12/2015	—	0	49,543	(1)	—	—	—	—	—	—
LTIP Award (CY16-17-18)	1/20/2016	—	—	—	—	0	7,750	15,500	—	—	670,453(2)
Stock Incentives	8/12/2015	—	—	—	—	—	—	—	19,600	113.23	545,860
Lee C. Banks
Target Incentive Bonus	8/12/2015	—	0	320,000	640,000	—	—	—	—	—	—
General RONA Bonus	8/12/2015	—	0	467,500	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/12/2015	—	0	71,825	(1)	—	—	—	—	—	—
LTIP Award (CY16-17-18)	1/20/2016	—	—	—	—	0	17,720	35,440	—	—	1,532,957(2)
Stock Incentives	8/12/2015	—	—	—	—	—	—	—	44,800	113.23	1,247,680
Joseph R. Leonti
Target Incentive Bonus	8/12/2015	—	0	125,000	250,000	—	—	—	—	—	—
General RONA Bonus	8/12/2015	—	0	143,640	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/12/2015	—	0	49,383	(1)	—	—	—	—	—	—
LTIP Award (CY16-17-18)	1/20/2016	—	—	—	—	0	4,870	9,740	—	—	421,304(2)
Stock Incentives	8/12/2015	—	—	—	—	—	—	—	12,320	113.23	343,112
Andrew M. Weeks
Target Incentive Bonus	8/12/2015	—	0	82,000	164,000	—	—	—	—	—	—
General RONA Bonus with PGI Multiplier	8/12/2015	—	0	164,000	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/12/2015	—	0	49,383	(1)	—	—	—	—	—	—
LTIP Award (CY16-17-18)	1/20/2016	—	—	—	—	0	4,870	9,740	—	—	421,304(2)
LTIP Award (CY13-14-15)(4)	9/1/2015	8/12/2015	—	—	—	0	499	998	—	—	52,734(2)
LTIP Award (CY14-15-16)(4)	9/1/2015	8/12/2015	—	—	—	0	1,637	3,274	—	—	172,998(2)
LTIP Award (CY15-16-17)(4)	9/1/2015	8/12/2015	—	—	—	0	2,468	4,936	—	—	260,818(2)
Stock Incentives	8/12/2015	—	—	—	—	—	—	—	12,320	113.23	325,618

Name	Grant Date	Compensation Committee Action Date (If Different than Grant Date)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald E. Washkewicz
Target Incentive Bonus	8/12/2015	—	0	520,000	1,040,000	—	—	—	—	—	—
General RONA Bonus	8/12/2015	—	0	722,500	(1)	—	—	—	—	—	—
RSUs	1/20/2016	—	—	—	—	0	967	967	—	—	83,655
RSUs (5)	3/4/2016	1/20/2016	—	—	—	0	5	5	—	—	532
RSUs (5)	6/3/2016	1/20/2016	—	—	—	0	5	5	—	—	580
Stock Incentives	8/12/2015	—	—	—	—	—	—	—	33,600	113.23	935,760

(1)

There are no maximum amounts for General RONA Bonuses or Converted RONA Bonuses. General RONA Bonuses and Converted RONA Bonuses are calculated as described in the Compensation Discussion and Analysis beginning on page 36.

(2)	Calculated assuming a payout of 100% as described in footnote 3 to the Summary Compensation Table for Fiscal Year 2016 on page 52.
(3)	Mr. Williams received additional target awards under his LTIP Awards due to his election as Chairman of the Board effective January 1, 2016.
(4)	Mr. Weeks received additional target awards under his LTIP Awards due to his promotion to Vice President and President-Hydraulics Group effective September 1, 2015.
(5)	Mr. Washkewicz earns dividend equivalent units on his RSUs which are paid as additional RSUs.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table for Fiscal Year 2016 on page 52 and the compensation programs under which the grants described in the Grants of Plan-Based Awards for Fiscal Year 2016 table above were made are described in the Compensation Discussion and Analysis, beginning on page 22. The compensation and RSUs that Mr. Washkewicz received as a non-employee Director as reported in the Summary Compensation Table for Fiscal Year 2016 on page 52 and the above Grants of Plan-Based Awards for Fiscal Year 2016 table were made as described in the Compensation of Directors on page 75.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2016

The following table sets forth information with respect to Stock Incentives and stock awards held by the Named Executive Officers as of June 30, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas L. Williams	0	33,422(2)	116.4600	1/31/2025	—	—
	0	67,200(3)	113.2300	8/11/2025	—	—
	8,747	17,493(4)	113.1900	8/12/2024	—	—
	23,227	11,613(5)	106.1800	8/13/2023	—	—
	35,990	0	81.8600	8/14/2022	—	—
	29,460	0	69.1000	8/16/2021	—	—
	41,790	0	62.3500	8/10/2020	—	—
	14,200	0	100.0100	8/11/2019	—	—
	7,329	0	96.5600	8/11/2019	—	—
	18,132	0	126.0400	8/12/2018	—	—
	15,740	0	114.3100	8/14/2017	—	—
	—	—	—	—	23,456(6)	2,534,421
	—	—	—	—	26,189(7)	2,829,721
	—	—	—	—	31,010(8)	3,350,631
Jon P. Marten	0	19,600(3)	113.2300	8/11/2025	—	—
	6,804	13,606(4)	113.1900	8/12/2024	—	—
	18,067	9,033(5)	106.1800	8/13/2023	—	—
	21,480	0	81.8600	8/14/2022	—	—
	21,360	0	69.1000	8/16/2021	—	—
	7,370	0	62.3500	8/10/2020	—	—
	3,673	0	128.6500	8/11/2019	—	—
	3,972	0	128.6500	8/12/2018	—	—
	—	—	—	—	8,600(6)	929,230
	—	—	—	—	7,210(7)	779,041
	—	—	—	—	7,750(8)	837,388
Lee C. Banks	0	22,281(2)	116.4600	1/31/2025	—	—
	0	44,800(3)	113.2300	8/11/2025	—	—
	8,747	17,493(4)	113.1900	8/12/2024	—	—
	23,227	11,613(5)	106.1800	8/13/2023	—	—
	35,990	0	81.8600	8/14/2022	—	—
	29,460	0	69.1000	8/16/2021	—	—
	41,790	0	62.3500	8/10/2020	—	—
	21,285	0	100.0100	8/11/2019	—	—
	17,889	0	128.5000	8/12/2018	—	—
	15,043	0	121.1000	8/14/2017	—	—
	—	—	—	—	16,082(6)	1,737,660
	—	—	—	—	15,889(7)	1,716,806
	—	—	—	—	17,720(8)	1,914,646

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Joseph R. Leonti	0	12,320	(3)	113.2300	8/11/2025	—	—
	4,277	8,553	(4)	113.1900	8/12/2024	—	—
	1,133	567	(5)	106.1800	8/13/2023	—	—
	986	0		81.8600	8/14/2022	—	—
	490	0		69.1000	8/16/2021	—	—
	—	—		—	—	4,598(6)	496,814
	—	—		—	—	4,530(7)	489,467
	—	—		—	—	4,870(8)	526,204
Andrew M. Weeks	0	12,320	(3)	113.2300	8/11/2025	—	—
	1,167	2,333	(4)	113.1900	8/12/2024	—	—
	3,100	1,550	(5)	106.1800	8/13/2023	—	—
	—	—		—	—	3,117(6)	336,792
	—	—		—	—	3,708(7)	400,649
	—	—		—	—	4,870(8)	526,204
Donald E. Washkewicz	0	33,600	(3)	113.2300	8/11/2025	—	—
	34,210	68,420	(4)	113.1900	8/12/2024	—	—
	85,693	42,847	(5)	106.1800	8/13/2023	—	—
	126,990	0		81.8600	8/14/2022	—	—
	111,160	0		69.1000	8/16/2021	—	—
	157,680	0		62.3500	8/10/2020	—	—
	114,795	0		86.6500	8/11/2019	—	—
	—	—		—	—	39,340(6)	4,250,687
	—	—		—	—	36,270(7)	3,918,974
						977(9)	105,565

(1)	The market value is calculated by multiplying the closing price of our Common Stock on June 30, 2016, $108.05, by the number of shares.
(2)	Represents a special Stock Incentive granted on February 1, 2015. Assuming continued full-time employment, the grant will vest on February 1, 2020.
(3)	Represents Stock Incentives granted on August 12, 2015. The Stock Incentives vest in three equal annual installments beginning August 12, 2016.
(4)	Represents Stock Incentives granted on August 13, 2014. The Stock Incentives vest in three equal annual installments beginning August 13, 2015.
(5)	Represents Stock Incentives granted on August 14, 2013. The Stock Incentives vest in three equal annual installments beginning August 14, 2014.
(6)

Assumes that we meet our target performance goals and payout will be at 100% of the target LTIP Award value. Assuming continued employment through the end of the performance period (December 31, 2016), actual payouts under the CY2014-15-16 LTIP Awards will be in common shares to be issued in April 2017 following the Committee’s certification of our performance results, subject to the Committee’s exercise of any discretion to reduce the amount payable and the Committee’s authorization of payment.

(7)

Assumes that we meet our target performance goals and payout will be at 100% of the target LTIP Award value. Assuming continued employment through the end of the performance period (December 31, 2017), actual payouts under the CY2015-16-17 LTIP Awards will be in common shares to be issued in April 2018 following the Committee’s certification of our performance results, subject to the Committee’s exercise of any discretion to reduce the amount payable and the Committee’s authorization of payment.

(8)

Assumes that we meet our target performance goals and payout will be at 100% of the target LTIP Award value. Assuming continued employment through the end of the performance period (December 31, 2018), actual payouts under the CY2016-17-18 LTIP Awards will be in common shares to be issued in April 2019 following the Committee’s certification of our performance results, subject to the Committee’s exercise of any discretion to reduce the amount payable and the Committee’s authorization of payment.

(9)

Represents a grant of 967 Restricted Stock Units, also referred to as RSUs, awarded on January 20, 2016 to Mr. Washkewicz in his position as a non-employee Director and an additional 10 RSUs earned as dividend equivalent units on the RSUs awarded to Mr. Washkewicz during fiscal year 2016. Assuming continued service as a Director up to the Annual Shareholders Meeting being held on October 26, 2016, the grant will vest on January 20, 2017.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2016

The following table sets forth information with respect to Stock Incentives that were exercised during fiscal year 2016 and common shares issued under LTIP Awards and RSUs that vested for the Named Executive Officers during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas L. Williams	0	0	15,936	1,545,473
Jon P. Marten	4,942	273,424	8,598	833,834
Lee C. Banks	0	0	13,362	1,295,847
Joseph R. Leonti	0	0	2,772	268,829
Andrew M. Weeks	0	0	2,924	325,420
Donald E. Washkewicz	204,458	3,952,173	38,624	3,745,756

(1)	Calculated by multiplying the number of shares acquired by the difference between the exercise price and closing price of our common stock on the exercise date.
(2)	Calculated by multiplying the number of shares acquired by the closing price of our common stock on the applicable vesting date.

PENSION BENEFITS FOR FISCAL YEAR 2016

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Thomas L. Williams	Pension Plan Pension Restoration Plan Supplemental Retirement Program	12.6 12.6 12.6	424,409 2,543,781 6,882,280	0 0 0
Jon P. Marten	Pension Plan Pension Restoration Plan Supplemental Retirement Program	28.9 28.5 28.9	1,073,897 4,199,922 3,325,933	0 0 0
Lee C. Banks	Pension Plan Pension Restoration Plan Supplemental Retirement Program	24.6 24.6 24.6	709,875 4,159,133 3,991,639	0 0 0
Joseph R. Leonti (3)	Pension Plan Pension Restoration Plan Supplemental Retirement Program	— — —	0 0 0	0 0 0
Andrew M. Weeks (3)	Pension Plan Pension Restoration Plan Supplemental Retirement Program	— — —	0 0 0	0 0 0
Donald E. Washkewicz	Pension Plan Pension Restoration Plan Supplemental Retirement Program	43.5 38.1 43.5	0 17,420,087(4) 10,517,441(4)	2,470,640 0 0

(1)

Credited Service in the Pension Restoration Plan is frozen as of the date the Named Executive Officer becomes 100% vested in the Supplemental Retirement Program (typically age 60). Messrs. Marten and Washkewicz are over age 60.

(2)

The present value of the accumulated benefits is calculated under each plan using the following assumptions: (i) a discount rate of 3.33% for the Pension Plan; (ii) a discount rate of 2.84 % for each of the Pension Restoration Plan and Supplemental Retirement Program; (iii) no pre-retirement decrements; and (iv) retirement at age 65.

For the Pension Plan, additional assumptions include: (i) participants elect a life annuity; and (ii) the RP-2006 Mortality Table projected generationally with Scale MP-2015.

For the Pension Restoration Plan, using each Named Executive Officer’s participant elections under the Pension Restoration Plan, additional assumptions include: (i) calculating lump sums using the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2016; and (ii) discount segment rates of 1.50%, 3.60% and 4.62%.

For the Supplemental Retirement Program, using each Named Executive Officer’s participant elections under the Supplemental Retirement Program, additional assumptions include: (i) calculating lump sums using the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2016; and (ii) a discount rate of 3.11%.

(3)	Messrs. Leonti and Weeks are not eligible to participate in these plans.
(4)

In connection with Mr. Washkewicz’s retirement on December 31, 2015, his accumulated benefits under the Pension Restoration Plan and Supplemental Retirement Program were subject to a six-month payment delay under Section 409A of the Internal Revenue Code and therefore, were paid to him on July 1, 2016.

The Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program are described in the Compensation Discussion and Analysis, beginning on page 43.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2016

The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan, the Executive Deferral Plan and the Defined Contribution Supplemental Retirement Program during fiscal year 2016.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Thomas L. Williams
Savings Restoration Plan	26,017	6,660	(5,145)	0	478,226(3)
Executive Deferral Plan	0	0	625	0	18,264
Defined Contribution Supplemental Retirement Program	0	0	0	0	0
Jon P. Marten
Savings Restoration Plan	25,000	6,400	(1,122)	0	380,747(3)
Executive Deferral Plan	25,000	0	4,710	0	202,034(4)
Defined Contribution Supplemental Retirement Program	0	0	0	0	0
Lee C. Banks
Savings Restoration Plan	25,392	6,500	(26,581)	0	831,662(3)
Executive Deferral Plan	0	0	(159,386)	0	6,205,564
Defined Contribution Supplemental Retirement Program	0	0	0	0	0
Joseph R. Leonti
Savings Restoration Plan	18,844	19,259	2,111	0	71,236(3)
Executive Deferral Plan	25,000	0	1,032	0	38,348
Defined Contribution Supplemental Retirement Program	0	387,095	29,428	0	755,539
Andrew M. Weeks
Savings Restoration Plan	20,048	15,886	(1,446)	0	77,610(3)
Executive Deferral Plan	0	0	0	0	0
Defined Contribution Supplemental Retirement Program	0	349,801	29,458	0	379,259
Donald E. Washkewicz
Savings Restoration Plan	4,250	2,015	(128,123)	542,252	358,515(3)(5)
Executive Deferral Plan	0	0	(743,796)	5,029,457	0
Defined Contribution Supplemental Retirement Program	0	0	0	0	0

(1)	For each of the Named Executive Officers, amounts are included in the “Salary” column and referenced in footnote 1 of the Summary Compensation Table for Fiscal Year 2016 on page 52.
(2)

Amounts are included along with our contributions to the Retirement Savings Plan, which is a qualified deferred compensation plan, in the “Company Contributions to Defined Contribution Plans” column in the All Other Compensation components table in footnote 8 of the Summary Compensation Table for Fiscal Year 2016 on page 53.

(3)	Includes the following amounts that were deferred during fiscal year 2015 under the Savings Restoration Plan: Mr. Williams—$30,983; Mr. Marten—$22,495; Mr. Banks—$27,858; and Mr. Washkewicz—$11,417.
(4)	Includes $20,000 that was deferred by Mr. Marten during fiscal year 2015 under the Executive Deferral Plan.
(5)

In connection with Mr. Washkewicz’s retirement on December 31, 2015, his remaining balance in the Savings Restoration Plan was subject to a six-month payment delay under Section 409A of the Internal Revenue Code and therefore, was paid to him on July 1, 2016.

The Savings Restoration Plan, the Executive Deferral Plan, and the Defined Contribution Supplemental Retirement Program are described in the Compensation Discussion and Analysis, beginning on page 44. The investment options under each of the plans are identical. During fiscal year 2016, there were up to eleven investment funds that a Named Executive Officer could choose with annual rates of return for the year ended June 30, 2016 ranging from (25.04%) to 23.75%. Under the plans, participants have the ability to change their investments at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT JUNE 30, 2016

Each of the Named Executive Officers may be entitled to payments under our executive compensation program upon a termination of employment or a change in control. The events which may trigger these payments include death, long-term disability, retirement, termination for cause, termination without cause, resignation, change in control or a qualifying termination in connection with a change in control. The following narratives and tables describe the payments the Named Executive Officers may receive under the written terms of our executive compensation program plans and arrangements as in effect on June 30, 2016 for each triggering event as if the triggering event occurred on June 30, 2016. Each of the Named Executive Officers became an executive officer prior to our implementation of the policy to exclude tax gross-ups from our Change in Control Agreements and our Executive Deferral Plan and prior to the elimination of “modified single trigger” vesting acceleration in our Change in Control Agreements. Payments to Mr. Washkewicz, who retired as an executive officer on December 31, 2015, are described below under the caption “Payments to Mr. Washkewicz”.

Payments Generally Available

A Named Executive Officer will generally receive the following upon termination of employment:

•	base salary earned but not yet paid as of the date of termination;

•	Target Incentive Bonuses, General RONA Bonuses (with the PG RONA Multiplier if applicable), and Converted RONA Bonuses earned but not yet paid as of the date of termination;

•	LTIP Award payouts for the most recently completed three-year performance period not yet paid as of the date of termination;

•

amounts accrued and vested under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 43;

•

vested account balances under the Retirement Savings Plan, the Savings Restoration Plan, the Executive Deferral Plan and the Defined Contribution Supplemental Retirement Program as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 44; and

•	any accrued and unused vacation pay as of the date of termination.

The Committee may, however, reduce any payments of a Target Incentive Bonus, General RONA Bonus (with the PG RONA Multiplier if applicable), or LTIP Award payout in its sole discretion, up to and including a reduction to zero.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles.

•

We assumed that each of the triggering events occurred on June 30, 2016. This includes our assumption that, upon a qualifying termination in connection with a change in control, the qualifying termination and change in control both occurred on June 30, 2016.

•

We did not include amounts for base salaries, Target Incentive Bonuses, General RONA Bonuses (including the PG RONA Multiplier if applicable), or Converted RONA Bonuses in the following tables because the amounts are already earned and are not affected by the triggering events, which are assumed to occur on June 30, 2016.

•	Amounts were calculated based on each Named Executive Officer’s age, compensation and years of service as of June 30, 2016.

•

All present values of pension amounts shown for the Pension Plan assume a 3.33% discount rate, the RP-2006 Mortality Table projected generationally with Scale MP-2015, and assume that the annuity payment elected is 50% joint and survivor.

•

With the exception of the values for the Supplemental Retirement Program in the “Change in Control” and “Qualifying Termination in Connection with a Change in Control” columns, all lump sum values of pension amounts shown assume the following:

•	for the Pension Restoration Plan, segment rates (after phase-in) of 1.69%, 4.11% and 5.07%, and the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2016; and

•	for the Supplemental Retirement Program, a 3.11% discount rate and the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2016.

•

We did not include amounts for account balances in the Retirement Savings Plan because this plan is available to all salaried employees. We did not include amounts for account balances under the Savings Restoration Plan and the Executive Deferral Plan because these amounts, which are reported under the “Aggregate Balance at Last Fiscal Year End” column in the Nonqualified Deferred Compensation for Fiscal Year 2016 table on page 61, would not be increased in connection with any triggering event.

Payments upon Death

Upon the death of a Named Executive Officer, in addition to the “Payments Generally Available” described above, the estate or beneficiary of the Named Executive Officer will receive the following:

•	accelerated vesting of all outstanding Stock Incentives;

•

for Stock Incentives granted on or before August 11, 2010 and for Stock Incentives granted on or after August 17, 2011 if the Named Executive Officer is not retirement eligible at the time of death, retention of all outstanding Stock Incentives for the earlier of (i) two years after the Named Executive Officer’s death or (ii) the expiration date listed in the grant letter;

•

for Stock Incentives granted on or after August 17, 2011 if the Named Executive Officer is retirement eligible at the time of death, retention of all outstanding Stock Incentives until the expiration date listed in the grant letter;

•	accelerated vesting of the unvested portion of the Named Executive Officer’s account under our Executive Deferral Plan;

•	account balance in the Defined Contribution Supplemental Retirement Program provided the Named Executive Officer has completed 60 calendar months of service at his date of death;

•

pro-rated LTIP Award payouts for the calendar year 2014-15-16, calendar year 2015-16-17 and calendar year 2016-17-18 performance periods, to be determined at the end of the respective performance periods, based on the number of full quarters served during the performance period; and

•	death benefits under the Officer Life Insurance Plan as described in the Compensation Discussion and Analysis beginning on page 47.

In determining the amounts payable upon death reported in the following tables, the following assumptions and principles were used.

•

To calculate the estimated value of the LTIP Awards, we assumed a payout of 100% of the pro-rated LTIP Award target amount and used our closing stock price on June 30, 2016, $108.05. Because the payout of the LTIP Awards is dependent upon our performance against the Peer Group during the three-year performance period, a Named Executive Officer’s actual payout could range from a minimum of zero to a maximum of 200% of the Named Executive Officer’s pro-rated LTIP Award target amount.

•

The death benefit payable under the Officer Life Insurance Plan is funded through individual life insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policy.

Payments upon Long-Term Disability

Upon the long-term disability of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that:

(i)	the term for all outstanding Stock Incentives will continue for the remainder of their ten-year terms;

(ii)	the account balance in the Defined Contribution Supplemental Retirement Program will be paid in a single lump sum as of the date of disability; and

(iii)	the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan.

In addition, the Named Executive Officer will receive the following:

•	monthly benefits under the Executive Long Term Disability Plan;

•	six months of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer; and

•

for those Named Executive Officers who were participants prior to January 1, 2008, premium payments under the Officer Life Insurance Plan for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65. For those Named Executive Officers who became participants on or after January 1, 2008, the participant will receive premium payments under the Officer Life Insurance Plan until retirement up to age 65.

The benefit in the following tables for each of the Named Executive Officers under the Executive Long-Term Disability Plan represents one year of long term disability benefits. The disability benefit payable under the plan is funded through group and individual long-term disability insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policies.

Payments upon Retirement

Upon the retirement of a Named Executive Officer at (A) age 65 or older, or (B) age 55 or older with at least 10 years of service, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that:

(i)	the vesting schedule in all outstanding Stock Incentives will continue;

(ii)	the term for all outstanding Stock Incentives will continue for the remainder of their ten-year terms;

(iii)

if the Named Executive Officer is (A) age 65 or older, or (B) age 60 or older with at least 10 years of service and 12 months of continuous employment during the performance periods, he will receive a full LTIP Award payout for calendar year 2014-15-16 and calendar year 2015-16-17 performance periods, to be determined at the end of the performance periods, as if he had remained continuously employed through the end of the performance periods; and

(iv)	the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan until death subsequently occurs.

However, if the Named Executive Officer is less than 60 years of age on the date of retirement, then the Named Executive Officer must seek early retirement approval from the Human Resources and Compensation Committee to receive payments with respect to the following:

•	the Supplemental Retirement Program;

•	the Defined Contribution Supplemental Retirement Program; and

•	account balance in the unvested portion of the Named Executive Officer’s LTIP Award deferrals under our Executive Deferral Plan.

In addition, Messrs. Williams and Banks must be at least 55 years of age on the date of retirement to continue to receive premium payments under the Officer Life Insurance Plan which if needed will continue for the greater of ten years from commencement of plan participation or the number of years until they reach age 65. Since Messrs. Marten, Leonti and Weeks each became an executive officer after January 1, 2008, we will not make any post-retirement premium payments on their behalf.

In determining the amounts payable upon retirement reported in the following tables, we assumed that the Named Executive Officer did not receive Human Resources and Compensation Committee approval for early retirement.

Payments upon Termination for Cause or Resignation

Upon the termination for cause or the resignation of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above, except that the Named Executive Officer will (i) forfeit his Supplemental Retirement Program benefit and his Defined Contribution Supplemental Retirement Program benefit if the termination for cause is the result of competition by the Named Executive Officer against us, and (ii) forfeit his LTIP Awards if the termination or resignation occurs during the applicable performance period.

In determining the amounts payable upon termination for cause under the Supplemental Retirement Program and the Defined Contribution Supplemental Retirement Program, we assumed that the termination did not result from competition against us.

Payments Upon Termination Without Cause

Upon the termination without cause of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above. In addition, if the Named Executive Officer signs a release of all claims against us, the Named Executive Officer will receive a lump sum payment equal to one week’s pay for each full year of service up to a maximum of twenty-six weeks of pay and continuation of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer for up to three months.

In determining the amounts payable upon termination without cause reported in the following tables, we assumed that the Named Executive Officer signed a release.

Payments upon a Change in Control

A Change in Control occurs if and when:

•

subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the Incumbent Board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the Incumbent Board;

•	our shareholders approve a plan of complete liquidation or dissolution; or

•	we enter into a merger, consolidation or other reorganization, or sell all of our assets, unless:

•

immediately following the business combination, (1) more than 50% of the total voting power eligible to elect directors of the resulting entity is represented by shares that were common shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the entity resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting entity were members of the Incumbent Board at the time of the approval by the Board of Directors of the execution of the initial agreement providing for such business combination; or

•

the business combination is effected by means of the acquisition of common shares from us, and the Board of Directors approves a resolution providing expressly that such business combination does not constitute a Change in Control.

On July 21, 2008, we adopted certain amendments to our deferred compensation plans and arrangements to comply with Section 409A of the Internal Revenue Code. The amendments included certain modifications to the above definition of “Change in Control” for purposes of those plans and arrangements which were necessary to comply with the definition required by Section 409A.

A Change in Control, either with or without a qualifying termination of a Named Executive Officer (as described below in “Payments upon a Qualifying Termination in Connection with a Change in Control”), has the following effects under the executive compensation plans:

•	any outstanding unvested Stock Incentive held by a Named Executive Officer vests and becomes exercisable immediately upon a Change in Control;

•

any outstanding LTIP Award will be paid in common shares equal to the greater of (i) the target LTIP Award or (ii) the LTIP Award that would be payable at the end of the performance period assuming a level of financial performance equivalent to that existing at the fiscal quarter end immediately preceding the date of the Change in Control;

•

upon a Change in Control, all amounts previously deferred by a Named Executive Officer under the Executive Deferral Plan, together with a “make whole” amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under the Executive Deferral Plan, will be paid to the executive;

•

upon a Change in Control, under the Supplemental Retirement Program each Named Executive Officer will receive three additional years of age and service credit, a lump-sum payment equal to the present value of the participant’s vested benefit under the Supplemental Retirement Program, and a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code on such lump sum payment; and

•

upon a Change in Control, any unvested account balance in the Defined Contribution Supplemental Retirement Program is automatically vested and such account shall be increased by three additional years of non-discretionary employer contributions based on the Named Executive Officer’s salary grade and target compensation at the time of the Change in Control. Such increase will not reflect deemed interest and earnings.

In determining the amounts payable upon a Change in Control reported in the following tables, the following assumptions or principles were used.

•	We used the same assumptions in “Payments Generally Available” described above.

•	We assumed that the Change in Control met the requirements of a Change in Control under Section 409A of the Internal Revenue Code unless otherwise noted.

•

For Stock Incentives that vested on the triggering event, we valued the Stock Incentives at an amount per share equal to the difference between our closing stock price on June 30, 2016, $108.05, and the grant price per share for each of the Stock Incentives.

•

For lump sum present values for the Supplemental Retirement Program, we assumed a 0.75% discount rate for a Change in Control that meets the requirements under Section 409A of the Internal Revenue Code and a 3.11% discount rate for a Change in Control that does not meet the requirements of Section 409A. In both instances, we used the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2016.

•

To calculate the value of the LTIP Awards, we assumed a payout of 100% of the target LTIP Award and used our closing stock price on June 30, 2016, $108.05. Because the payout of the LTIP Awards is dependent upon the financial performance against the Peer Group equivalent to that existing at the fiscal quarter end immediately preceding the date of the Change in Control, a Named Executive Officer’s actual payout could range from a minimum of zero to a maximum of 200% of the Named Executive Officer’s target LTIP Award.

Payments upon a Qualifying Termination in Connection with a Change in Control

Each of the Change in Control Agreements requires two triggering events to result in any severance payments to the Named Executive Officers:

•	Change in Control; and

•	termination of the employment of the Named Executive Officer in connection with a Change in Control.

Each Change in Control Agreement provides that, if the employment of the Named Executive Officer is terminated during the three years following a Change in Control, or prior to a Change in Control, where the termination was in anticipation of the Change in Control, either by us without “Cause” (as defined in the Change in Control Agreements) or by the Named Executive Officer for “Good Reason” (as described below), the Named Executive Officer shall be entitled to receive the “Payments upon a Change in Control” described above and the following:

•	pro rata base salary, unused vacation, and annual cash and long-term incentive compensation for the year of termination of employment;

•	severance pay equal to three times the Named Executive Officer’s annual base salary and annual cash incentive compensation, other than Converted RONA Bonuses;

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years;

•

to the extent not previously received, all amounts previously deferred under our non-qualified income deferral plans, together with a “make-whole” amount as described above, where the Named Executive Officer’s termination occurs within two years of a Change in Control that constitutes a “change in control” as defined under Section 409A of the Internal Revenue Code; and

•	a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code.

“Good Reason” for termination of employment by the Named Executive Officer includes, without limitation, diminution in duties, reduction in compensation or benefits, relocation, or termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control.

Payments to Mr. Washkewicz

Mr. Washkewicz received the following in connection with his retirement as an executive officer on December 31, 2015:

•

lump sum payment under the Pension Plan as reflected in “Payments During Last Fiscal Year” column of the Pension Benefits for Fiscal Year 2016 table on page 60 with the benefits in the Pension Restoration Plan and Supplemental Retirement Program paid in a lump sum on July 1, 2016; and

•

lump sum distributions from the Savings Restoration Plan and the Executive Deferral Plan as reported in the “Aggregate Withdrawals/Distributions” column of the Nonqualified Deferred Compensation for Fiscal Year 2016 table on page 61 with the remaining balance in the Savings Restoration Plan distributed on July 1, 2016.

Mr. Washkewicz will receive his full LTIP Award payout for calendar year 2014-15-16 and calendar year 2015-16-17 performance periods at the end of the respective performance periods.

The following tables illustrate the payments that each Named Executive Officer would have received if any of the triggering events occurred on June 30, 2016.

Thomas L. Williams

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	--	--	--	--	230,760	--	6,750,000
Accelerated Vesting of Stock Incentives	21,716	21,716	--	--	--	21,716	21,716
Pension Plan	191,113	387,083	387,083	387,083	387,083	387,083	387,083
Pension Restoration Plan	949,184	2,015,838	2,015,838	2,015,838	2,015,838	2,015,838 (1)	2,015,838
Supplemental Retirement Program	9,661,130	10,075,629	--	--	10,075,629	24,901,840 (1)	24,901,840	(2)
Executive Deferral Plan	--	--	--	--	--	3,567 (1)	3,567
LTIP Awards	4,085,316	4,085,316	4,085,316	--	--	8,714,773	8,714,773
Executive Long-Term Disability Benefit	--	396,000	--	--	--	--	--
Executive Long-Term Disability Premiums	--	--	--	--	--	--	16,074
Medical and Dental Benefits	--	10,202	--	--	5,101	--	61,211
Officer Life Insurance Benefit	3,400,000	--	--	--	--	--	--
Officer Life Insurance Premiums	--	184,891	0	--	--	--	254,654
Excise and Related Income Tax Gross-Up	--	--	--	--	--	17,641,218	22,042,535
Vacation Pay	43,494	43,494	43,494	43,494	43,494	43,494	43,494
Total	18,351,953	17,220,169	6,531,731	2,446,415	12,757,905	53,729,529	65,212,785
(1)

If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)

If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $17,885,470. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Jon P. Marten

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	--	--	--	--	328,734	--	3,869,357
Accelerated Vesting of Stock Incentives	16,892	16,892	--	--	--	16,892	16,892
Pension Plan	583,792	1,117,627	1,117,627	1,117,627	1,117,627	1,117,627	1,117,627
Pension Restoration Plan	1,896,833	3,687,905	3,687,905	3,687,905	3,687,905	3,687,905 (1)	3,687,905
Supplemental Retirement Program	7,412,289	5,748,257	5,748,257	5,748,257	5,748,257	10,203,176 (1)	10,203,176	(2)
Executive Deferral Plan	--	--	--	--	--	31,074 (1)	31,074
LTIP Awards	1,847,835	1,847,835	1,847,835	--	--	2,545,658	2,545,658
Executive Long-Term Disability Benefit	--	396,000	--	--	--	--	--
Executive Long-Term Disability Premiums	--	--	--	--	--	--	23,170
Medical and Dental Benefits	--	10,636	--	--	5,318	--	63,814
Officer Life Insurance Benefit	2,630,000	--	--	--	--	--	--
Officer Life Insurance Premiums	--	150,055	0	--	--	--	238,252
Excise and Related Income Tax Gross-Up	--	--	--	--	--	0	5,148,130
Vacation Pay	47,108	47,108	47,108	47,108	47,108	47,108	47,108
Total	14,434,749	13,022,315	12,448,732	10,600,897	10,934,949	17,649,440	26,992,163
(1)

If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)

If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $6,806,511. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Lee C. Banks

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	--	--	--	--	392,294	--	4,994,245
Accelerated Vesting of Stock Incentives	21,716	21,716	--	--	--	21,716	21,716
Pension Plan	243,440	527,573	527,573	527,573	527,573	527,573	527,573
Pension Restoration Plan	1,142,573	3,091,066	2,953,438	2,953,438	2,953,438	2,953,438 (1)	2,953,438
Supplemental Retirement Program	7,800,521	7,482,130	--	--	--	15,392,148 (1)	15,392,148 (2)
Executive Deferral Plan	--	--	--	--	--	1,953,643 (1)	1,953,643
LTIP Awards	2,625,561	2,625,561	--	--	--	5,369,113	5,369,113
Executive Long-Term Disability Benefit	--	396,000	--	--	--	--	--
Executive Long-Term Disability Premiums	--	--	--	--	--	--	12,391
Medical and Dental Benefits	--	9,740	--	--	4,870	--	58,438
Officer Life Insurance Benefit	3,400,000	--	--	--	--	--	--
Officer Life Insurance Premiums	--	21,465	--	--	--	--	174,237
Excise and Related Income Tax Gross-Up	--	--	--	--	--	10,352,196	13,608,347
Vacation Pay	54,368	54,368	54,368	54,368	54,368	54,368	54,368
Total	15,288,179	14,229,619	3,535,379	3,535,379	3,932,543	36,624,195	45,119,657
(1)

If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)

If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $10,108,465. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Joseph R. Leonti

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	--	--	--	--	78,920	--	2,037,120
Accelerated Vesting of Stock Incentives	1,060	1,060	--	--	--	1,060	1,060
Defined Contribution Supplemental Retirement Program	755,539	755,539	--	--	--	999,317	999,317
Executive Deferral Plan	--	--	--	--	--	22,030 (1)	22,030
LTIP Awards	746,445	746,445	--	--	--	1,512,484	1,512,484
Executive Long-Term Disability Benefit	--	420,000	--	--	--	--	--
Executive Long-Term Disability Premiums	--	--	--	--	--	--	12,160
Medical and Dental Benefits	--	5,278	--	--	2,639	--	31,668
Officer Life Insurance Benefit	1,231,200	--	--	--	--	--	--
Officer Life Insurance Premiums	--	157,280	--	--	--	--	92,526
Excise and Related Income Tax Gross-Up	--	--	--	--	--	419,462	2,140,680
Vacation Pay	15,750	15,750	15,750	15,750	15,750	15,750	15,750
Total	2,749,994	2,101,352	15,750	15,750	97,309	2,970,103	6,864,795

(1)  If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Andrew M. Weeks

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	--	--	--	--	23,653	--	1,968,000
Accelerated Vesting of Stock Incentives	2,898	2,898	--	--	--	2,898	2,898
Defined Contribution Supplemental Retirement Program	--	379,258	--	--	--	615,562	615,562
LTIP Awards	568,685	568,685	--	--	--	1,263,645	1,263,645
Executive Long-Term Disability Benefit	--	420,000	--	--	--	--	--
Executive Long-Term Disability Premiums	--	--	--	--	--	--	15,471
Medical and Dental Benefits	--	9,478	--	--	4,739	--	56,865
Officer Life Insurance Benefit	1,230,000	--	--	--	--	--	--
Officer Life Insurance Premiums	--	236,392	--	--	--	--	110,235
Excise and Related Income Tax Gross-Up	--	--	--	--	--	0	1,523,979
Vacation Pay	13,591	13,591	13,591	13,591	13,591	13,591	13,591
Total	1,815,174	1,630,302	13,591	13,591	41,983	1,895,696	5,570,246

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016

The following table sets forth compensation information for our non-employee Directors for fiscal year 2016.

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert G. Bohn	122,000		119,457	2,158	243,615
Linda S. Harty	137,500	(2)	119,457	2,158	259,115
William E. Kassling (5)	55,484		119,457	939	175,880
Robert J. Kohlhepp	159,000		119,457	19,658	298,115
Kevin A. Lobo	120,000		119,457	2,158	241,615
Klaus-Peter Müller	122,000		119,457	2,158	243,615
Candy M. Obourn	139,000		119,457	2,158	260,615
Joseph Scaminace	124,000		119,457	7,158	250,615
Wolfgang R. Schmitt	122,000		119,457	2,158	243,615
Åke Svensson	120,000		119,457	2,158	241,615
James R. Verrier	30,000		76,399	348	106,747
James L. Wainscott	132,000		119,457	12,158	263,615

(1)

Thomas L. Williams, our Chief Executive Officer and Chairman of the Board, Lee C. Banks, our President and Chief Operating Officer, and Donald E. Washkewicz, our retired Chairman of the Board, are not included in this table because they are Named Executive Officers and the compensation paid to them in fiscal year 2016 is reflected in the Summary Compensation Table on page 52.

(2)	During fiscal year 2016, Ms. Harty elected to defer all of her annual retainer under our Deferred Compensation Plan for Directors.
(3)

This column represents the aggregate grant date fair value of RSUs granted under our 2009 Omnibus Stock Incentive Plan in fiscal year 2016 and computed in accordance with FASB ASC Topic 718. The amount was calculated using the closing stock price on the date of grant. The non-employee Directors received the following number of RSUs on his or her grant date: each of Messrs. Bohn, Kassling, Kohlhepp, Lobo, Müller, Scaminace, Schmitt, Svensson, and Wainscott and Mses. Harty and Obourn—1,160 RSUs; and Mr. Verrier—677 RSUs.

During fiscal year 2016, Mr. Kassling forfeited 967 RSUs. As of June 30, 2016, each Director had the following aggregate number of unvested RSUs: each of Messrs. Bohn, Kohlhepp, Lobo, Müller, Scaminace, Schmitt, Svensson, and Wainscott and Mses. Harty and Obourn—1,180 RSUs; Mr. Kassling—202 RSUs; and Mr. Verrier—680 RSUs.

(4)

The amounts reported in this column include (a) the value of the dividend equivalent units earned as additional RSUs on the RSUs granted in fiscal year 2016 reported in footnote 3 to this table and (b) the following matching gifts under our Matching Gifts Program: Mr. Kohlhepp—$17,500; Mr. Scaminace—$5,000; and Mr. Wainscott—$10,000.

(5)	Mr. Kassling retired from our Board of Directors on December 17, 2015.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their services as Directors. During fiscal year 2016, non-employee Directors received an annual retainer, meeting fees (if applicable), and a restricted stock unit award, also referred to as an RSU. Our non-employee Directors are also eligible to participate in our Matching Gifts Program as described in the Compensation Discussion and Analysis on page 49 of this Proxy Statement. The following annual retainers of the non-employee Directors were approved on August 13, 2014 and August 17, 2016:

	Approved August 13, 2014	Approved August 17, 2016
	From 10/22/2014 through 10/25/2016	Effective beginning 10/26/2016
Annual retainer for Corporate Governance and Nominating Committee Chair:	$155,000	$170,000
Annual retainer for Audit Committee Chair:	$137,500	$150,000
Annual retainer for Human Resources and Compensation Committee Chair:	$135,000	$150,000
Annual retainer for the Finance Committee Chair:	$130,000	$145,000
Annual retainer for non-chair committee members:	$120,000	$130,000

In addition to the annual retainers described above, non-employee Directors were entitled to receive a $2,000 fee for attending each Board of Directors or Committee meeting that exceeds the number of regularly scheduled Board of Directors and relevant Committee meetings in a fiscal year by more than two. During fiscal year 2016, Messrs. Bohn, Müller, Schmitt and Wainscott attended one extra meeting resulting in an additional payment of $2,000 to each of them, and Messrs. Kohlhepp and Scaminace and Ms. Obourn attended two extra meetings resulting in an additional payment of $4,000 to each of them.

During fiscal year 2016, Directors could elect to defer all or a portion of their annual retainers under our Deferred Compensation Plan for Directors.

Each Director who was serving as a Director on October 28, 2015 and who was not a current employee was granted 1,160 RSUs as of October 28, 2015 under our 2009 Omnibus Stock Incentive Plan. Mr. Washkewicz became a non-employee Director on January 1, 2016 and received a pro-rated award of 967 RSUs as of January 20, 2016, and Mr. Verrier joined the Board of Directors on April 1, 2016 and received a pro-rated award of 677 RSUs as of April 21, 2016. The terms of the RSUs provide that the RSUs will vest 100% on the later of (a) one year from the grant date; or (b) on the date of our next Annual Shareholders Meeting, except that if a Director ceases to be a Director for any reason prior to the next Annual Shareholders Meeting that occurs after the grant date, a pro-rated portion of her or his RSUs will vest on such vesting date and the remaining RSUs will be forfeited. All RSUs earn dividend equivalent units paid as additional RSUs which are subject to the terms and conditions of the original RSU award and are payable directly to each Director to whom they are issued.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in compliance with the independence standards applicable to audit committee members in the listing standards of the New York Stock Exchange and under the federal securities laws. The responsibilities of the Audit Committee are set forth in a written Audit Committee Charter, a copy of which is available on the Corporate Governance page of our investor relations website at www.phstock.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2016 with management and with Deloitte & Touche LLP, or D&T, our independent registered public accounting firm for the fiscal year ended June 30, 2016.

The Audit Committee has discussed with D&T the matters required to be discussed by the statement on Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence, and has discussed with D&T their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended June 30, 2016 be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the SEC.

Audit Committee:

Linda S. Harty, Chair

Robert G. Bohn

Kevin A. Lobo

Wolfgang R. Schmitt

Åke Svensson

ITEM 3 – RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors recommends ratification of its appointment of D&T as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ending June 30, 2017. D&T served as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ended June 30, 2016. A representative of D&T is expected to be present at the Annual Meeting of Shareholders and available to respond to appropriate questions, and will have an opportunity to make a statement if he or she desires to do so. Ratification of the appointment of D&T as the independent registered public accounting firm for the fiscal year ending June 30, 2017 requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented and entitled to vote on the proposal at the Annual Meeting of Shareholders.

Audit Fees.    The aggregate fees billed or expected to be billed by D&T for the fiscal years ended June 30, 2016 and June 30, 2015 for auditing our annual consolidated financial statements, reviewing our interim financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC and services normally provided in connection with statutory and regulatory filings or engagements were $8.25 million and $8.79 million, respectively.

Audit-Related Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2016 and June 30, 2015 for assurance and related services provided to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in “Audit Fees” above were $15,000 and $15,000, respectively. The fees billed related primarily to audit procedures required to respond to or comply with financial, accounting or regulatory reporting matters and internal control reviews and reporting requirements.

Tax Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2016 and June 30, 2015 with respect to tax compliance services, such as global assistance in preparing various types of tax returns, were $880,836 and $1.51 million, respectively, and for tax planning services, were $87,449 and $313,476, respectively.

All Other Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2016 and June 30, 2015 that are not included in the above categories were $1,386 and $677, respectively, for training sessions.

Audit Committee Pre-Approval Policies and Procedures.    In accordance with the SEC’s rules issued pursuant to the Sarbanes-Oxley Act of 2002, which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by our independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent registered public accounting firm. The policy specifically pre-approves certain services up to a budgeted amount to be determined annually by the Audit Committee. All other services require Audit Committee approval on a case-by-case basis.

All of the services described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee in accordance with our formal policy on auditor independence.

RECOMMENDATION REGARDING PROPOSAL 3:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE PROPOSAL TO RATIFY THE APPOINTMENT OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2017.

ITEM 4 – PROPOSAL TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS ON A NON-BINDING, ADVISORY BASIS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related SEC rules, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed on pages 22-73 of this Proxy Statement. We encourage our shareholders to carefully read this Proxy Statement in its entirety before deciding whether or not to vote for or against this Item 4.

The non-binding, advisory vote on the compensation of the Named Executive Officers is scheduled to be conducted annually. The next non-binding, advisory vote on the compensation of the Named Executive Officers is expected to take place at our 2017 Annual Meeting of Shareholders.

As described in detail throughout our Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, and as summarized in the “Executive Summary — Fiscal Year 2016” section beginning on page 22 of this Proxy Statement, our executive compensation program features, among other things, the following:

•

A “pay-for-performance” structure which ensures that a significant portion of the compensation for our executive officers is “at-risk,” is dependent on the short-term and long-term performance of our business and encourages and rewards performance that drives the key goals, operational priorities and metrics that we use to profitably grow our business and enhance shareholder value;

•

A structure which ensures that our executive compensation program aligns the interests of our executive officers and our shareholders, is not overly weighted towards annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers;

•

A structure consistent with our philosophy of targeting executive compensation at market median, which allows us to remain competitive with companies that compete with us for talented employees and shareholder investment;

•

Various executive compensation practices that contribute to good corporate governance, including a “claw-back policy,” stock ownership guidelines for Directors and executive officers, hedging, pledging and other stock ownership restrictions, and an annual compensation risk review; and

•

Detailed and effective oversight and decision-making by a highly-independent Board of Directors and a Human Resources and Compensation Committee consisting entirely of independent directors that retains an independent executive compensation consultant.

The vote on this Item 4 is non-binding and advisory in nature, which means that the vote is not binding on us, our Board of Directors or any of the Committees of our Board of Directors. However, our Board of Directors values the views of our shareholders and our Board of Directors and Human Resources and Compensation Committee will review the results of the vote and take them into account when addressing future compensation policies and decisions.

Our Board of Directors believes that our executive compensation program is reasonable and well-structured, satisfies its objectives and philosophies and is worthy of shareholder support. Accordingly, our Board of Directors requests that our shareholders vote to approve the following resolution:

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on a non-binding, advisory basis.

RECOMMENDATION REGARDING PROPOSAL 4:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT ON A NON-BINDING, ADVISORY BASIS.

ITEM 5 – APPROVAL OF THE PARKER-HANNIFIN CORPORATION

2016 OMNIBUS STOCK INCENTIVE PLAN

Subject to shareholder approval at the 2016 Annual Meeting of Shareholders, on August 18, 2016, our Board of Directors approved the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan, which we refer to as the 2016 Omnibus Stock Incentive Plan. If approved by shareholders, the 2016 Omnibus Stock Incentive Plan will replace the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan, as amended, which we refer to in this Item 5 as the 2009 Plan, and the 2009 Plan will be terminated and not be available for future awards. The terms and conditions of the 2016 Omnibus Stock Incentive Plan are similar to the 2009 Plan; however, under the 2016 Omnibus Stock Incentive Plan, (i) the “fungible” share ratio at which “full value” awards are counted against the 2016 Omnibus Stock Incentive Plan share reserve is 3.69 to 1 increased from 2.55 to 1 set forth in the 2009 Plan, in order to maintain appropriate parity between full value awards (which reduces the share reserve under the 2016 Omnibus Stock Incentive Plan at a higher rate than the 2009 Plan) and stock options and stock appreciation rights, (ii) no non-employee director may be granted awards for more than 10,000 shares of Common Stock within a year, and (iii) the definitions of “cause” and “good reason” have been revised to provide for “double trigger” accelerated vesting as more fully described in the 2016 Omnibus Stock Incentive Plan.

The 2009 Plan was originally adopted in 2009 and amended and restated in 2012 to increase the share reserve. The 2012 amendment and restatement to increase the shares was anticipated to fund awards for a three-year period. We are asking shareholders to approve the 2016 Omnibus Stock Incentive Plan which provides for 16,000,000 shares to be available for issuance under the plan to fund a new three-year period and to make the other changes described above. The shares to be available for issuance will also include any shares which are subject to awards under the 2009 Plan outstanding on the date of adoption of the 2016 Omnibus Stock Incentive Plan which are subsequently forfeited or cancelled.

Why Should Shareholders Approve the 2016 Omnibus Stock Incentive Plan?

1. The	2016 Omnibus Stock Incentive Plan is needed to maintain an effective equity incentive compensation program.

An effective equity incentive compensation program is an important part of implementing The Win StrategyTM. Long-term equity incentive compensation advances both the financial performance and profitable growth goals of the Win Strategy, and allows us to attract, retain and reward the best possible candidates for positions of responsibility. We expect the 2016 Omnibus Stock Incentive Plan, which will replace the 2009 Plan, to be an important factor in attracting, retaining and rewarding the high caliber executives who are essential to our success, and in motivating these individuals to strive to enhance our growth and profitability. We are requesting shareholder approval of the 2016 Omnibus Stock Incentive Plan so that we will have sufficient shares available for approximately three years of equity awards. The 2009 Plan is the only plan currently available for future awards to officers, employees and non-employee directors and there are only 1,867,755 shares remaining under the 2009 Plan. If the 2016 Omnibus Stock Incentive Plan is approved, the 2009 Plan will be terminated and all shares currently available for grant will be cancelled. The 2009 Plan will, however, remain in effect until no awards made under the 2009 Plan remain outstanding.

2. We	carefully manage share usage under our equity incentive compensation program.

In administering our equity compensation program, we consider both our “burn rate” in evaluating the impact of the program on our shareholders. Our burn rate is defined as the number of equity awards granted in the year, divided by the undiluted weighted average number of common shares outstanding during the year. It measures the potential dilutive effect of annual equity grants. For fiscal 2016, our burn rate was 1.62% and our three-year average burn rate from fiscal 2014 through fiscal 2016 was 1.8%. We believe that our burn rate is reasonable in relation to companies in our industry and reflects a judicious use of equity for compensation purposes.

As of September 1, 2016, a total of 1,901,363 shares of our common stock were available to be issued pursuant to awards under our 2009 Plan, which is our only equity compensation plan currently in effect. As of September 1, 2016, there were approximately 5,189,882 million stock option and SAR awards in the aggregate that remained outstanding and unexercised, of which approximately 25% were held by our Named Executive Officers. The stock options and SARs had a weighted average exercise price of $106.61 and a weighted average remaining life of 7.32 years. There were 1,199,507 shares of our common stock subject to outstanding “full value” awards (awards other than stock options and SARs) under all of our plans as of September 1, 2016.

3. The	2016 Omnibus Stock Incentive Plan is designed to protect shareholder interests.

The 2016 Omnibus Stock Incentive Plan contains a number of features that are intended to protect the interests of our shareholders, including the following:

•	The 2016 Omnibus Stock Incentive Plan prohibits repricing or exchange of “underwater” stock options or SARs without shareholder approval.

•

The 2016 Omnibus Stock Incentive Plan does not include so-called “net share counting” provisions. Shares surrendered for the payment of the exercise price of stock options, repurchased by us with option proceeds, or withheld for taxes upon exercise or vesting of an award are not added back to the share reserve under the 2016 Omnibus Stock Incentive Plan. Also, the full number of shares subject to stock-settled SARs and net-exercised stock options are counted against the share reserve under the 2016 Omnibus Stock Incentive Plan.

•

The 2016 Omnibus Stock Incentive Plan gives the Human Resources and Compensation Committee discretion to cause the forfeiture or recoupment of 2016 Omnibus Stock Incentive Plan awards in the event of detrimental activity by participants or pursuant to our claw-back policy.

•	Stock options and stock appreciation rights have a maximum term of ten years and cannot be granted at a discount to the grant date fair market value of our common stock.

•	The 2016 Omnibus Stock Incentive Plan prohibits the payment of dividends or dividend equivalents on unearned performance-based restricted share/unit awards.

•

Like the 2009 Plan, the 2016 Omnibus Stock Incentive Plan gives the Human Resources and Compensation Committee discretion to cause the acceleration of vesting, exercisability and settlement of awards upon a change in control. However, the award agreements will not provide for the exercisability and settlement of awards based solely upon a change in control; rather, exercisability and settlement of awards will occur only if an employee has an involuntary termination other than for “cause” or a termination for “good reason.” This is often referred to as a “double trigger.”

•	The 2016 Omnibus Stock Incentive Plan limits the number of shares that may be awarded to non-employee directors each year.

Description of the 2016 Omnibus Stock Incentive Plan

The principal features of the 2016 Omnibus Stock Incentive Plan are summarized below. The full text of the 2016 Omnibus Stock Incentive Plan is attached as Annex B to this proxy statement, and the following summary is qualified in its entirety by reference to Annex B.

Eligibility

The 2016 Omnibus Stock Incentive Plan provides for grants of stock options, SARs, restricted stock awards, unrestricted stock awards and restricted stock units to our employees and directors (except that incentive stock options (or “ISOs”) may be granted only to employees). Currently, 12 non-employee directors and approximately 1,950 employees are eligible to participate in the 2016 Omnibus Stock Incentive Plan.

Plan Limits

If the 2016 Omnibus Stock Incentive Plan is approved by shareholders, the maximum number of shares of our common stock that may be issued pursuant to awards under the 2016 Omnibus Stock Incentive Plan (including awards of ISOs) would be 16,000,000 shares, subject to adjustment as described below and in the 2016 Omnibus Stock Incentive Plan. Common stock issued under the 2016 Omnibus Stock Incentive Plan may include authorized but unissued shares, treasury shares, or a combination of the foregoing. The 2016 Omnibus Stock Incentive Plan provides that “full-value awards,” meaning all awards other than stock options, SARs and any restricted stock awards with a fair market value purchase price, will be counted against the 2016 Omnibus Stock Incentive Plan maximum in a 3.69-to-1 ratio. For example, if we grant 100 restricted stock units, we would reduce the 2016 Omnibus Stock Incentive Plan limit by 369 shares. Stock options and SARs will be counted against the 2016 Omnibus Stock Incentive Plan limit in a 1-to-1 ratio.

Shares covering awards that terminate or are forfeited under the 2016 Omnibus Stock Incentive Plan will again be available for issuance under the 2016 Omnibus Stock Incentive Plan, and upon payment in cash of the benefit provided by any award granted under the 2016 Omnibus Stock Incentive Plan, any shares that were covered by that award will be available for issue under the 2016 Omnibus Stock Incentive Plan. In addition, although the 2009 Plan will be terminated if the 2016 Omnibus Stock Incentive Plan is approved by shareholders, shares subject to outstanding awards under the 2009 Plan that terminate or are forfeited will be available for issuance under the 2016 Omnibus Stock Incentive Plan using the 3.69-to-1 share counting ratio. Shares surrendered for the payment of the exercise price of stock options, repurchased by us with option proceeds, or withheld for taxes upon exercise or vesting of an award, will not again be available for issuance under the 2016 Omnibus Stock Incentive Plan. In addition, when a SAR is exercised and settled in shares or a stock option is subject to net-exercise, all of the shares underlying the SAR or option will be counted against the 2016 Omnibus Stock Incentive Plan limit regardless of the number of shares used to settle the SAR or option.

The 2016 Omnibus Stock Incentive Plan imposes sub-limits on the number of shares of our common stock that may be issued under the 2016 Omnibus Stock Incentive Plan. In order to comply with the exemption from Section 162(m) of the Internal Revenue Code relating to performance-based compensation, the 2016 Omnibus Stock Incentive Plan provides that no participant may be granted stock options or SARs for more than 1,000,000 shares in any three-year period. In addition, no participant may be granted restricted stock awards, unrestricted stock awards or restricted stock units for more than 1,000,000 shares in any three-year period. Further, to the extent that any restricted stock award, unrestricted stock award or restricted stock unit is intended to qualify for the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code, that award would be granted subject to the terms of the Parker-Hannifin Corporation 2015 Performance Bonus Plan (the “Performance Bonus Plan”), or a successor plan. The Performance Bonus Plan was approved by our shareholders on October 28, 2015, and it specifies limits on the number of shares that may be issued pursuant to a performance-based award and sets out the business criteria on which performance goals may be based.

Administration

The 2016 Omnibus Stock Incentive Plan will be administered by our Human Resources and Compensation Committee, or such other committee as our Board of Directors selects consisting of two or more directors, each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, an “outside director” under regulations promulgated under Section 162(m) of the Internal Revenue Code, and an “independent director” under the New York Stock Exchange rules. The

Human Resources and Compensation Committee has full and final authority in its discretion to take all actions it determines to be necessary in the administration of the 2016 Omnibus Stock Incentive Plan.

Our Board of Directors may reserve to itself any or all of the authority and responsibility of the Human Resources and Compensation Committee under the 2016 Omnibus Stock Incentive Plan or may act as administrator of the 2016 Omnibus Stock Incentive Plan for any and all purposes. In addition, our Board of Directors or the Human Resources and Compensation Committee may expressly delegate to a special committee, consisting of one or more directors or officers, some or all of the Human Resources and Compensation Committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not officers and are not anticipated to be covered employees whose compensation would be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Duration and Modification

To the extent required by applicable law, the 2016 Omnibus Stock Incentive Plan will terminate ten years from the date of shareholder approval, or such earlier date as the Human Resources and Compensation Committee may determine. Notwithstanding the foregoing, the 2016 Omnibus Stock Incentive Plan will remain in effect for outstanding awards until no awards remain outstanding. The Human Resources and Compensation Committee may amend, suspend or terminate the 2016 Omnibus Stock Incentive Plan at any time but shareholder approval is required for any amendment to the extent necessary to comply with the New York Stock Exchange rules or applicable laws. Currently, the New York Stock Exchange rules would require shareholder approval for a material revision of the 2016 Omnibus Stock Incentive Plan, which would generally include a material increase in the number of shares available under the 2016 Omnibus Stock Incentive Plan, a material extension of the term of the 2016 Omnibus Stock Incentive Plan, an expansion of the class of participants eligible to participate in the 2016 Omnibus Stock Incentive Plan, an expansion of the types of awards provided under the 2016 Omnibus Stock Incentive Plan, a material change in the method of determining the exercise price of stock options, and the deletion or limitation of the provision of the 2016 Omnibus Stock Incentive Plan prohibiting re-pricing of stock options and SARs.

Stock Options

The Human Resources and Compensation Committee may, at any time and from time to time, grant stock options to participants in such number as the Human Resources and Compensation Committee determines in its discretion. Stock options may consist of non-qualified stock options, incentive stock options, or any combinations of the foregoing awards.

Stock options provide the right to purchase shares at a price not less than their fair market value on the date of grant (which date may not be earlier than the date that the Human Resources and Compensation Committee takes action with respect to such grants). The fair market value of our common stock as reported on the New York Stock Exchange on September 12, 2016 was $122.86 per share. No stock options may be exercised more than 10 years from the date of grant. No participant may be granted stock options for more than 1,000,000 shares in any three-year period.

Each grant will specify (i) any period of continuous employment that is necessary (or the performance objectives that must be achieved) before the stock options become exercisable, and (ii) the extent to which the option holder will have the right to exercise the stock options following termination. The Human Resources and Compensation Committee will determine the terms in its discretion, which terms need not be uniform among all option holders.

The option price is payable at the time of exercise in any of the following forms of consideration, to the extent permitted by the Human Resources and Compensation Committee: (i) in cash, (ii) by tendering unrestricted shares of our common stock that are already owned by the option holder and have a value at the time of exercise equal to the option price, (iii) by cashless exercise, (iv) by net-exercise, (v) with any other legal consideration that the Human Resources and Compensation Committee may deem appropriate, or (vi) by any combination of the foregoing methods of payment.

SARs

The Human Resources and Compensation Committee may, at any time and from time to time, grant SARs to participants in such number as the Human Resources and Compensation Committee determines in its discretion.

The grant price for each SAR will be determined by the Human Resources and Compensation Committee, in its discretion, and will be at least equal to the fair market value of a share on the date of grant. No SAR may be exercised more than 10 years from the date of grant. No participant may be granted SARs for more than 1,000,000 shares in any three-year period.

Upon the exercise of a SAR, the holder is entitled to receive payment in an amount determined by multiplying: (i) the excess of the fair market value of a share on the date of exercise over the grant price; by (ii) the number of shares with respect to which the SAR is exercised. Each grant will specify whether the payment will be in cash, shares of equivalent value, or in some combination thereof.

Each grant of a SAR will specify (i) any period of continuous employment that is necessary (or the performance objectives that must be achieved) before the SAR becomes exercisable, and (ii) the extent to which the holder will have the right to exercise the SAR following termination. The Human Resources and Compensation Committee will determine these terms in its discretion, and these terms need not be uniform among all participants.

Restricted Share Awards

The Human Resources and Compensation Committee may, at any time and from time to time, grant or sell shares of restricted stock to participants in such number as the Human Resources and Compensation Committee determines in its discretion.

A restricted share award constitutes an immediate transfer of ownership of a specified number of shares to the recipient in consideration of the performance of services. The transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value per share on the date of grant. Unless otherwise provided by the Human Resources and Compensation Committee, the participant is entitled immediately to voting, dividend and other ownership rights in the shares. However, any dividends with respect to restricted share awards that are earned based on the achievement of performance goals will be accumulated until the underlying restricted shares are, and such dividends will not be paid if the performance goals are not satisfied.

Restricted shares will be issued subject to a substantial risk of forfeiture based upon continued service, the achievement of performance goals, or the occurrence of other events as determined by the Human Resources and Compensation Committee, in its discretion. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted during which such forfeiture provisions are to continue.

Unrestricted Stock Awards

The Human Resources and Compensation Committee may issue shares of common stock to a participant, free of any restrictions, pursuant to a performance-based long-term incentive program having a performance period of not less than 12 months.

Restricted Stock Units

The Human Resources and Compensation Committee may, at any time and from time to time, grant or sell restricted stock units to participants in such number as the Human Resources and Compensation Committee determines in its discretion.

Restricted stock units constitute an agreement to deliver shares to the recipient in the future at the end of a restriction period and subject to the fulfillment of such conditions as the Human Resources and Compensation Committee may specify. The transfer shall be made without additional consideration, except as otherwise provided by the Human Resources and Compensation Committee to comply with applicable law or to avoid undesirable tax consequences for participants.

During the restriction period the participant shall have no right to transfer any rights under his or her award and no right to vote or receive dividends on the shares covered by the restricted stock units, but the Human Resources and Compensation Committee may authorize the payment of dividend equivalents with respect to the restricted stock units, either in cash or by crediting the participant with additional restricted stock units as of the date of payment of cash dividends on our common stock. However, any dividend equivalents with respect to restricted stock units that are earned based on the achievement of performance goals will be accumulated until the underlying restricted stock units are earned, and such dividend equivalents will not be paid if the performance goals are not satisfied.

Acceleration of Awards

The Human Resources and Compensation Committee may, in its discretion, determine at any time that: (i) all or a portion of a participant’s stock options and SARs will become fully or partially exercisable; (ii) all or a part of the service-based vesting restrictions on all or a portion of the outstanding awards will lapse; (iii) any performance goals with respect to any awards will be deemed to be wholly or partially satisfied; and/or (iv) any other limitation or requirement under any such award will be waived, in each case, as of such date as the Human Resources and Compensation Committee, in its discretion, declares. Any such decisions need not be uniform among all participants or awards. However, except if the Human Resources and Compensation Committee determines that such action is in the Company’s best interests, it shall not take any action that would cause an award that is: (i) intended to qualify for the performance-based exception from Section 162(m) of the Internal Revenue Code to fail to qualify for that exception, or (ii) subject to Section 409A of the Internal Revenue Code to fail to satisfy the requirements of Section 409A.

Change in Control

The Human Resources and Compensation Committee may, in its discretion, provide for acceleration of the date on which awards granted under the 2016 Omnibus Stock Incentive Plan become exercisable, vested or settled in the event of a change in control of Parker. In addition, in the event of a change in control, we may purchase outstanding awards at a price per share equal to the difference between the consideration per share payable pursuant to the change in control and any exercise or purchase price payable by a participant under the award. For purposes of the 2016 Omnibus Stock Incentive Plan, a change in control generally means (i) the acquisition of at least 20% of our outstanding voting securities by an unrelated person; (ii) turnover of a majority of our Board of Directors within a 24-month period; (iii) a merger or similar transaction unless (A) our shareholders continue to own more than 50% of the surviving company in substantially the same proportions as before the transaction, (B) no unrelated person owns 20% or more of the surviving company, and (C) a majority of our incumbent directors continue to serve on the Board of Directors of the surviving corporation; or (iv) or our shareholders approve the complete liquidation or dissolution of the company. Award agreements under the 2016 Omnibus Stock Incentive Plan will not provide for the exercisability and settlement of awards based solely upon a change in control; rather, exercisability and settlement of awards will occur only if an employee has an involuntary termination other than for “cause” or a termination for “good reason.”

Transferability

Except as our Board of Directors or the Human Resources and Compensation Committee otherwise determines, awards granted under the 2016 Omnibus Stock Incentive Plan will not be transferable by a participant other than by will or the laws of descent and distribution. However, the Human Resources and Compensation Committee may permit the designation of beneficiaries to exercise a participant’s rights or to receive shares of common stock or other property under an award in the event of the participant’s death. Except as otherwise determined by the Human Resources and Compensation Committee, stock options and SARs will be exercisable during a participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative. Any award made under the 2016 Omnibus Stock Incentive Plan may provide that any shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Forfeiture of Awards

If a participant engages in detrimental activity, the Human Resources and Compensation Committee has the discretion to cancel any of the participant’s outstanding awards and to require the participant to (i) return all or a part of the common stock acquired under the 2016 Omnibus Stock Incentive Plan that the participant still owns, and (ii) with respect to common stock that the participant acquired under the 2016 Omnibus Stock Incentive Plan but no longer owns, repay in cash the difference between the amount paid for common stock and the fair market value of the stock on the date it was acquired. As defined in the plan, detrimental activity means any conduct or activity, whether or not related to our business or the business of any of our subsidiaries, that the Human Resources and Compensation Committee determines to be detrimental to our interests or the interests of any subsidiary.

Adjustments

In the event of any equity restructuring, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the Human Resources and Compensation Committee will equitably adjust the number and kind of shares that may be delivered under the 2016 Omnibus Stock Incentive Plan, the individual award limits, and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards, the exercise price, and the grant price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Human Resources and Compensation Committee may, in its discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights. However, unless otherwise determined by the Human Resources and Compensation Committee, we will always round down to a whole number of shares subject to any award. Any such adjustment will be made by the Human Resources and Compensation Committee, whose determination will be conclusive.

Prohibition on Re-Pricing

Subject to adjustment as described under “Adjustments” immediately above, the 2016 Omnibus Stock Incentive Plan does not permit, without the approval of our shareholders, what is commonly known as the “re-pricing” of stock options or SARs, including:

•	an amendment to reduce the exercise price of any outstanding stock option or base price of any outstanding SAR;

•	the cancellation of an outstanding stock option or SAR and replacement with a stock option having a lower exercise price or with a SAR having a lower base price; and

•	the cancellation of an outstanding stock option or SAR and replacement with another award under the 2016 Omnibus Stock Incentive Plan or cash.

Federal Income Tax Consequences

The following discussion is limited to a summary of the U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2016 Omnibus Stock Incentive Plan. The tax consequences of awards may vary according to country of participation. Also, the tax consequences of the grant, exercise or vesting of awards may vary depending upon the particular circumstances, and it should be noted that income tax laws, regulations and interpretations change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Parker makes no representations or warranties, express or implied, as to the tax treatment or status of any awards or payments. Except as may otherwise be expressly provided in an agreement with a participant, the company and its affiliates shall have no obligation to pay any taxes or penalties incurred by an individual as a result of their direct or indirect participation in this Plan. Tax withholding requirements will be satisfied.

Tax Consequences to Participants

Nonqualified Stock Options.  In general, (i) a participant will not recognize income at the time a nonqualified stock option is granted; (ii) a participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for the shares; and (iii) at the time of sale of shares acquired pursuant to the exercise of the nonqualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  A participant will not recognize income at the time an ISO is granted or exercised. However, the excess of the fair market value of the shares on the date of exercise over the option price paid may constitute a preference item for the alternative minimum tax purposes. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the issuance of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares as of the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.  A participant will not recognize income upon the grant of a SAR. The participant generally will recognize ordinary income when the SAR is exercised in an amount equal to the cash and the fair market value of any unrestricted shares received on the exercise.

Restricted Stock Awards.  A participant will not be subject to tax until the shares of restricted stock are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. At that time, the participant will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a participant who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to forfeiture and transfer restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Unrestricted Stock Awards.  A participant will recognize ordinary income upon the grant of an unrestricted stock award equal to the fair market value of the unrestricted shares received by the participant.

Restricted Stock Units.  A participant will not recognize income upon the grant of restricted stock units. Upon payment of the awards, the participant generally will recognize ordinary income in an amount equal to the cash and the fair market value of any unrestricted shares received.

Dividend Equivalents.  Any dividend equivalents awarded with respect to awards granted under the 2016 Omnibus Stock Incentive Plan and paid in cash or unrestricted shares will be taxed to the participant at ordinary income rates when such cash or unrestricted shares are received by the participant.

Section 409A.  The 2016 Omnibus Stock Incentive Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Internal Revenue Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the award could be subject to tax at an earlier time than described above and could be subject to additional taxes and penalties. Stock options and stock appreciation rights that comply with the terms of the 2016 Omnibus Stock Incentive Plan are designed to be exempt from the application of Section 409A. Restricted stock awards, unrestricted stock awards, restricted stock units and dividend equivalents granted under the 2016 Omnibus Stock Incentive Plan will be designed either to be exempt from, or to comply with the requirements of, Section 409A.

Tax Consequences to Us

To the extent that a participant recognizes ordinary income in the circumstances described above, we generally will be entitled to a corresponding deduction provided that, among other things, the income (i) meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code; and (ii) is not disallowed by the $1.0 million limitation on executive compensation under Section 162(m) of the Internal Revenue Code. By operation of law, the Company is not entitled to a deduction upon the exercise of incentive stock options or the subsequent qualifying disposition of shares received thereunder.

New Plan Benefits

Future awards under the 2016 Omnibus Stock Incentive Plan will be granted by the Human Resources and Compensation Committee, in its discretion, and the amount of any such awards to our employees and directors is not currently determinable.

Required Vote for Approval

Approval of the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan requires the affirmative vote of the holders of at least a majority of the votes present or represented and entitled to vote on the proposal at the 2016 Annual Meeting of Shareholders, provided that a majority of the outstanding shares is voted with respect to the proposal.

RECOMMENDATION REGARDING PROPOSAL 5:

THE BOARD OF DIRECTORS HAS APPROVED THE PARKER-HANNIFIN CORPORATION 2016

OMNIBUS STOCK INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE

APPROVAL OF THE PARKER-HANNIFIN CORPORATION 2016 OMNIBUS STOCK INCENTIVE PLAN.

Equity Compensation Plan Information.

The following table sets forth certain information regarding the Company’s equity compensation plans as of June 30, 2016, unless otherwise indicated.

	Column (a)		Column (b)	Column (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,116,614	(1)	$86.15	13,431,178	(2)
Equity compensation plans not approved by security holders	0		$0	0
Total	10,116,614		$86.15	13,431,178

(1)

Includes the maximum future payouts of common stock that may be issued under the calendar year 2014-15-16, 2015-16-17 and 2016-17-18 LTIP Awards. For these LTIP Awards, payouts will be determined based on our achieving an average return on average equity of 4% or an average free cash flow margin of 4%. If these performance measures are achieved, the participants will be eligible to receive the maximum payout of 200%. The Human Resources and Compensation Committee will then compare our performance to that of a group of our peers and, if appropriate, apply its discretion to reduce the final payouts based on any performance measures that the Committee determines to be appropriate. Also includes 32,560 phantom shares held in an account pursuant to the Stock Option Deferral Plan (which plan has not been approved by shareholders). The phantom shares resulted from exercises of stock options granted under the 1990 Employees Stock Option Plan, which was approved by the shareholders. No further deferral elections may be made under the Stock Option Deferral Plan.

(2)

The maximum number of shares of our common stock that may be issued under the 2009 Omnibus Stock Incentive Plan is 14.7 million, of which approximately 3.4 million shares are available for future issuance as of June 30, 2016. The maximum number of shares that may be issued under the Global Employee Stock Purchase Plan is 10 million shares, of which approximately 9.99 million shares are available for future issuance.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of July 31, 2016 except as otherwise indicated, the name and address of each person believed to be a beneficial owner of more than 5% of our common shares and the number of common shares and the percentage so owned, as well as the beneficial ownership of our common shares by our Directors, the Named Executive Officers and all of our Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percentage of Class(b)
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	9,633,763(c)	7.10%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,418,469(d)	6.19%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	7,749,691(e)	5.70%
Vulcan Value Partners, LLC Three Protective Center, 2801 Highway 280 South Suite 300 Birmingham, AL 35223	7,696,600(f)	5.66%
Robert G. Bohn	6,858
Linda S. Harty	9,998
Robert J. Kohlhepp	32,319
Kevin A. Lobo	3,279
Klaus-Peter Müller	31,787
Candy M. Obourn	11,855
Joseph Scaminace	15,797
Wolfgang R. Schmitt	26,145
Åke Svensson	4,970
James R. Verrier	0
James L. Wainscott	8,858
Thomas L. Williams	308,959(g)
Jon P. Marten	134,483(h)
Lee C. Banks	311,810(i)
Joseph R. Leonti	18,749(j)
Andrew M. Weeks	14,446(k)
Donald E. Washkewicz	1,701,532(l)	1.25%
All Directors and executive officers as a group (31 persons)	3,377,915(m)	2.73%

(a)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.
(b)	Other than Mr. Washkewicz, no Director or executive officer beneficially owned more than 1% of our common shares as of July 31, 2016.

(c)

Pursuant to a statement filed by Capital World Investors with the SEC on February 12, 2016 in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, Capital World Investors has reported that, as of December 31, 2015, it had sole voting power over 9,633,763 common shares and sole investment power over 9,633,763 common shares.

(d)

Pursuant to a statement filed by The Vanguard Group with the SEC on February 11, 2016 in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, The Vanguard Group has reported that, as of December 31, 2015, it had sole voting power over 253,096 common shares; shared voting power over 14,600 common shares; sole investment power over 8,147,376 common shares; and shared investment power over 271,093 common shares.

(e)

Pursuant to a statement filed by BlackRock Inc. with the SEC on January 27, 2016 in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, BlackRock Inc. has reported that, as of December 31, 2015, it had sole voting power over 6,517,598 common shares and sole investment power over 7,749,691 common shares.

(f)

Pursuant to a statement filed by Vulcan Value Partners with the SEC on February 16, 2016 in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, Vulcan Value Partners has reported that, as of December 31, 2015, it had sole voting power over 6,953,523 common shares and sole investment power over 7,696,600 common shares.

(g)

This amount includes 2,108 common shares as to which Mr. Williams holds voting power pursuant to the Retirement Savings Plan as of June 30, 2016 and 237,374 common shares subject to Stock Incentives exercisable by Mr. Williams on or prior to September 29, 2016 granted under our stock incentive plans.

(h)

This amount includes 2,205 common shares as to which Mr. Marten holds voting power pursuant to the Retirement Savings Plan as of June 30, 2016 and 105,095 common shares subject to Stock Incentives exercisable by Mr. Marten on or prior to September 29, 2016 granted under our stock incentive plans.

(i)

This amount includes 13,909 common shares owned indirectly by Mr. Banks through the Elizabeth K. Banks Revocable Trust, 1,846 common shares owned indirectly by Mr. Banks through his three children, 9,145 common shares as to which Mr. Banks holds voting power pursuant to the Retirement Savings Plan as of June 30, 2016 and 228,724 common shares subject to Stock Incentives exercisable by Mr. Banks on or prior to September 29, 2016 granted under our stock incentive plans.

(j)

This amount includes 79 common shares as to which Mr. Leonti holds voting power pursuant to the Retirement Savings Plan as of June 30, 2016 and 15,836 common shares subject to Stock Incentives exercisable by Mr. Leonti on or prior to September 29, 2016 granted under our stock incentive plans

(k)	This amount includes 11,090 common shares subject to Stock Incentives exercisable by Mr. Weeks on or prior to September 29, 2016 granted under our stock incentive plans
(l)

This amount includes 751,214 common shares owned indirectly by Mr. Washkewicz through his various Grantor Retained Annuity Trusts, 42,863 common shares owned indirectly by Mr. Washkewicz through his son, 45,557 common shares as to which Mr. Washkewicz holds voting power pursuant to the Retirement Savings Plan as of June 30, 2016, and 718,785 common shares subject to Stock Incentives exercisable by Mr. Washkewicz on or prior to September 29, 2016 granted under our stock incentive plans. Mr. Washkewicz has disclaimed beneficial ownership of the 42,863 common shares owned by his son.

(m)

This amount includes 847,799 common shares for which voting and investment power are shared, 115,690 common shares as to which all executive officers as a group hold voting power pursuant to the Retirement Savings Plan as of June 30, 2016, and 2,056,244 common shares subject to Stock Incentives exercisable on or prior to September 29, 2016 granted under our stock incentive plans held by all executive officers as a group.

SHAREHOLDERS’ PROPOSALS

We must receive at our principal executive offices by May 29, 2017 any proposal of a shareholder intended to be presented at our 2017 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2017 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted to us by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, or Non-Rule 14a-8 Proposals, in connection with the 2017 Annual Meeting of Shareholders must be received by us by August 12, 2017 or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934; provided, however, that if Item 2 is approved by our shareholders, proposals will be required to be submitted in accordance with our new advance notice procedures. Such new procedures would require, among other things, that shareholders that desire to submit Non-Rule 14a-8 proposals submit the applicable notice to us not before July 28, 2017 and no later than August 27, 2017. Our proxy related to the 2017 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 12, 2017. Our proxy related to the 2016 Annual Meeting of Shareholders gives discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 14, 2016.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees for election to our Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, and must be received at our executive offices on or before June 30 of each year in anticipation of the following Annual Meeting of Shareholders. All shareholder recommendations for Director nominees must set forth the following information:

1.

The name and address of the shareholder recommending the candidate for consideration as such information appears on our records, the telephone number where such shareholder can be reached during normal business hours, the number of common shares owned by such shareholder and the length of time such shares have been owned by the shareholder; if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.

Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director;

4.	The disclosure of any relationship of the candidate being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.

A description of all relationships, arrangements and understandings between the proposing shareholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a Director, if elected; and

6.

A written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual’s background, education, experience and other qualifications in the event that the Corporate Governance and Nominating Committee desires to do so, has consented to be named in our Proxy Statement and has consented to serve as a Director, if elected.

COMMUNICATIONS WITH DIRECTORS

Our shareholders and other interested parties may communicate with our Board of Directors as a group, with the non-management Directors as a group, or with any individual Director by sending written communications to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chair of the Audit Committee. All other communications will be provided to the individual Director(s) or group of Directors to whom they are addressed. Copies of all communications will be provided to all other Directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the Directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business and/or our subsidiaries, or communications that relate to improper or irrelevant topics.

GENERAL

Our Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

We will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, our officers and employees may solicit the return of proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of common shares. We will, upon request, reimburse them for their expenses in so doing. We have retained Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, to assist in the solicitation of proxies at an anticipated cost of $20,000, plus disbursements.

You are urged to vote your proxy promptly by internet, telephone or mail by following the instructions on the enclosed proxy card in order to make certain your shares will be voted at the meeting. Common shares represented by properly voted proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted:

•

in favor of the election of Lee C. Banks, Robert G. Bohn, Linda S. Harty, Robert J. Kohlhepp, Kevin A. Lobo, Klaus-Peter Müller, Candy M. Obourn, Joseph Scaminace, Wolfgang R. Schmitt, Åke Svensson, James R. Verrier, James L. Wainscott and Thomas L. Williams as Directors for a term expiring at the Annual Meeting of Shareholders in 2017;

•	in favor of the management proposal to adopt an amendment to our Code of Regulations to establish procedures for advance notice of Director nominations and other business at shareholder meetings;

•	in favor of the ratification of the appointment of D&T as independent registered public accounting firm for the fiscal year ending June 30, 2017;

•	in favor of approving, on a non-binding, advisory basis, the compensation of our Named Executive Officers; and

•	in favor of approving the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan.

The proposals contained herein are subject to the following approval thresholds:

Item 1 – Election of Directors	The nominees for director receiving the greatest number of votes cast at the Annual Meeting of Shareholders in person or by proxy will be elected; provided that such nominee receives more votes “for” than “against” his or her election. Accordingly, abstentions and broker non-votes will not be counted as votes “for” or “against” a Director nominee and, therefore, will have no impact on Item 1.
Item 2 – Adoption of an Amendment to our Code of Regulations to establish procedures for advance notice of Director nominations and other business at shareholder meetings	To be approved, Item 2 must receive the affirmative vote of the holders of shares of our common stock entitling them to exercise a majority of the voting power of such shares. Abstentions and broker non-votes will have the same effect as votes cast against this Item 2.
Item 3 – Ratification of the Appointment of Independent Registered Public Accounting Firm	Although our independent registered public accounting firm may be selected by the Audit Committee without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote on Item 3 to be a ratification by the shareholders of D&T as our independent registered public accounting firm. Accordingly, abstentions will have the same effect as a vote against this proposal.
Item 4 – Proposal to Approve the Compensation of our Named Executive Officers on a Non-Binding, Advisory Basis	This vote is advisory only and therefore is not binding on us or our Board of Directors. However, the Board of Directors and the Human Resources and Compensation Committee will review the results of the vote and take them into account when addressing the future compensation policies and decisions.
Item 5 – Approval of the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan	To be approved, Item 5 must receive the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented and entitled to vote on Item 5. Accordingly, broker non-votes and abstentions will have the same effect as a vote against this proposal.

You may revoke your proxy at any time prior to the close of voting at the Annual Meeting of Shareholders by giving us notice in writing, in open meeting, or by internet or telephone as set forth on the proxy card, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.

Our Annual Report, including financial statements for the fiscal year ended June 30, 2016, is being mailed to shareholders with this Proxy Statement. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, you may request a separate copy by notifying us in writing or by telephone at: Parker-Hannifin Corporation, Corporate Communications, 6035 Parkland Boulevard, Cleveland, Ohio 44124, (216) 896-3000.

You can elect to view our future Annual Reports and Proxy Statements over the internet, instead of receiving paper copies in the mail. Providing these documents over the internet will save us the cost of producing and mailing them. If you give your consent, in the future, when, and if, we elect to provide these documents, over the internet, you will receive notification which will contain the internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. To give your consent, follow the prompts when you vote by telephone or over the internet or check the appropriate box located at the bottom of the enclosed proxy card when you vote by mail. Once you give your consent, it will remain in effect until you inform us otherwise in writing. If at any time you would like to receive a paper copy of our Annual Report or Proxy Statement, please contact Corporate Communications at the address or telephone number provided above.

HOW TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS

You may attend the Annual Meeting of Shareholders if you were a shareholder as of the close of business on August 31, 2016. If you are a registered shareholder or a participant in a retirement or savings plan maintained by us and wish to attend our Annual Meeting, there is an Admission Card on the top half of your proxy card. Please tear off the Admission Card and bring it with you to our Annual Meeting, along with a photo ID.

If your shares are held in the name of a bank, broker or other nominee and you wish to attend the Annual Meeting of Shareholders, you must bring proof of ownership, such as an account statement, that clearly shows that you held our common stock as of August 31, 2016, or a legal proxy obtained from your bank, broker or other nominee. Alternatively, you may obtain an Admission Card by sending your request and a copy of your proof of ownership to Corporate Secretary at Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124. You must also bring a photo ID.

For security purposes, no cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

By Order of the Board of Directors

Joseph R. Leonti
Secretary

September 26, 2016

Annex A

Parker-Hannifin Corporation

Advance Notice Amendment to Code of Regulations

Section 5.        Notice of Shareholder Proposals.

(a)        Business to Be Conducted at Meetings.  At an annual meeting of shareholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting of shareholders, business (other than the nomination of a person for election as a Director, which is governed by Article I, Section 6, and, to the extent applicable, Article I, Section 7) must be (i) brought before the meeting by or at the direction of the Board of Directors or (ii) otherwise properly brought before the meeting by a shareholder who (A) has complied with all applicable requirements of this Section 5 and Article I, Section 7 in relation to such business, (B) was a shareholder of record of the Corporation at the time of giving the notice and is a shareholder of record of the Corporation at the time of the meeting, and (C) is entitled to vote at the meeting. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a shareholder to submit business before an annual meeting of shareholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”), or any successor provision, and included in the notice of meeting given by or at the direction of the Board of Directors). Shareholders shall not be permitted to propose business to be brought before a special meeting of shareholders pursuant to this Section 5(a). Only the person or persons calling a special meeting of shareholders pursuant to Article I, Section 2 may properly bring business before a special meeting of shareholders; provided that business may be brought before a special meeting of shareholders by or at the direction of the Board of Directors, whether or not the Board of Directors has called the special meeting pursuant Article I, Section 2.

(b)        Required Form for Shareholder Proposals.  To properly bring business before an annual meeting of shareholders in accordance with this Article I, Section 5, a shareholder must deliver written notice to the Secretary of the Corporation that sets forth the following information, which must be updated and supplemented, if necessary, so that the information provided or required to be provided will be true and correct on the record date of the annual meeting and as of such date that is ten business days prior to the annual meeting or any adjournment or postponement thereof; which update shall be delivered to the Secretary of the Corporation promptly and, in no event, later than eight business days prior to the date of the meeting.

(i)        Information Regarding the Proposing Person.  As to each Proposing Person (as such term is defined in Section 7(d)(ii)):

(A)        the name and address of such Proposing Person (provided that if the Proposing Person is a holder of record of shares of the Corporation, such Proposing Person shall provide its name as it appears on the Corporation’s share transfer book);

(B)        the class, series and number of shares of the Corporation directly or indirectly beneficially owned by such Proposing Person (including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time) and which shares of the Corporation are held of record by the Proposing Person, if any;

(C)        a representation (1) that the Proposing Person is a holder of record or beneficial owner of shares of the Corporation entitled to vote at the annual meeting of shareholders (provided that if the Proposing Person is not a holder of record of shares of the Corporation, such Proposing Person shall submit to the Corporation a written statement from the holder of record of its shares of the Corporation verifying that, at the time it delivered written notice pursuant to Section 5(b), it had continually held such shares for at least one year) and intends to appear at the annual meeting (either in person or by agent) to bring such business before the annual meeting and (2) as to whether the Proposing Person intends to deliver a proxy statement and form of proxy related to an applicable proposal to holders of at least the percentage of shares of the Corporation entitled to vote and required to approve the proposal and, if so, identifying such person;

(D)        a description of any (1) option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-1 under the Exchange Act, or any successor provision, or other synthetic arrangement having characterization of a long position), either exercisable immediately or only after the passage of time, with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of the Corporation or with a value derived in whole or in part from the value of any class or series of securities of the Corporation, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Corporation or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and whether or not such Proposing Person may have entered into transactions that hedge or mitigate the economic effects of such security or instrument and (2) each other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Corporation’s securities, in each case regardless of whether (w) such right or interest is exercisable immediately or only after the passage of time, (x) such right or interest conveys any voting rights in such security to such Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (D) being a “Derivative Interest”);

(E)        any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Corporation or that has the effect of increasing or decreasing the voting power of such Proposing Person;

(F)        any contract, agreement, arrangement, understanding or relationship including any repurchase or similar so called “stock borrowing” agreement or arrangement, the purpose or effect of which is to mitigate loss, reduce economic risk or increase or decrease voting power with respect to any capital stock of the Corporation or that provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of the capital stock of the Corporation;

(G)        any material pending or threatened legal proceeding involving the Corporation, any affiliate of the Corporation or any of their respective directors or officers, to which such Proposing Person or its affiliates is a party;

(H)        any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation;

(I)        any equity interests, including any convertible, derivative or short interests, in any principal competitor of the Corporation;

(J)        any performance-related fees (other than an asset-based fee) to which the Proposing Person or any affiliate or immediate family member of the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or Derivative Interests; and

(K)        any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act, or any successor provision, to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(ii)      Information Regarding the Proposal:  As to each item of business that the shareholder giving the notice proposes to bring before an annual meeting of shareholders:

(A)        a description in reasonable detail of the business desired to be brought before the annual meeting of shareholders and the reasons why such shareholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Corporation and its shareholders;

(B)        a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among Proposing Persons or between any Proposing Person and any other person or entity (including their names) in connection with such business; and

(C)        the text of any proposal (including the text of any resolutions proposed for consideration) that the shareholder intends to present at the annual meeting.

(c)        No Right to Have Proposal Included.  A shareholder is not entitled to have a proposal included in the Corporation’s proxy statement and form of proxy solely as a result of such shareholder’s compliance with the provisions of this Section 5.

(d)        Requirement to Attend Annual Meeting.  If a shareholder does not appear at the annual meeting of shareholders to present its proposal (either in person or by agent), the Board of Directors may direct that the proposal not be presented (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

Section 6.        Notice of Director Nominations.

(a)        Nomination of Directors.  Subject to the rights, if any, of any series of Serial Preferred Stock to nominate or elect Directors, only persons who are nominated by or at the direction of the Board of Directors or in accordance with the procedures set forth in this Section 6 will be eligible to serve as Directors. Excluding nominations by or at the direction of the Board of Directors, all nominations of persons for election as Directors may be made only at an annual meeting of shareholders or a special meeting of shareholders called for the purpose of electing Directors, and, if by a shareholder, only by a shareholder who (A) has complied with all applicable requirements of this Section 6 and Section 7 in relation to such nomination, (B) was a shareholder of record of the Corporation at the time of giving the notice required by Section 7(b) and is a shareholder of record of the Corporation at the time of the meeting, and (C) is entitled to vote at the meeting.

(b)        Required Form for Director Nominations.  To properly nominate a person for election as Director, a shareholder must deliver written notice to the Secretary of the Corporation that sets forth the following information:

(i)        Information Regarding the Nominating Person.  As to each Nominating Person (as such term is defined in Section 7(d)(iii)), the information set forth in Article I, Section 5(b)(i) (except that for purposes of this Section 6, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places where it appears in Article I, Section 5(b)(i) and any reference to “business” or “proposal” therein will be deemed to be a reference to the nomination contemplated by this Section 6).

(ii)      Information Regarding the Nominee:  As to each person whom the Nominating Person proposes to nominate for election as a Director:

(A)        all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to Article I, Section 5(b)(i) if such proposed nominee were a Nominating Person;

(B)        all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act, or any successor provision, to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected);

(C)        a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, any other material relationships, between or among any Nominating Person and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her affiliates, associates or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K, or any successor provision, if the shareholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

(D)        a completed questionnaire (in the form provided by the Secretary of the Corporation upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made;

(E)        a written representation and agreement (in the form provided by the Secretary of the Corporation upon written request) that the proposed nominee (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a Director, with the proposed nominee’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (3) if elected as a Director, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the qualifications and eligibility of such proposed nominee to serve as a Director.

(c)        No Right to Have Nominees Included.  A shareholder is not entitled to have nominees included in the Corporation’s proxy statement solely as a result of such shareholder’s compliance with the foregoing provisions of this Section 6.

(d)        Requirement to Attend Meeting.  If a shareholder does not appear at the meeting of shareholders to present its nomination, the Board of Directors may direct that such nominee will not stand for election at such meeting (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

Section 7.	Additional Provisions Relating to the Notice of Shareholder Business and Director Nominations.

(a)        Timely Notice.

(i)        If it relates to an annual meeting of shareholders, to be timely, a shareholder’s notice required by Article I, Section 5(b) or Article I, Section 6(b) must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation not less than 30 nor more than 60 calendar days prior to the first anniversary of the date on which the Corporation held the preceding year’s annual meeting of shareholders; provided that if the date of the annual meeting of shareholders is scheduled for a date more than 30 calendar days prior to or more than 60 calendar days after the anniversary of the preceding year’s annual meeting of shareholders, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 30th calendar day prior to such annual meeting and the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. In no event will a recess or adjournment of an annual meeting of shareholders (or any announcement of any such recess or adjournment) commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Notwithstanding the foregoing, in the event the number of Directors to be elected at the annual meeting of shareholders is increased by the Board of Directors, and there is no public announcement by the Corporation naming the nominees for the additional Directors at least 60 calendar days prior to the first anniversary of the date on which the Corporation held the preceding year’s annual meeting of shareholders, a shareholder’s notice pursuant to Section 6(b) will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to or mailed and received by the Secretary of the

Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

(ii)       If it relates to a special meeting of shareholders that is called for the purpose of electing Directors, to be timely, a shareholder’s notice required by Article I, Section 6(b) must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation promptly after the public disclosure of the date of the meeting and in no event later than five business days after the date of any such public disclosure.

(b)        Updating Information in Notice.  A shareholder providing notice of business proposed to be brought before a meeting of shareholders pursuant to Article I, Section 5 or notice of any nomination to be made at a meeting of shareholders pursuant to Article I, Section 6 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Article I, Section 5 or Article I, Section 6, as applicable, is true and correct at all times up to and including the date of the meeting (including any date to which the meeting is recessed, adjourned or postponed). Any such update and supplement must be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation, as promptly as practicable.

(c)        Determinations of Form, Etc.  The presiding officer of any meeting of shareholders will, if the facts warrant, determine that business was not brought in accordance with the procedures prescribed by Article I, Section 5 and this Article I, Section 7 or that a nomination was not made in accordance with the procedures prescribed by Article I, Section 6 and this Article I, Section 7, and if he or she should so determine, he or she will so declare to the meeting and the business or nomination, as applicable, will be disregarded.

(d)        Certain Definitions.

(i)        For purposes of Article I, Section 5 and Article I, Section 6, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Bloomberg, Associated Press or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Exchange Act or furnished by the Corporation to shareholders.

(ii)       For purposes of Article I, Section 5, “Proposing Person” means (A) the shareholder providing the notice of business proposed to be brought before an annual meeting of shareholders, (B) the beneficial owner or beneficial owners of shares of the Corporation, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting of shareholders is given and (C) any “affiliate” or “associate” (each within the meaning of Rule 12b-2 under the Exchange Act, or any successor provision) of such shareholder or beneficial owner.

(iii)      For purposes of Section Article I, Section 6, “Nominating Person” means (A) the shareholder providing the notice of the nomination proposed to be made at an annual meeting of shareholders or at a special meeting of shareholders called for the purpose of electing Directors, (B) the beneficial owner or beneficial owners of shares of the Corporation, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting of shareholders or at a special meeting of shareholders called for the purpose of electing Directors is given and (C) any “affiliate” or “associate” (each within the meaning of Rule 12b-2 under the Exchange Act, or any successor provision) of such shareholder or beneficial owner.

Annex B

PARKER-HANNIFIN CORPORATION

2016 OMNIBUS STOCK INCENTIVE PLAN

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1.

Establishment; Amendment and Restatement. The 2016 Omnibus Stock Incentive Plan (the “Plan”) is established effective as of October 26, 2016, the date of approval of the Plan at the Company’s 2016 annual meeting of shareholders (the “2016 Approval Date”).

1.2.

Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by providing an incentive to attract, retain and reward persons performing services for the Company and its Subsidiaries by motivating such persons to contribute to the growth and profitability of the Company and its Subsidiaries. The Company intends that Awards granted pursuant to the Plan be exempt from or comply with Section 409A of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3.

Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that, to the extent required by applicable law, all Awards shall be granted, if at all, within ten (10) years from the 2016 Approval Date.

2.	DEFINITIONS AND CONSTRUCTION.

2.1.	Definitions. The following terms shall have their respective meanings set forth below:

(a)	Award means any Option, Stock Appreciation Right, Restricted Stock Award, Unrestricted Stock Award, Restricted Stock Unit or Dividend Equivalent Right granted under the Plan.

(b)	Award Agreement means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(c)	Board means the Board of Directors of the Company.

(d)	Cause means

(i)

a material breach by a Participant of the duties and responsibilities of the Participant (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Participant’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

(ii)	the commission by the Participant of a felony involving moral turpitude.

The determination of Cause shall be made by the Committee in its sole discretion and shall be final and conclusive. The Company must notify the Participant that it believes “Cause” has occurred within ninety (90) days of its knowledge of the event or condition constituting Cause.

(e)	Change in Control means the occurrence of one of the following events:

(i)	any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a

“beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (A) an acquisition by the Company or any Subsidiary; (B) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (C) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) a Non-Control Transaction (as defined in paragraph (iii)); (E) as pertains to an individual Participant, any acquisition by the Participant or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Participant (or any entity in which the Participant or a group of persons including the Participant, directly or indirectly, holds a majority of the voting power of such entity’s outstanding voting interests); or (F) the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i);

(ii)

individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided, that any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(iii)

the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a “Business Combination”), unless (A) immediately following such Business Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”) or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (3) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”) or (B) the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Change in Control under this paragraph (iii); or

(iv)

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

Notwithstanding anything in this Plan to the contrary, if a Participant’s employment is terminated prior to a Change in Control and the Participant reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (such a termination of employment an “Anticipatory Termination”), then for all purposes of this Plan, the date immediately prior to the date of such Anticipatory Termination shall be deemed to be the date of a Change in Control for such Participant.

(f)	Code means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g)

Committee means the Human Resources and Compensation Committee or such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board consisting of two or more members of the Board each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, an “outside director” under regulations promulgated under Section 162(m) of the Code, and an “independent director” under the New York Stock Exchange listing rules. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

(h)	Common Stock means the common stock of the Company, as adjusted from time to time in accordance with Section 4.3.

(i)	Company means Parker-Hannifin Corporation, an Ohio corporation, or any successor corporation.

(j)

Detrimental Activity means any conduct or activity, whether or not related to the business of the Company or a Subsidiary, that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Company or a Subsidiary, including without limitation (i) the rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee or its express delegate, in competition with the Company; (ii) the disclosure to anyone outside of the Company, or the use for any purpose other than the Company’s business, of confidential information or material related to the Company, whether acquired by the Participant during or after employment with the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) a violation of the Company’s Code of Ethics or other policies.

(k)	Director means a member of the Board.

(l)	Disability, except as provided in Section 15(d), has the same meaning as provided under the applicable Long-term Disability Plan, or other Company policy.

(m)

Dividend Equivalent Right means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a cash payment or a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant. Notwithstanding the foregoing, no Dividend Equivalent Rights shall be granted with respect to any Option or SAR.

(n)

Employee means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of the Company or any of its Subsidiaries. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency may subsequently make a contrary determination as to such individual’s status as an Employee.

(o)	Exchange Act means the Securities Exchange Act of 1934, as amended, and any applicable regulations promulgated thereunder.

(p)

Fair Market Value means, as of any date, the value of a share of Common Stock or other property as determined by the Committee, in its discretion; provided, however, that the Fair Market Value as established by the Committee from time to time shall be determined in accordance with applicable laws and regulations (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A), and such determination shall be conclusive and binding for all purposes.

(q)	Good Reason means, without a Participant’s express written consent, the occurrence of any of the following events after a Change in Control:

(i)

the assignment to the Participant of any duties inconsistent in any adverse respect with the Participant’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control; or

(ii)	an adverse change in the Participant’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control; or

(iii)

any removal or involuntary termination of the Participant from the Company other than as expressly permitted by this Plan or any failure to re-elect the Participant to any position with the Company held by the Participant immediately prior to such Change in Control; or

(iv)	a reduction by the Company in the Participant’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter; or

(v)

any requirement of the Company that the Participant (A) be based anywhere more than twenty-five (25) miles from the facility where the Participant is located at the time of the Change in Control or (B) travel on Company business to an extent substantially more burdensome than the travel obligations of the Participant immediately prior to such Change in Control; or

(vi)

the failure of the Company to (A) continue in effect any employee benefit plan or compensation plan in which the Participant is participating immediately prior to such Change in Control, or the taking of any action by the Company which would adversely affect the Participant’s participation in or reduce the Participant’s benefits under any such plan (including the failure to provide the Participant with a level of discretionary incentive award grants consistent with the Company’s grants of such awards to the Participant during the three-Year period immediately prior to the Change in Control), (B) provide the Participant and the Participant’s dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and dismemberment and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Group in effect for the Participant immediately prior to such Change in Control, (C) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Group in effect for the Participant immediately prior to such Change in Control, or (D) provide the Participant with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Group as in effect for the Participant immediately prior to such Change in Control, unless in the case of any violation of (A), (B) or (C) above, the Participant is permitted to participate in other plans, programs or arrangements which provide the Participant (and, if applicable, the Participant’s dependents) with no less favorable benefits at no greater cost to the Participant; or

(vii)

the failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law.

Any event or condition described in Sections 2(q)(i) through (vi) which occurs prior to a Change in Control, but was at the request of a third party, shall constitute Good Reason following a Change in Control for purposes of this Plan (as if a Change in Control had occurred immediately prior to the occurrence of such event or condition) notwithstanding that it occurred prior to the Change in Control. For purposes of this Plan, any good faith determination of Good Reason made by a

Participant shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by a Participant shall not constitute Good Reason. The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacitation due to mental or physical illness and the Participant’s continued employment shall not constitute consent to or a waiver of rights with respect to any event or condition constituting Good Reason. The Participant must provide notice of termination within ninety (90) days of his knowledge of an event or condition constituting Good Reason under the Plan. A transaction which results in the Company no longer being a publicly traded entity shall not in and of itself be treated as Good Reason unless and until one of the events or conditions set forth in Sections 2(q)(i) through (vii) occurs.

(r)

Grant Date means the date as of which an Award is determined to be effective and designated in a resolution by the Committee and is granted pursuant to the Plan. The Grant Date shall not be earlier than the date of the resolution and action therein by the Committee.

(s)

Grant Date Fair Market Value means, as of any date, the value of a share of Common Stock determined as follows: (i) the closing sale price per share of Common Stock as reported on the New York Stock Exchange—Composite Transactions or the principal exchange on which shares are then trading, if any, or if there are no sales on such day, on the next preceding trading day during which a sale occurred; and (ii) in the absence of such markets for the shares of Common Stock, the Grant Date Fair Market Value shall be determined by the Committee in good faith (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A), and such determination shall be final, conclusive and binding for all purposes.

(t)

Incentive Stock Option means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code and that meets the requirements thereof.

(u)

Insider Trading Policy means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(v)	Net-Exercise means a procedure by which the Participant will be issued a number of whole shares of Stock upon the exercise of an Option or SAR determined in accordance with the following formula:

N =	X(A-B)/A, where:
N =	the number of shares of Common Stock to be issued to the Participant upon exercise;
X =	the total number of shares with respect to which the Participant has elected to exercise;
A =	the Fair Market Value of one (1) share of Common Stock determined on the exercise date; and
B =	the exercise price per share (as defined in the Participant’s Award Agreement).

(w)

Nonstatutory Stock Option means any Option awarded under this plan that is not specifically designated as an Incentive Stock Option (as set forth in the Award Agreement) or which does not qualify as an Incentive Stock Option.

(x)	Officer means any person designated by the Board as an officer of the Company.

(y)	Option means a right granted under Section 6 to purchase Common Stock pursuant to the terms and conditions of the Plan. Options may be either Nonstatutory Stock Options or Incentive Stock Options.

(z)	Participant means any eligible person who has been granted one or more Awards.

(aa)	Performance-Based Exception means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

(bb)	Performance Bonus Plan means the Parker-Hannifin Corporation 2015 Performance Bonus Plan, as the same may be amended from time to time, or any successor thereto.

(cc)

Performance Goals mean the measurable performance objective or objectives established by the Committee pursuant to this Plan, including, for an Award intended to qualify for the Performance-Based Exception, any “Management Objectives” (as such term is defined in the Performance Bonus Plan) established for such Award pursuant to the Performance Bonus Plan.

(dd)

Qualifying Termination means a Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) that: (i) follows a Change in Control and (ii) occurs either (a) by the Company other than for Cause or (b) by the Participant for Good Reason.

(ee)	Restricted Stock Award means an Award granted pursuant to Section 8, other than an Unrestricted Stock Award granted pursuant to Section 8.4.

(ff)

Restricted Stock Unit means a right granted to a Participant pursuant to Section 9 to receive a share of Common Stock on a date determined in accordance with the provisions of such Section and the Participant’s Award Agreement.

(gg)	Retirement shall have the meaning set forth in the applicable Award Agreement.

(hh)	Section 409A means Section 409A of the Code.

(ii)	Securities Act means the Securities Act of 1933, as amended, and any applicable regulations promulgated thereunder.

(jj)

Service means, except as provided in Section 15, a Participant’s employment or service with the Company and its Subsidiaries, whether in the capacity of an Employee or a Director. A Participant’s service for purposes of this Plan is deemed to have terminated in accordance with the Company’s policies on termination as may be in effect from time to time. The Company, in its sole discretion, shall determine whether a Participant’s Service has terminated and the effective date of, and reason for, such termination.

(kk)	Stock Appreciation Right (or “SAR”) means an Award granted under Section 7.

(ll)

Subsidiary means a corporation, company or other entity (i) at least fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter, owned or controlled, directly or indirectly, by the Company, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but at least fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant eligible for a grant of Incentive Stock Options, the term “Subsidiary” shall have the meaning given to such term in Section 424(f) of the Code.

(mm)

Substitute Awards means Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Company or with which the Company directly or indirectly combines.

(nn)

Ten Percent Shareholder means any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company (or, as applicable, of any “parent” or “subsidiary” as defined in Sections 424(e) and (f) of the Code) within the meaning of Section 422 of the Code.

(oo)	Unrestricted Stock Award means an Award granted pursuant to Section 8.4.

(pp)

Vesting Conditions mean those conditions established by the Award Agreement in accordance with the Plan prior to the satisfaction of which shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service.

2.2.

Construction. Captions and titles contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. The terms “or” and “including” are not intended to be exclusive or limiting, respectively, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1.

Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all Participants and other persons having an interest in the Plan or such Award. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

3.2.

Authority of the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3.2) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

3.3.

Authority of Officers. Notwithstanding the above, the Board or Committee may, by resolution, expressly delegate to a special committee, consisting of one or more Directors or Officers, the authority, within specified parameters established by the Board or Committee, to: (i) designate Employees to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an Officer may not be made with respect to the grant of Awards to Employees who are subject to Section 16(a) of the Exchange Act on the Grant Date, or who as of the Grant Date are reasonably anticipated to become “covered employees” within the meaning of Section 162(m) of the Code during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board or Committee, as applicable, and such delegates shall report regularly to the Board or Committee, as applicable, regarding the delegated duties and responsibilities and any Awards so granted.

3.4.

Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan and the Committee charter, the Committee (or its delegate) shall have the full and final power and authority, in its discretion:

(a)	to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Common Stock to be subject to each Award;

(b)	to determine the type of Award granted;

(c)	to determine the Fair Market Value of shares of Common Stock or other property;

(d)

to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation: (i) except for the procedures set forth herein relating to Options and SARs, the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Common Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the time of the expiration of any Award, (vi) the effect of the Participant’s termination of Service on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)	to determine whether an Award will be settled in shares of Common Stock, cash, or in any combination thereof;

(f)	to approve one or more forms of Award Agreement;

(g)

subject to the limitations of Section 18.3, to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired upon the exercise thereof;

(h)

to accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant’s termination of Service;

(i)

to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

(j)	to settle all disputes or controversies regarding the Plan and Awards granted under the Plan;

(k)

to amend the Plan, or any Award or Award Agreement granted under the Plan, in any respect that the Committee deems necessary or advisable to address or correct any administrative or compliance failure or potential failure, including in order to bring the Plan or any Awards granted under the plan in compliance with Section 409A.

(l)

to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law;

(m)	to adopt such procedures or sub-plans as are necessary or appropriate for participation in the Plan by Employees or Directors who are foreign nationals or employed outside of the United States;

(n)

generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan; and

(o)

to delegate any of its authority to any other person or persons that it deems appropriate, provided the delegation does not cause the Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3 or violate any independence standard contained in the New York Stock Exchange listing requirements.

3.5.

Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as Officers or Employees of the Company and its Subsidiaries, members of the Board or the Committee and any officers or employees of the Company and its Subsidiaries to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	SHARES SUBJECT TO PLAN.

4.1.

Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be sixteen million (16,000,000) shares of Common Stock, which shall consist of authorized but unissued or reacquired shares of Common Stock or any combination thereof, plus any shares of Common Stock that, as of the Approval Date, are subject to outstanding awards granted under the Company’s 2009 Omnibus Stock Incentive Plan (the “2009 Plan”) and are subsequently cancelled or forfeited to the Company (the “2009 Plan Shares”).

4.2.

Share Counting. Each share of Common Stock delivered pursuant to a Stock Option or Stock Appreciation Right, and each share of Common Stock delivered pursuant to a Restricted Stock Award, Restricted Stock Unit or Dividend Equivalent Right with a per share purchase price equal to at least 100% of the Fair Market Value on the Grant Date, shall be counted against the share limit set forth in Section 4.1 as one (1) share for every one (1) share of Common Stock subject thereto. Each share of Common Stock delivered pursuant to a Restricted Stock Award, Unrestricted Stock Award, Restricted Stock Unit or Dividend Equivalent Right with a per share or per unit purchase price of less than 100% of the Fair Market Value on the Grant Date (a “Full Value Award”) shall be counted against the share limit set forth in Section 4.1 as 3.69 shares for every one (1) share of Common Stock subject thereto. For the avoidance of doubt, the 2009 Plan Shares shall also count against the share limit set forth in Section 4.1 at the foregoing ratios described in this Section 4.2. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Common Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Common Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Common Stock shall again be available for issuance under the Plan, provided that with respect to any Full Value Award, the number of shares of Common Stock becoming available for issuance under the Plan pursuant to this sentence shall be 3.69 shares of Common Stock for each share of Common Stock so terminated, canceled, forfeited or repurchased. Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Notwithstanding the foregoing, the following shares of Common Stock shall not extend or increase the maximum share limit contained in Section 4.1: (i) shares tendered in payment of the exercise price of a stock option, (ii) shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation, and (iii) shares that are repurchased by the Company with Option proceeds. Moreover, all shares of Common Stock covered by a SAR, to the extent that it is exercised and settled in shares, or any Option subject to a Net-Exercise shall be considered delivered pursuant to the Plan, whether or not shares are actually delivered to the Participant upon exercise of the right. Shares of Common Stock delivered under the Plan as a Substitute Award or in settlement of a Substitute Award shall not reduce or be counted against the shares of Common Stock available for Awards under the Plan and will not count against the Plan limit as set forth in Section 4.1 to the extent that the rules and regulations of any stock exchange or other trading market on which the shares are listed or traded provide an exemption from shareholder approval for assumption, substitution, conversion, adjustment, or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

4.3.

Adjustments for Changes in Capital Structure. In the event of any equity restructuring (within the meaning of Financial Accounting Standards No. 123R as amended from time to time, or any successor financial standard regime that may be applicable to the Company), such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the numbers of shares of Common Stock specified in Section 4.1 and the sub-limits specified in Sections 6, 7, 8 and 9 of the Plan, and with respect to outstanding Awards, in the number and kind of shares of Common Stock subject to outstanding Awards, the exercise price, grant price or other price of shares of Common Stock subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, such as a merger, consolidation, or liquidation, the Committee may, in its sole discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of shares of Common Stock subject to any Award shall always be rounded down to a whole number and the exercise price or grant price shall always be rounded up to the nearest whole cent. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 4.3 that would: (i) cause an Award that is otherwise exempt from Section 409A to become subject to Section 409A, (ii) cause an Award that is subject to Section 409A to fail to satisfy the requirements of Section 409A, or (iii) cause an award that is intended to qualify for the Performance-Based Exception to fail to qualify for the Performance-Based Exception. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive and binding on Participants and other persons having an interest in the Plan or an Award under the Plan.

5.	ELIGIBILITY AND LIMITATIONS.

5.1.

Persons Eligible for Awards; Annual Limitations. Awards may be granted only to Employees and Directors. No non-employee Director may be granted Awards for more than ten thousand (10,000) Shares of Common Stock within a year.

5.2.

Participation in Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award. Notwithstanding the foregoing provisions of this Section 5, eligible Participants who are service providers to a Subsidiary may be granted Options or Stock Appreciation Rights under this Plan provided that the Subsidiary qualifies as an “eligible issuer of service recipient stock” within the meaning of Section 409A.

6.

OPTIONS. Options shall be evidenced by Award Agreements specifying the number of Shares of Common Stock covered by the Award Agreement, in such form as the Committee shall from time to time establish. The Award Agreement for any Incentive Stock Options granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to comply with Section 422 of the Code. An Option may be granted to an eligible Employee as a separate Award. Notwithstanding the foregoing, Incentive Stock Options may be granted only to eligible Participants who are Employees of the Company (or a “parent” or “subsidiary” as defined in Sections 422(e) and (f) of the Code). No Participant may be granted Options for more than one million (1,000,000) Shares of Common Stock within a three (3) year period. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1.

Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that the exercise price per Share of Common Stock shall not be less than one hundred percent (100%) of the Grant Date Fair Market Value. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise price per share of Common Stock shall not be less than one hundred ten percent (110%) of the Grant Date Fair Market Value.

6.2.

Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, Vesting Conditions and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Incentive Stock Option shall not be exercised after the expiration of five (5) years after the date of grant of such Incentive Stock Option. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted under this Plan shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3.	Payment of Exercise Price.

(a)

Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Common Stock being purchased pursuant to any Option shall be made: (i) in cash or by check or cash equivalent, (ii) subject to Section 6.3(b)(i), by tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) subject to Section 6.3(b)(ii), by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice electing a Net-Exercise, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)	Limitations on Forms of Consideration.

(i)

Tender of Common Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Common Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s Common Stock.

(ii)

Cashless Exercise. The Cashless Exercise program is available only if, at the time of exercise, the offer and sale of shares of Common Stock pursuant to the Plan is registered on a then effective registration statement on Form S-8 under the Securities Act. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4.

Effect of Termination of Service. Subject to earlier termination of the Option as otherwise provided in this Plan or the terms of the Award Agreement and unless otherwise provided by the Committee or in the Award Agreement, the Participant’s termination of Service shall operate to terminate the Option.

6.5.

Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in the Award Agreement is prevented by the provisions of Section 14, the Option shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than ten (10) years after the effective date of grant of such Option.

6.6.

Certain Provisions Regarding Incentive Stock Options. Notwithstanding anything in this Section 6 to the contrary, Stock Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options, and shall instead be treated as Nonqualified Stock Options, to the extent that either: (i) the aggregate Fair Market Value of Common Stock (determined as of the Grant Date) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months after termination of employment (or such other period of time provided in Section 422 of the Code).

7.

STOCK APPRECIATION RIGHT AWARDS. SARs shall be evidenced by Award Agreements specifying the number of shares of Common Stock covered by the Award Agreement, in such form as the Committee shall from time to time establish. A SAR may be granted to an eligible Employee as a separate Award. No Participant may be granted SARs for more than one million (1,000,000) shares of Common Stock in any three (3) year period.

7.1.

Grant Price. The grant price for each SAR shall be established in the discretion of the Committee; provided, however, that the grant price per share for a SAR shall be not less than one hundred percent (100%) of the Grant Date Fair Market Value.

7.2.

Settlement of SARs. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the grant price; by (ii) the number of shares of Common Stock with respect to which the SAR is exercised. The payment upon the SAR exercise shall be in cash, shares of Common Stock of equivalent value, or in some combination thereof, as determined by the Committee in its sole discretion. The determination of the Committee with respect to the form of payout of SARs shall be set forth in the Award Agreement pertaining to the grant of the Award.

7.3.

Exercisability and Term of SARs. SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, Vesting Conditions and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR. Subject to the foregoing, unless otherwise specified by the Committee in the grant of a SAR, any SAR granted under this Plan shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4.

Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided in this Plan or the terms of the Award Agreement and unless otherwise provided by the Committee or in the Award Agreement, the Participant’s termination of Service shall operate to terminate the SAR.

7.5.

Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of a SAR within the applicable time periods set forth in the Award Agreement is prevented by the provisions of Section 14, the SAR shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than ten (10) years after the effective date of grant of such SAR.

8.

RESTRICTED AND UNRESTRICTED STOCK AWARDS. The Committee, at any time and from time to time, may grant or sell Restricted Stock Awards and Unrestricted Stock Awards to Participants in such number as the Committee shall determine. Each grant or sale of a Restricted Stock Award or an Unrestricted Stock Award shall be evidenced by an Award Agreement and shall be subject to the following provisions:

8.1.

Grant of Restricted Stock Award. Each grant or sale of a Restricted Stock Award or an Unrestricted Stock Award shall constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer as provided in this Section 8. A Restricted Stock Award or an Unrestricted Stock Award may be granted to an eligible Employee as a separate Award. No Participant may be granted Restricted Stock Awards or Unrestricted Stock Awards for more than one million (1,000,000) shares of Common Stock within a three (3) year period. Further, no Restricted Stock Award or Unrestricted Stock Award intended to qualify for the Performance-Based Exception shall exceed the applicable limitations set out in the Performance Bonus Plan. Restricted Stock Awards and Unrestricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals.

8.2.

Purchase Price. Each such grant or sale may be made without additional consideration or in consideration of a purchase price payment by such Participant that is greater than, less than or equal to the Fair Market Value at the Grant Date. Any payment of purchase price for Common Stock being purchased pursuant to any Restricted Stock Award or Unrestricted Stock Award shall be made: (a) in cash or by check or cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.3.

Vesting and Restrictions on Transfer. Shares of Common Stock issued pursuant to any Restricted Stock Award may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as shall be established by the Committee and set forth in the Award Agreement evidencing such Award; provided, however, that in no event shall any issuance of Restricted Stock Awards under the Plan be subject to a Service vesting requirement of less than one (1) year. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Award granted under the Plan. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in Section 12. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Insider Trading Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Insider Trading Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Common Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Common Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.4.

Unrestricted Stock Awards under LTIP Program. Notwithstanding any provisions of Section 8 above, Unrestricted Stock Awards may be granted to Participants under the Plan, free of any Vesting Conditions, upon completion of the applicable performance period pursuant to a performance based incentive program having a performance period of not less than 12 months.

8.5.

Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.6 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a shareholder of the Company holding shares of Common Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Common Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made. Notwithstanding the foregoing, dividends or other distributions with respect to any Restricted Stock Award that vests based on the achievement of Performance Goals shall be accumulated until such Award is earned, and such dividends or other distributions shall not be paid if such Performance Goals are not satisfied.

8.6.	Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to Restricted Stock Awards which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.

RESTRICTED STOCK UNITS. Restricted Stock Units shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. Restricted Stock Units may be granted to an eligible Employee as a separate Award. No Participant may be granted Restricted Stock Units for more than one million (1,000,000) shares of Common Stock within a three (3) year period. Further, no Award of Restricted Stock Units intended to qualify for the Performance-Based Exception shall exceed the applicable limitations set out in of the Performance Bonus Plan. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1.

Grant of Restricted Stock Units. Restricted Stock Units may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals.

9.2.

Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving Restricted Stock Units, the consideration for which shall be services actually rendered to (or for the benefit of) the Company or a Subsidiary. Notwithstanding the foregoing, if required by applicable state corporate law, or if deemed necessary or appropriate by the Committee to ensure that taxation of the Restricted Stock Units does not occur until receipt of the Common Stock by the Participant, or, at the discretion of the Committee, to avoid other undesirable tax consequences to the Participant, the Participant shall furnish consideration in the form of cash or past services rendered to (or for the benefit of) the Company or a Subsidiary having a value not less than the par value of the shares of Common Stock issued upon settlement of the Award of Restricted Stock Units.

9.3.

Vesting. Restricted Stock Unit may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as shall be established by the Committee and set forth in the Award Agreement evidencing such Award; provided, however, that in no event shall any issuance of Restricted Stock Units under the Plan be subject to a Service vesting requirement of less than one (1) year. Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the vesting of any Restricted Stock Units granted under the Plan. The Committee, in its discretion, may provide in any Award Agreement evidencing an Award of Restricted Stock Units that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Insider Trading Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of: (a) the next trading day on which the sale of such shares would not violate the Insider Trading Policy; or (b) the later of: (i) the last day of the calendar year in which the original vesting date occurred or (ii) the last day of the Company’s taxable year in which the original vesting date occurred.

9.4.

Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Common Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Units that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on

Common Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, may be paid in cash or by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock, as provided in the Award Agreement. In the event that the Dividend Equivalent Rights are credited to the Participant, the number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing: (a) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Award. In the event of a dividend or distribution paid in shares of Common Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Units so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award. Notwithstanding the foregoing, any Dividend Equivalent Rights with respect to any Restricted Stock Units that vest based on the achievement of Performance Goals shall be accumulated until such Restricted Stock Units are earned, and such dividends or other distributions shall not be paid if such Performance Goals are not satisfied.

9.5.

Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6.

Settlement of Restricted Stock Units. The Company shall issue to the Participant on the date on which Restricted Stock Units subject to the Participant’s Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Common Stock (or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, under procedures established by the Committee consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Common Stock or other property otherwise issuable to the Participant pursuant to this Section. Notwithstanding the foregoing, the Committee, in its discretion, may provide in any Award Agreement for settlement of any Restricted Stock Units by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Common Stock or other property otherwise issuable to the Participant pursuant to this Section.

10.

DETRIMENTAL ACTIVITY. The Committee may cancel any unexpired, unpaid or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of this Plan or with the terms of an Award Agreement or if the Participant engages in Detrimental Activity. The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge that he or she is in compliance with all applicable provisions of the Plan and of any Award Agreement and has not engaged in any Detrimental Activity. Any Award Agreement may provide that if a Participant, either during employment by the Company or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Committee shall so find, forthwith upon notice of such finding, the Participant shall:

(a)

return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all shares of Common Stock that the Participant has not disposed of that were issued pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity; and

(b)	with respect to any shares of Common Stock so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

(i)	any amount actually paid therefore by the Participant pursuant to this Plan; and

(ii)	the Fair Market Value of such share of Common Stock on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company to the Participant, whether as wages, deferred compensation (to the extent permitted by Section 409A) or vacation pay or in the form of any other benefit or for any other reason.

11.	STANDARD FORMS OF AWARD AGREEMENTS.

11.1.

Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms, including electronic media, as the Committee may approve from time to time.

11.2.

Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

12.	CHANGE IN CONTROL. Subject to the requirements and limitations of Section 409A and Section 15, if applicable, the Committee may provide for any one or more of the following:

12.1.

Accelerated Vesting. The Committee may, in its discretion, provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following such Change in Control, to such extent as the Committee shall determine.

12.2.	Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee, in its discretion, an Award denominated in shares of Common Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Common Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change in Control. If any portion of such consideration may be received by holders of Common Stock pursuant to the Change in Control on a contingent or delayed basis, the Committee may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Except as otherwise provided by the Committee or in the applicable Award Agreement, any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

12.3.

Cash-Out of Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Common Stock subject to such canceled Award in: (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award. If any portion of such consideration may be received by holders of Common Stock pursuant to the Change in Control on a contingent or delayed basis, the Committee may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

12.4.

Section 409A. Notwithstanding any provision of this Plan to the contrary, and except as otherwise provided in the Award Agreement, if: (i) an Award is considered a “deferral of compensation” (within the meaning of Section 409A), (ii) the Award becomes vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control, and (iii) either such Change in Control is not treated as a “change in ownership” of the Company, a “change in the effective control” of the Company or a “change in the effective ownership of a substantial portion of the assets” of the Company (within the meaning of Section 409A) or payment of the Award is not otherwise permitted upon the Change in Control under Section 409A without the imposition of taxes and penalties, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control, payment will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earliest of: (A) the Participant’s “separation from service” with the Company (as defined in Section 15(b)), provided that if the Participant is a “specified employee” (determined pursuant to the Company’s policy for determining specified employees in accordance with Section 409A), the payment date shall be the first day of the seventh (7th) month after the date of the Participant’s separation from service; (B) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A); or (C) the Participant’s death.

13.	TAX WITHHOLDING.

13.1.

Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company and its Subsidiaries with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Common Stock, to release shares of Common Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the required tax withholding obligations have been satisfied by the Participant.

13.2.

Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Common Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Common Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Company and its Subsidiaries. The Fair Market Value of any shares of Common Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

14.

COMPLIANCE WITH SECURITIES LAW. The grant of Awards and the issuance of shares of Common Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless: (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Common Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.

COMPLIANCE WITH SECTION 409A. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section):

(a)

An Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A upon a Participant;

(b)

If an Award is subject to Section 409A, no distribution or payment of any amount as a result of the Participant’s Retirement or other termination of Service (other than termination due to the Participant’s death) shall be made before the date of the participant’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), provided that in applying Treasury Regulation § 1.409A-1(h)(1)(ii), a separation from service shall be deemed to occur if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Participant (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services, if the Participant has been providing services for less than 36 months), and further provided that, in the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Treasury Regulation § 1.409A-1(h)(4)) whether a Participant who would otherwise experience a separation from service with the Company as part of the disposition of assets will be considered to experience a separation from service for purposes of Treasury Regulation § 1.409A-1(h);

(c)

If an Award is subject to Section 409A, and if the Participant holding the award is a “specified employee” (determined pursuant to the Company’s policy for determining specified employees in accordance with Section 409A), no distribution or payment of any amount as a result of the Participant’s “separation from service” (as defined in Section 15(b) above) shall be made before the first day of the seventh month following the date of such Participant’s separation from service or, if earlier, the date of the Participant’s death;

(d)	To the extent necessary to comply with Section 409A, the term “Disability” shall have the meaning set out in Treasury Regulation § 1.409A-3(i)(4); and

(e)

To the extent necessary to comply with Section 409A, the term “Change in Control” shall mean a Change in Control that is also a “change in the ownership”, a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 409A.

16.	TRANSFERABILITY OF AWARDS.

(a)

Except as otherwise determined by the Board or the Committee pursuant to the provisions of Section 16(c), no Award or Dividend Equivalent Rights paid with respect to Awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of the Company as the Board or the Committee may determine; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive shares of Common Stock or other property issued under such Award. Except as otherwise determined by the Committee, Options and SARs will be exercisable during a Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)

The Committee may specify at the Grant Date that part or all of the shares of Common Stock that are: (i) to be issued or transferred by the Company upon the exercise of Options or SARs, upon the termination of the period of restriction applicable to Restricted Stock Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 8 of this Plan, will be subject to further restrictions on transfer.

(c)

Notwithstanding Section 16(a), the Board or the Committee may determine that Awards may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more family members (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Board or the Committee, and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

17.

AMENDMENT OR TERMINATION OF PLAN. The Committee may amend, suspend or terminate the Plan at any time. Notwithstanding the foregoing, the Plan may not be amended, suspended or terminated in a manner that would (i) result in the imposition of an additional tax under Section 409A upon a Participant, or (ii) cause an Award that is intended to qualify for the Performance-Based Exception to fail to qualify for the Performance-Based Exception. Moreover, without the approval of the Company’s shareholders, there shall be no amendment of the Plan that would require approval of the Company’s shareholders under any applicable law, regulation or rule, including the rules of any stock exchange or market system upon which the Common Stock may then be listed. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A and all applicable guidance promulgated thereunder.

18.	MISCELLANEOUS PROVISIONS.

18.1.

Compliance with Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the Committee may not take any action that would cause an Award that is intended to qualify for the Performance-Based Exception to fail to qualify for the Performance-Based Exception.

18.2.

Repurchase Rights. Shares of Common Stock issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Common Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Common Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.3.

Re-Pricing. Except for adjustments made pursuant to Section 4.3, the Board or the Committee will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option or SAR to reduce the exercise price or grant price, respectively. No Option or SAR will be cancelled and replaced with awards having a lower exercise price or grant price, respectively, or for another Award, or for cash (other than as provided in Section 12) without further approval of the shareholders of the Company, except as provided in Section 4.3. This Section 18.3 is intended to prohibit the repricing of “underwater” Options or SARs without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 4.3 of this Plan.

18.4.	Forfeiture Events.

(a)

The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service due to the Participant’s conduct constituting a Detrimental Activity. All Awards are subject to reduction, cancellation, forfeiture, or recoupment, in the Committee’s discretion as contemplated and provided under the Company’s claw-back policy, as established by the Committee, or the Board, as it now exists, or as it may be amended from time to time.

(b)

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

18.5.	Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common shareholders.

18.6.

Rights as Employee or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee or Director or interfere with or limit in any way any right of the Company or a Subsidiary to terminate the Participant’s Service at any time. To the extent that an Employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.7.

Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.3 or another provision of the Plan.

18.8.

Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Common Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Common Stock credited to the account of the Participant, (b) by depositing such shares of Common Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Common Stock to the Participant in certificate form.

18.9.	Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.10.

Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards shall be included as compensation for purposes of computing the benefits payable to any Participant under any retirement plan (qualified or non-qualified) or welfare benefit plan of the Company or any Subsidiary unless such other plan expressly provides that such compensation shall be taken into account in computing such benefits.

18.11.

Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.12.

No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or any Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

18.13.

Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Company or any Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or any Subsidiary. The Participants shall have no claim against the Company or any Subsidiary for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.14.

Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Ohio, without regard to its conflict of law rules.

18.15.

Substitute Awards for Awards Granted by Other Entities. Substitute Awards may be granted under this Plan for grants or awards held by employees of a company or entity who become employees of the Company or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Company or a Subsidiary. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

18.16.

Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

Parker

Annual Meeting of Shareholders

October 26, 2016
Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124-4141
(216) 896-3000

Directions to Corporate Headquarters

Lake Erie
Cleveland
Kirtland
I-90
Richmond Rd.
I-271
Mayfield Rd. (322)
Gates Mills
Rt. 6
Cedar Rd.
Landerhaven Corporate Ctr (Parker)
Beachwood
Pepper Pike
Chagrin Blvd.
Chagrin Falls
I-480
Lander Rd.
Brainard Rd.
Cleveland Hopkins Airport
237
Snow Rd.
Rockside Rd.
Rt. 83
I-80
I-77
I-71
N

Mayfield Rd.
SOM Center Rd.
Brainard Rd.
Lander Rd.
I-271 To I-90
Parkland Blvd.
Parker Hannifin
Parkland Blvd.
Allen-Bradley Dr.
Gates Mills
To I-480 and Ohio Turnpike
Landerhaven Drive
Cedar Rd.
N

- ***From the North exiting at Cedar/Brainard:*** Take I-271 south to exit 32 (Landerhaven). Turn left onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the North exiting at Mayfield Rd.:*** Take I-271 south to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Cedar/Brainard:*** Take I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Mayfield Rd.:*** Take I-271 N to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Cleveland Airport:*** Take I-480 east to I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd; then left onto Cedar Rd. At second light make left onto Lander Rd; right on Parkland Blvd., turning left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Downtown:*** Take I-90 east to I-271 south to exit 32 (Landerhaven). Make left onto Brainard Rd., then left onto Cedar Rd. At second light, make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on ` left.

V O T E B Y T E L E P H O N E
c/o Corporate Election Services P.O. Box 1150 Pittsburgh, PA 15230	Have this proxy/voting instruction available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote.
VOTE BY INTERNET
Have this proxy/voting instruction available when you access the website www.cesvote.com, and follow the simple instructions presented to record your vote.
VOTE BY MAIL
Please mark, sign and date this proxy/voting instruction and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return this Proxy/Voting Instruction in the Postage- paid envelope provided

Vote 24 hours a day, 7 days a week!

If you are a participant in one of the Parker-Hannifin Corporation employee saving plans, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 24, 2016 to be counted in the final tabulation. Otherwise, your vote must be received by 6:00 a.m. Eastern Daylight Time on October 26, 2016 to be counted in the final tabulation.

If voting by telephone or Internet, please do not mail this proxy/voting instruction.

  Proxy/voting instruction must be signed and dated below. Please fold and detach card at perforation before mailing.

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 26, 2016.

The undersigned hereby appoints THOMAS L. WILLIAMS, JON P. MARTEN and JOSEPH R. LEONTI, and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 26, 2016, and at any adjournment(s) thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

This card also serves as voting instructions to Fidelity Management Trust Company, as Trustee for shares held in the Parker Retirement Savings Plan, to Sun Life Financial Trust, as Trustee for the Deferred Profit Sharing Plan, Employee Profit Sharing Plan and the Registered Retirement Savings Plan and to Computershare, Inc. and Capita IRG Trustees Limited, as the administrators for the Parker-Hannifin Corporation Global Employee Stock Purchase Plan. The Trustee of the Parker Retirement Savings Plan will vote all uninstructed and unallocated shares in the same proportion as the shares for which the Trustee receives voting instructions.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation or as a fiduciary, attorney, executor, administrator, trustee or guardian, please also give your full title.

Signature

Signature

Date:

ADMISSION CARD

Please bring this ticket and a photo ID if you attend the Annual Meeting.

It will expedite your admittance when presented upon your arrival.

PARKER-HANNIFIN CORPORATION

Annual Meeting of Shareholders

Wednesday, October 26, 2016

at 9:00 a.m.

Company’s Headquarters

6035 Parkland Boulevard

Cleveland, Ohio 44124-4141

  Please fold and detach Admission Card at perforation if attending the Annual Meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You can elect to view future Parker-Hannifin Corporation Annual Reports and Proxy Statements over the Internet, instead of receiving paper copies in the mail. Providing these documents over the Internet can save the Corporation the cost of producing and mailing them. Participation is completely voluntary. If you give your consent, in the future, when, as and if the Corporation elects to provide these documents over the Internet, you will receive notification that will contain the Internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your Internet provider and telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy/voting instruction when you vote by mail.

Proxy/voting instruction must be signed and dated on the reverse side.

  Please fold and detach card at perforation before mailing.

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

IF NO DIRECTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR ITEMS 2, 3, 4 AND 5.

1.	Election of the following individuals as Directors for a term expiring at the Annual Meeting of Shareholders in 2017.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
(01) Lee C. Banks				(08) Joseph Scaminace
(02) Robert G. Bohn				(09) Wolfgang R. Schmitt
(03) Linda S. Harty				(10) Åke Svensson
(04) Robert J. Kohlhepp				(11) James R. Verrier
(05) Kevin A. Lobo				(12) James L. Wainscott
(06) Klaus-Peter Müller				(13) Thomas L. Williams
(07) Candy M. Obourn

2.	Approval to amend our Code of Regulations to establish procedures for advance notice of Director nominations and other business at shareholder meetings.

FOR	AGAINST	ABSTAIN

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017.

FOR	AGAINST	ABSTAIN

4.	Approval of, on a non-binding, advisory basis, the compensation of our Named Executive Officers.

FOR	AGAINST	ABSTAIN

5.	Approval of the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan.

FOR	AGAINST	ABSTAIN

I consent to view future shareholder communications over the Internet as stated above and in the Proxy Statement.

IMPORTANT – THIS PROXY/VOTING INSTRUCTION MUST BE SIGNED AND DATED ON THE REVERSE SIDE.